UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Cambridge Display Technology, Inc.

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Cambridge Display Technology, Inc.

c/o Cambridge Display Technology Limited

2020 Cambourne Business Park

Cambridge CB23 6DW, United Kingdom

+44 (0) 1954 713600

August 20, 2007

Dear Stockholder:

On behalf of the Board of Directors of Cambridge Display Technology, Inc., you are cordially invited to attend a special meeting of stockholders to be held on September 19, 2007 at 9:00 a.m., local time, at 475 Park Avenue South, 5th Floor, New York, New York. At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 31, 2007, by and among Sumitomo Chemical Co., Ltd., its wholly-owned subsidiary Rosy Future, Inc., and CDT, referred to in the accompanying proxy statement as the merger agreement, and to approve the merger contemplated by the merger agreement. If the merger is completed, CDT will become a wholly-owned subsidiary of Sumitomo, and you will receive $12 in cash (without interest) for each share of our common stock that you own.

Our board of directors has unanimously determined that the merger is fair to, and in the best interests of, CDT and its stockholders and recommends that you vote “for” the adoption and approval of the merger agreement and approval of the merger at the special meeting.

We cannot complete the merger unless holders of a majority of the outstanding shares of our common stock vote to adopt and approve the merger agreement and the merger. Several entities associated with Kelso & Company, and certain management stockholders, have severally agreed pursuant to a support agreement with Sumitomo to vote all their shares of CDT common stock, representing approximately 43% of our issued and outstanding shares, in favor of adoption of the merger agreement and the merger. This support agreement would expire if the merger agreement were terminated (including if our board of directors decided to terminate the merger agreement to accept a superior company proposal).

Whether or not you plan to be present at the special meeting, please sign and return your proxy as soon as possible in the enclosed self-addressed envelope so that your vote will be recorded. Your vote is very important.

We encourage you to read the accompanying proxy statement carefully because it explains the proposed merger, the documents related to the merger and other related matters. You can also obtain other information about CDT from documents that we have filed with the Securities and Exchange Commission. If the merger agreement is adopted by the requisite holders of our common stock, the closing of the merger will occur as soon after the special meeting as all of the other conditions to the closing of the merger are satisfied or waived.

Sincerely,

David Fyfe

Chief Executive Officer

This proxy statement is dated August 20, 2007 and is first being mailed to stockholders on or about August 21, 2007.

Cambridge Display Technology, Inc.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held September 19, 2007

To our Stockholders:

Cambridge Display Technology, Inc. will hold a Special Meeting of Stockholders at 9:00 a.m., local time, on September 19, 2007, at 475 Park Avenue South, 5th Floor, New York, New York.

We are holding the Special Meeting:

•

to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 31, 2007, by and among Sumitomo Chemical Co., Ltd. (“Sumitomo”), Rosy Future, Inc. (“Merger Sub”), a direct wholly owned subsidiary of Sumitomo, and Cambridge Display Technology, Inc., and to approve the merger; and

•	to transact such other business as may properly come before the Special Meeting and any adjournments or postponements of the Special Meeting.

Only stockholders of record at the close of business on August 16, 2007 are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements of the Special Meeting. For ten days prior to the Special Meeting, a complete list of stockholders entitled to vote at the Special Meeting will be available at the Corporate Secretary’s office, c/o Cambridge Display Technology Limited, 2020 Cambourne Business Park, Cambridge CB23 6DW, United Kingdom.

The CDT board of directors unanimously recommends that stockholders vote FOR the approval and adoption of the merger agreement and approval of the merger at the Special Meeting.

It is important that your shares are represented at the Special Meeting. Even if you plan to attend the Special Meeting, we hope that you will promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card. This will not limit your rights to attend or vote at the Special Meeting. If you hold shares through a broker or other nominee, you may be able to vote through the internet or by telephone in accordance with the instructions your broker or nominee provides.

You should not send your stock certificates with your proxy card.

By Order of our Board of Directors,

Hilary Charles

Corporate Secretary

Cambridge, United Kingdom

August 20, 2007

APPENDICES

Annex A -	Agreement and Plan of Merger, dated as of July 31, 2007, by and among Sumitomo Chemical Co., Ltd., Rosy Future, Inc. and Cambridge Display Technology, Inc.	A-1
Annex B -	Support Agreement, dated as of July 31, 2007, by and among Sumitomo Chemical Co., Ltd., Cambridge Display Technology, Inc., and the Cambridge Display Technology, Inc. Stockholders named therein	B-1
Annex C -	Fairness Opinion of Cowen and Company, LLC	C-1
Annex D -	Section 262 of the Delaware General Corporation Law	D-1

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you as a Cambridge Display Technology, Inc. stockholder or that you should consider before voting on the merger. To more fully understand the merger, you should read carefully this entire proxy statement and all of its annexes, including the merger agreement, which is attached as Annex A, before voting on whether to approve and adopt the merger agreement. All information in this proxy statement was prepared and supplied by Cambridge Display Technology, Inc., except for the descriptions of the businesses of Sumitomo and Merger Sub contained in this summary below under the heading “The Companies,” and under “The Merger—The Companies” which were supplied by Sumitomo. We encourage you to carefully read this entire document and the documents to which we have referred you.

The Companies (Page 16)

Cambridge Display Technology, Inc.

Cambridge Display Technology, Inc. (“CDT” “us,” “we,” “our”) is a pioneer in the development of light emitting polymers (P-OLEDs) and their use in a wide range of electronic display products used for information management, communications and entertainment. P-OLEDs are part of the family of organic light emitting diodes, or OLEDs, which are thin, lightweight and power efficient devices that emit light when an electric current flows. Our principal executive offices are located at our UK subsidiary, Cambridge Display Technology Limited, 2020 Cambourne Business Park, Cambridge, CB23 6DW, United Kingdom, and our telephone number there is 011 44 1954 713600.

Sumitomo Chemical Co., Ltd.

Sumitomo Chemical Co., Ltd. (“Sumitomo”) is one of Japan’s leading chemical companies, offering a diverse range of products in the fields of basic chemicals, petrochemicals, fine chemicals, IT-related chemicals, agricultural chemicals and pharmaceuticals. While expanding business worldwide and aggressively pursuing cutting-edge research and development, Sumitomo continually strives to contribute to the sustainable development of society through its Responsible Care activities.

The principal executive offices of Sumitomo are located at 27-1, Shinkawa 2-chome, Chuo-ku, Tokyo 104-8260, Japan and its telephone number is +81 3 5543 5102.

Rosy Future, Inc.

Rosy Future, Inc. (“Merger Sub”) is a direct wholly-owned subsidiary of Sumitomo formed solely for the purpose of merging with and into CDT to facilitate the merger.

The mailing address of Merger Sub’s principal executive offices is 27-1, Shinkawa 2-chome, Chuo-ku, Tokyo 104-8260, Japan and its telephone number is +81 3 5543 5102.

The Merger Agreement (Page 37)

Structure and Effective Time; Merger Consideration; Treatment of Stock Options and Restricted Stock Units

In the merger, Merger Sub will merge with and into CDT, with CDT continuing as the surviving corporation and a wholly-owned subsidiary of Sumitomo. At the effective time and as a result of the merger, CDT stockholders will receive $12 in cash (without interest) for each share of our common stock. All of the options to purchase CDT common stock with an exercise price of less than $12 per share (whether or not vested) outstanding as of the effective time of the merger will be cancelled in exchange for a cash payment equal to the product of (1) the excess of $12 over the applicable option exercise price, and (2) the number of shares subject to such option. All restricted stock units (whether or not vested) outstanding as of the effective time of the merger will be cancelled in exchange for a cash payment equal to the product of (1) $12 and (2) the number of shares subject to such restricted stock unit. Any remaining options with exercise prices at or above $12 will be cancelled.

No Solicitation of Company Takeover Proposals

The merger agreement contains certain restrictions on our ability to solicit, initiate, encourage, participate in discussions or negotiations with, approve, endorse, make or authorize any public statement, or enter into an agreement with a third party, with respect to a proposal to acquire all, or any significant interest in, CDT. The merger agreement does not, however, prohibit us or our board of directors from considering and potentially approving and recommending an unsolicited superior proposal from a third party, if we and our board of directors comply with the appropriate provisions of the merger agreement.

Conditions to the Merger

Before the merger can be completed, a number of conditions must be satisfied. These include:

•	approval and adoption of the merger agreement and approval of the merger by CDT’s stockholders;

•	the absence of any judgment or order issued by a court or any government entity which makes the merger illegal or otherwise restrains or prevents the merger;

•

the absence of suits or actions challenging or seeking to make the merger illegal or otherwise prevent the merger or seeking damages that would be material to CDT and its subsidiaries as a whole, assuming the merger has been given effect;

•	absence of any company material adverse effect (as defined in the merger agreement);

•	holders of no more than 10% of the outstanding shares of CDT common stock exercising appraisal rights;

•	performance by each party of its obligations under the merger agreement in all material respects; and

•	accuracy of the parties’ representations and warranties, subject to materiality qualifications.

Consummation of the merger is not subject to a financing condition.

Termination of the Merger Agreement

The merger agreement may be terminated:

•	by mutual written consent of Sumitomo and CDT;

•	by Sumitomo or CDT, if the merger has not been consummated on or before March 31, 2008;

•	by Sumitomo or CDT, if a governmental entity takes any final and nonappealable action prohibiting the merger;

•	by Sumitomo or CDT, if the CDT stockholders do not approve and adopt the merger agreement and the merger;

•

by Sumitomo, if (i) our board withdraws or modifies, or proposes to withdraw or modify, in a manner adverse to Sumitomo, its approval or recommendation of the merger agreement, fails to recommend to CDT stockholders that they give their approval or approves or recommends, or proposes to approve or recommend, another company takeover proposal, (ii) our board fails to reaffirm unconditionally its recommendation to the CDT stockholders that they give their approval (including unconditionally rejecting any third party company takeover proposal) upon Sumitomo’s request, or (iii) the non-solicitation provisions of the merger agreement are breached by us or any of our officers, directors, employees, representatives or agents;

•

by Sumitomo or CDT, if the other party breaches any of its representations, warranties, covenants or agreements in the merger agreement, such that the closing conditions would not be satisfied, and such breach is incurable or, if it is curable, it is not cured within thirty days of written notice of the breach; or

•

by CDT, if we have entered into a definitive agreement with respect to a superior company proposal in accordance with the terms of the merger agreement, subject to payment of the termination fee described below.

We may terminate the merger agreement and enter into an agreement with a third party if CDT stockholders have not adopted the merger agreement, subject to the following requirements:

•	our board has received a superior company proposal (as defined in the merger agreement);

•

in light of such superior company proposal, a majority of our directors has determined in good faith (after having consulted with outside legal counsel) that it necessary for the board to withdraw or modify its approval or recommendation of the merger agreement or the merger in order to comply with its fiduciary duty under applicable law;

•	we have notified Sumitomo in writing of the foregoing determination by the board;

•

at least ten business days following receipt by Sumitomo of that notice, and taking into account any revised written proposal made by Sumitomo since receipt of that notice, such superior company proposal remains a superior company proposal, and a majority of the directors has again made the determinations referenced above, regarding their fiduciary duty;

•

we are in compliance with our non-solicitation obligations under the merger agreement; we pay the required termination fee; and we concurrently enter into a definitive agreement providing for implementation of the superior company proposal.

Termination Fees if the Merger Agreement is Terminated

If the merger agreement is terminated, we have agreed to pay Sumitomo a termination fee of $11.25 million under the following circumstances:

•	if the merger agreement is terminated by CDT because CDT enters into a definitive binding agreement with respect to a superior company proposal; or

•

if the merger agreement is terminated by Sumitomo, because prior to the CDT stockholders’ adoption and approval of the merger agreement and the merger, CDT’s board of directors (i) withdraws or modifies, or proposes to withdraw or modify, in a manner adverse to Sumitomo, its approval or recommendation of the merger agreement or the merger, fails to recommend that CDT stockholders give their approval, or approves or recommends, or proposes to approve or recommend, any company takeover proposal, or (ii) fails to reaffirm unconditionally its recommendation to CDT stockholders that they give the company stockholder approval (including unconditionally rejecting any third party company takeover proposal) upon Sumitomo’s request;

•

if the merger agreement is terminated by Sumitomo because CDT breached or failed to perform any of its representations, warranties, covenants or agreements in the merger agreement, such that the closing conditions would not be satisfied, and such breach is incurable or, if it is curable, it is not cured within thirty days of written notice of the breach and within one year of the termination CDT enters into a definitive agreement with respect to (or consummates) a change of control transaction;

•

if the merger agreement is terminated by Sumitomo because our non-solicitation obligations under the merger agreement are breached by us or any of our officers, directors, employees, representatives or agents, and within one year of the termination CDT enters into a definitive agreement with respect to (or consummates) a change of control transaction;

We have agreed to reimburse Sumitomo for $5 million of its out-of-pocket expenses (of which $1 million would be payable on termination and $4 million plus 5% interest would be payable no later than 15 months after termination) if the merger agreement is terminated by Sumitomo because:

•

we breach or fail to perform any of our representations, warranties, covenants or agreements in the merger agreement, such that the closing conditions would not be satisfied, and such breach is incurable or, if it is curable, it is not cured within thirty days of written notice of the breach; or

•	our non-solicitation obligations under the merger agreement are breached by us or any of our officers, directors, employees, representatives or agents.

In either of the foregoing situations, expense amounts reimbursed to Sumitomo would be credited against any termination fee paid upon a change of control transaction that is agreed (or consummated) in the year following termination.

Finally, we have agreed to reimburse Sumitomo and Merger Sub for specified expenses actually incurred (not to exceed $8 million) under the following circumstances:

•

the merger agreement is terminated by the mutual agreement of Sumitomo and us and within one year of the termination we enter into a definitive agreement with respect to (or consummate) a change of control transaction;

•

the merger agreement is terminated by either Sumitomo or us because the merger fails to close on or prior to March 31, 2008 and within one year of the termination we enter into a definitive agreement with respect to (or consummate) a change of control transaction; or

•

the merger agreement is terminated by either Sumitomo or us because our stockholders vote against the transaction and within one year of the termination we enter into a definitive agreement with respect to (or consummate) a change of control transaction.

The Special Meeting (Page 13)

General; Matters to be Considered

The special meeting of our stockholders will be held on September 19, 2007 at 9:00 a.m. local time, at 475 Park Avenue South, 5th Floor, New York, New York. At the special meeting, you will be asked to consider and vote upon the approval and adoption of the merger agreement and approval of the merger.

Record Date and Quorum; Required Vote

If you owned shares of CDT common stock at the close of business on August 16, 2007, the record date for the special meeting, you are entitled to vote at the special meeting. You have one vote for each share of CDT common stock owned on the record date. As of August 16, 2007, there are 21,631,703 shares of CDT common stock outstanding and entitled to be voted. Approval and adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of CDT common stock. A failure to vote your shares of CDT common stock or an abstention will have the same effect as a vote against the merger.

You may vote by returning the enclosed proxy. If you hold your shares through a broker or other nominee, you may also be able to vote through the internet or by telephone in accordance with instructions your broker or nominee provides.

Shares Owned by CDT Affiliates, Directors and Executive Officers; Support Agreement (Pages 31 to 33)

As of August 16, 2007, our affiliates, directors and current executive officers owned approximately 43% of the outstanding shares of CDT common stock, excluding restricted stock units and options. They have each advised us of their intention to vote all of their shares in favor of approval and adoption of the merger agreement and approval of the merger. Each affiliate and director and executive officer that owns shares of our common stock has also entered into a support agreement with Sumitomo that obligates each of them to vote their shares in favor of the merger, and against any competing transaction. This support agreement would expire if the merger agreement were terminated (including if our board of directors decided to terminate the merger agreement to accept a superior proposal).

Reasons for the Merger; Recommendation of Our Board of Directors (Pages 21-23)

Our board of directors unanimously approved and adopted the merger agreement, and recommends that our stockholders vote in favor of the adoption and approval of the merger agreement and the approval of the merger. You should review the factors that our board considered when deciding whether to approve the merger.

Fairness Opinion of Financial Advisor (Page 23)

In deciding to approve the merger and adopt and approve the merger agreement, our board considered the fairness opinion of our financial advisor Cowen and Company, LLC (“Cowen”).

Opinion of Our Financial Advisor

Cowen delivered its oral opinion to our board on July 31, 2007 (Japan time), which opinion was subsequently confirmed in writing, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth in the opinion, the $12 cash per share in cash consideration to be received by the holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Cowen’s written opinion is attached to this proxy statement as Annex C and is incorporated by reference into this proxy statement. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinions. Cowen’s opinion is addressed to our board, and is one of many factors considered by our board in deciding to approve the merger.

Material United States Federal Income Tax Consequences (Page 29)

For stockholders subject to United States federal income tax, the receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction. In general, a stockholder who receives cash in exchange for shares pursuant to the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares exchanged for cash pursuant to the merger. If the shares exchanged constitute capital assets in the hands of the stockholder, the gain or loss will be capital gain or loss, and, generally speaking, will be long-term capital gain or loss, if the shares have been held by the stockholder for more than one year. The deductibility of capital losses is subject to limitations.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER, AND IS NOT TAX ADVICE. WE RECOMMEND THAT YOU CONSULT YOUR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICABILITY OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Regulatory Matters (Page 31)

We do not believe that any anti-trust, competition law or other regulatory approvals are required in relation to the merger in any jurisdiction.

Appraisal Rights (Page 33)

Under Delaware law, holders of our common stock who do not vote in favor of approving and adopting the merger agreement will have the right to seek appraisal of the fair value of their shares of our common stock as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the merger consideration. Any holder of our common stock intending to exercise such holder’s appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the approval and adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of approval and adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights.

Interest of Certain Persons in the Merger (Page 31)

Our executive officers and directors have interests in the merger that are different from, or in addition to, their interests as CDT stockholders. These interests include:

•	accelerated vesting of their unvested stock options and restricted stock units;

•

for our Chief Executive Officer, if his management status were to change in a manner that meaningfully and detrimentally changes his responsibilities, span of control or authority to operate as the chief executive officer of the Company at the direction of the Board, he has the right to terminate his employment contract for “Good Reason”;

•

all our executive officers, including our Chief Executive Officer, have employment agreements pursuant to which they have an entitlement to receive between six and twelve months notice of termination of employment, or pay in lieu thereof, and are therefore insulated from reorganization by the acquiror; and

•	for all directors and executive officers, indemnification and directors’, officers’ and fiduciaries’ liability insurance.

QUESTIONS AND ANSWERS

Q.	Why am I receiving this proxy statement?

A.	We have entered into a merger agreement with Sumitomo. Upon completion of the merger, CDT will become a wholly-owned subsidiary of Sumitomo and holders of our common stock will be entitled to receive $12 in cash per share, without interest. A copy of the merger agreement is attached to this proxy statement as Annex A.

Q.	What will I receive in the merger?

A.	You will receive $12 in cash, without interest, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will receive $1200 in cash in exchange for your CDT shares.

Q.	What do I need to do now?

A.	We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. After carefully reading and considering the information contained in this proxy statement, please vote your shares of CDT common stock as soon as possible. You may vote your shares by returning the enclosed proxy. In addition, if you hold your shares through a broker or other nominee, you may be able to vote through the internet or by telephone in accordance with instructions your broker or nominee provides. Your proxy materials include detailed information on how to vote.

Q.	How does the CDT board of directors recommend that I vote?

A.	Our board of directors unanimously recommends that CDT stockholders vote “FOR” the adoption and approval of the merger agreement and approval of the merger. You should read “The Merger—Reasons for the Merger” for a discussion of the factors that our board of directors considered in deciding to recommend the approval and adoption of the merger agreement.

Q.	Will I have the right to have my shares appraised if I dissent from the merger?

A.	Yes, you will have appraisal rights. If you wish to exercise your appraisal rights, you must not vote in favor of the merger and you must strictly follow the other requirements of Delaware law. A summary describing the requirements you must meet in order to exercise your appraisal rights is in the section entitled “Appraisal Rights” beginning on page 33 of this proxy statement.

Q.	Where and when is the special meeting?

A.	The special meeting will take place at 475 Park Avenue South, 5th Floor, New York, New York on September 19, 2007 at 9:00 a.m. local time.

Q.	What vote of our stockholders is required to approve and adopt the merger agreement?

A.	For us to complete the merger, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote “FOR” the approval and adoption of the merger agreement and approval of the merger. Accordingly, a failure to vote or an abstention will have the same effect as a vote against approval and adoption of the merger agreement and approval of the merger.

Q.	Have any affiliates, executive officers or directors of CDT agreed to vote in favor of the approval and adoption of the merger agreement as stockholders?

A.	All affiliates, executive officers and directors that hold shares of CDT common stock have agreed to vote as stockholders “for” the approval and adoption of the merger agreement and approval of the merger. They have all entered into a support agreement with Sumitomo that obligates each of them to do so. This support agreement expires under certain circumstances. See “The Merger—Support Agreement.”

Q.	Is the merger expected to be taxable to me?

A.	The receipt of cash in connection in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for stockholders subject to United States federal income tax. For United States federal income tax purposes, generally you will recognize gain or loss as a result of the merger measured by the difference, if any, between the amount of cash received in exchange for shares of our common stock pursuant to the merger and your adjusted tax basis in such shares. You should read “The Merger—Material United States Federal Income Tax Consequences” beginning on page 29 for a more complete discussion of the federal income tax consequences of the merger.

The receipt of cash in exchange for shares of our common stock pursuant to the merger may be a taxable transaction for stockholders subject to taxation in non-US jurisdictions.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the merger.

Q.	What do I do if I want to change my vote?

A.	If you want to change your vote, notify the General Counsel of CDT in writing or submit a new proxy by mail dated after the date of the proxy being changed. Allow enough time for your notice or proxy to be delivered prior to the special meeting. You may alternatively attend the special meeting and vote in person. If you have instructed a broker to vote your shares, however, you must follow the instructions received from your broker to change your vote.

Q.	When is the merger expected to be completed?

A.	We are working towards completing the merger as quickly as possible, and we anticipate that it will be completed by late summer or early fall of 2007. In order to complete the merger, we must obtain stockholder approval and satisfy the other closing conditions under the merger agreement. See “The Merger Agreement—Conditions to Completion of the Merger.”

Q.	Should I send in my stock certificates now?

A.	No, after the merger is completed, the paying agent will send you written instructions for exchanging your CDT stock certificates in order to receive the merger consideration. You must return your CDT stock certificates as described in the instructions. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q.	Where can I find more information about CDT?

A.	We file periodic reports and other information with the Securities and Exchange Commission. This information is available at the Securities and Exchange Commission’s public reference facilities, and the internet site maintained by the Securities and Exchange Commission at http://www.sec.gov. For a more detailed description of the information available, please see the section entitled “Where You Can Obtain Additional Information.”

Q.	Who can help answer my questions?

A.	If you have questions about the special meeting or the merger, need assistance submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, you should contact Georgeson Inc., our proxy solicitation agent, at (866) 733 9484 from the United States or +1 (212) 805 7144 from the rest of the world. If your broker holds your shares, you should also contact your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this proxy statement contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. All statements herein that are not historical facts, including statements about our beliefs, plans, objectives or expectations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other comparable terminology. These statements are only predictions and involve risks, uncertainties and other factors that could cause actual results to differ materially from those which are anticipated. These risks and uncertainties include, but are not limited to:

•	risks that the merger will not be completed;

•	risks that stockholder approval may not be obtained for the merger;

•	adverse developments that could have the effect of delaying or preventing the merger;

•	the reaction of our customers, partners and employees to the proposed merger and the consequent effect on our business;

•	costs and other effects associated with litigation and the protection of our intellectual property rights; and

•	costs related to the merger, as well as other risks detailed from time to time in the reports we file with the U.S. Securities Exchange Commission.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. Other factors and assumptions not identified above could also cause the actual results to differ materially from those set forth in the forward-looking statements. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The forward-looking statements should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and our subsequent Quarterly Reports on Form 10-Q. Our reports on Form 10-K and Form 10-Q are on file with the SEC, and copies are available without charge upon written request to our Corporate Secretary at the address provided in “Where You Can Obtain Additional Information.”

All information contained in this proxy statement specifically relating to Sumitomo and Merger Sub has been supplied by Sumitomo.

RISK FACTORS

You should carefully consider the following factors and the other information in this proxy statement before voting on the proposal to approve and adopt the merger agreement and approve the merger.

We cannot assure you that the merger will provide greater value to you than you would have if CDT continued as an independent public company.

Upon completion of the merger, our stockholders will have the right to receive $12, without interest, for each outstanding share of our common stock held by such stockholder. The closing price per share of our common stock on the NASDAQ Global Market on July 30, 2007, the last trading day before we announced the merger agreement with Sumitomo, was $6.15. During the 12-month period ending on August 16, the most recent date prior to the mailing of this proxy statement, the closing price of our common stock varied from a low of $4.26 to a high of $11.70 and ended that period at $11.65. We are unable to predict with certainty our future prospects or the market price of our common stock. Therefore, we cannot assure you that the merger will provide greater value to you than you would have received if CDT continued as an independent public company.

Failure to complete the merger could have a negative impact on the market price of our common stock and on our business.

If the merger is not completed, the price of our common stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed. In addition, our business and operations may be harmed to the extent that customers, suppliers and others believe that we cannot compete effectively in the marketplace without the merger. We also will be required to pay significant costs incurred in connection with the merger, whether or not the merger is completed. Moreover, under specified circumstances we may be required to pay a termination fee of $11.25 million to Sumitomo in connection with a termination of the merger agreement or to reimburse Sumitomo for their expenses up to $8 million.

The “no solicitation” restrictions and the termination fee provisions in the merger agreement may discourage other companies from trying to acquire CDT.

While the merger agreement is in effect, subject to specified exceptions, we are prohibited from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer for a merger or other business combination transaction with any person other than Sumitomo. In addition, in the merger agreement, we agreed to pay a termination fee to Sumitomo in specified circumstances. These provisions could discourage other parties from trying to acquire our company even though those other parties might be willing to offer greater value to our stockholders than Sumitomo has offered in the merger agreement.

Our directors and officers have potential conflicts of interest that may have influenced their decision to support the merger.

You should be aware of potential conflicts of interest, and the benefits available to directors and officers of CDT, when considering the board’s recommendation of the merger. Our executive officers and directors have interests in the merger that are different from, or in addition to, their interests as CDT stockholders. The CDT board was aware of these conflicts of interest when it approved the merger. These interests include:

•	accelerated vesting of their unvested stock options and restricted stock units;

•

for our Chief Executive Officer, if his management status were to change in a manner that meaningfully and detrimentally changes his responsibilities, span of control or authority to operate as the chief executive officer of the Company at the direction of the Board, he has the right to terminate his employment contract for “Good Reason”;

•

all our executive officers, including our Chief Executive Officer, have employment agreements pursuant to which they have an entitlement to receive between six and twelve months notice of termination of employment, or pay in lieu thereof, and are therefore insulated from reorganization by the acquiror; and

•	for all directors and executive officers, indemnification and directors’, officers’ and fiduciaries’ liability insurance.

See also “The Merger—Interest of Certain Persons in the Merger” on page 31.

THE SPECIAL MEETING

General

This proxy statement is being furnished to CDT stockholders as part of the solicitation of proxies by the CDT board of directors for use at the special meeting to be held at 475 Park Avenue South, 5th Floor, New York, New York, at 9:00 a.m. local time, on September 19, 2007.

Matters to be Considered

The purpose of the special meeting will be to consider and vote upon a proposal to approve the merger and approve and adopt the Agreement and Plan of Merger, dated as of July 31, 2007, by and among Sumitomo, Merger Sub and CDT, referred to in this proxy statement as the merger agreement. We do not expect that any matter other than the proposal to approve the merger and approve and adopt the merger agreement will be brought before the special meeting other than possible postponements or adjournments of the special meeting.

Record Date and Quorum

The holders of record of CDT common stock as of the close of business on August 16, 2007, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 21,631,703 shares of CDT common stock outstanding.

The holders of a majority of the outstanding shares of CDT common stock on the record date represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Shares of CDT common stock held in treasury by CDT are not considered to be outstanding for purposes of determining a quorum. Abstentions and “broker non-votes” will be treated as present for purposes of determining the presence of a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting, unless the holder is present solely to object to the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Required Vote

Each outstanding share of CDT common stock held of record on August 16, 2007 entitles the holder to one vote at the special meeting. In order for your shares of CDT common stock to be included in the vote, you must vote your shares by submitting your proxy by returning the enclosed proxy card by mail, or voting in person at the special meeting. If you hold your shares through a broker or other nominee, you may receive separate voting instructions with the proxy statement. Your broker or nominee may provide voting through the Internet or by telephone. Please contact your broker to determine how to vote.

Completion of the merger requires the approval and adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of CDT common stock. Because the affirmative vote of the holders of a majority of the outstanding shares of CDT common stock entitled to vote at the special meeting is needed to approve the merger agreement, the failure to vote by proxy or in person will have the same effect as a vote against the merger agreement. Abstention and broker non-votes also will have the same effect as a vote against the merger. Accordingly, the CDT board of directors urges stockholders to complete, date, sign and return the accompanying proxy card or, if available, to vote by the Internet or telephone.

Shares Owned by Our Affiliates, Directors and Executive Officers

As of August 16, 2007, the affiliates, directors and executive officers of CDT owned, in the aggregate, shares of CDT common stock (excluding options and restricted stock units), representing approximately 43% of the outstanding shares of CDT common stock. The affiliates, directors and executive officers that own shares of our common stock have informed us that they intend to vote all of their shares of CDT common stock in favor of the approval and adoption of the merger agreement and approval of the merger. Each affiliate, director and officer that owns shares of our common stock has also entered into a support agreement with Sumitomo on July 31, 2007 that obligates each of them to vote their shares in favor of the merger, and against any competing transaction. See “The Merger—Support Agreement.”

Proxies; Revocation

Each copy of this document mailed to CDT stockholders is accompanied by a form of proxy and a self-addressed envelope. You should complete and return the proxy card accompanying this document to ensure that your vote is counted at the special meeting, or at any adjournment or postponement thereof, regardless of whether you plan to attend the special meeting.

You can revoke your proxy at any time before the vote is taken at the special meeting. If you have not voted through your broker, you may revoke your proxy by:

•	submitting written notice of revocation to the Secretary of CDT prior to the voting of the proxy, which is dated a later date than the proxy; or

•	submitting a properly executed later-dated proxy, or voting in person at the special meeting; however, simply attending the special meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

Cambridge Display Technology, Inc.

c/o Cambridge Display Technology Limited

2020 Cambourne Business Park

Cambridge

CB23 6DW

United Kingdom

Attention: Hilary Charles,

General Counsel

If your shares are held in street name, you should follow the instructions of your broker or nominee regarding the revocation of proxies. If your broker or nominee allows you to vote by telephone or the Internet, you may be able to change your vote by voting again by the telephone or the Internet.

All shares represented by valid proxies we receive through this solicitation, which proxies are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” approval and adoption of the merger agreement and approval of the merger. If you vote your shares of CDT common stock through the telephone or the Internet, your shares will be voted at the special meeting as instructed.

CDT Stock Certificates

PLEASE DO NOT SEND YOUR CDT COMMON STOCK CERTIFICATES TO US NOW. AS SOON AS REASONABLY PRACTICABLE AFTER THE EFFECTIVE TIME OF THE MERGER, THE PAYING AGENT WILL MAIL A LETTER OF TRANSMITTAL TO YOU. YOU SHOULD SEND YOUR CDT COMMON STOCK CERTIFICATES ONLY IN COMPLIANCE WITH THE INSTRUCTIONS THAT WILL BE PROVIDED IN THE LETTER OF TRANSMITTAL.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting. A majority in interest of the stockholders present at the special meeting may adjourn the special meeting. Any signed proxies received by CDT will be voted in favor of an adjournment in these circumstances, although a proxy voted “AGAINST” the adoption of the merger agreement will not be voted in favor of an adjournment for the purpose of soliciting additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow CDT’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Effect of Abstentions and Non-Broker Votes

Absent specific instructions from the beneficial owner of shares, brokers may not vote the shares with respect to the approval and adoption of the merger agreement. For purposes of determining approval and adoption of the merger agreement, abstention and broker non-votes will have the same effect as a vote against the merger agreement.

Solicitation of Proxies

CDT will pay for the costs associated with printing and filing this proxy statement and soliciting proxies for the special meeting. Officers and employees of CDT may solicit proxies by telephone or in person. However, they will not be paid for soliciting proxies. CDT also will request that persons and entities holding shares in their names, or in the names of their nominees that are beneficially owned by others, to send proxy materials to and obtain proxies from those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services. CDT has retained Georgeson Inc. to assist in the solicitation of proxies at an anticipated cost of $10,000, plus reimbursement of out-of-pocket expenses.

THE MERGER

Introduction

CDT is seeking approval of its stockholders for the merger and the merger agreement by and among Sumitomo, Merger Sub and CDT. In connection with the merger, CDT stockholders would receive $12 in cash for each share of CDT common stock outstanding immediately prior to the merger.

The Companies

Cambridge Display Technology, Inc.

Cambridge Display Technology, Inc. is a pioneer in the development of light emitting polymers (P-OLEDs) and their use in a wide range of electronic display products used for information management, communications and entertainment. P-OLEDs are part of the family of organic light emitting diodes, or OLEDs, which are thin, lightweight and power efficient devices that emit light when an electric current flows.

Our principal executive offices are located at our UK subsidiary, Cambridge Display Technology Limited, 2020 Cambourne Business Park, Cambridge, CB23 6DW, United Kingdom, and our telephone number there is 011 44 1954 713600.

CDT’s common stock is traded on The Nasdaq Global Market under the symbol “OLED”.

Sumitomo Chemical Co., Ltd.

Sumitomo Chemical is one of Japan’s leading chemical companies, offering a diverse range of products in the fields of basic chemicals, petrochemicals, fine chemicals, IT-related chemicals, agricultural chemicals and pharmaceuticals. While expanding business worldwide and aggressively pursuing cutting-edge R&D, it continually strives to contribute to the sustainable development of society through its Responsible Care activities.

The principal executive offices of Sumitomo are located at 27-1, Shinkawa 2-chome, Chuo-ku, Tokyo 104-8260, Japan and its telephone number is +81 3 5543 5102.

Rosy Future, Inc.

Rosy Future, Inc. is a direct wholly-owned subsidiary of Sumitomo formed solely for the purpose of merging with and into CDT to facilitate the merger.

The principal executive offices of Rosy Future, Inc. are located at 27-1, Shinkawa 2-chome, Chuo-ku, Tokyo 104-8260, Japan and its telephone number is +81 3 5543 5102.

Background of the Merger

(Note: all discussions between the parties described below are called “meetings”. These meetings took place in various locations and via teleconference.)

Our board of directors and senior management periodically have reviewed and assessed our business strategy, the various trends and conditions affecting our business generally, and a variety of strategic and business alternatives available to the company, including the possibility of selling the company if an attractive offer could be obtained. In addition, in the course of our regular, ongoing discussions with other companies in our industry concerning commercial matters, our senior managers, and in 2003 an investment banking firm, from time to time have had informal discussions with some of these companies concerning their possible interest in acquiring or merging with the company. Nothing has ever seriously developed from these discussions other than the merger discussions described below.

In 2001, Sumitomo entered into a license agreement with us for the manufacture and sale of polymer OLED materials and in 2003 took another license to intellectual property, or IP, which we had acquired in late 2002 from Opsys Ltd. In 2004 and 2005 we entered into joint development agreements with Sumitomo and in 2004 entered into a display license option agreement with Sumitomo. In April 2005 we helped Sumitomo acquire the polymer OLED business of Dow Chemical and in November 2005, we formed a joint venture with Sumitomo, named Sumation, to carry out research and development into polymer OLED materials and to manufacture and sell those materials. The assets of Dow Chemical acquired by Sumitomo were contributed to this JV. CDT’s contribution to the Sumation JV was the services of its polymer- OLED materials development group and a royalty holiday on the license granted to Sumitomo in 2004. Under the terms of the joint venture certain put-call arrangements would have come into force in 2010.

In late 2005, we were approached by a financial advisor representing an Asian company and requesting limited due diligence access in relation to a potential acquisition of CDT. We granted limited due diligence but, in early 2006 we were advised that the Asian company would not be making an offer. No further discussions with regard to any acquisition were held with this company.

On February 28, 2007, Dr. SB Cha, our Vice-President Commercial, met with Mr. Jun Yamamoto, General Manager, Corporate Planning and Co-ordination Office of Sumitomo, to prepare for a high level meeting between the two companies which had been scheduled for March 2007 concerning our commercial plans for the future and how these plans would impact on Sumation. Sumitomo introduced at the meeting the possibility it might seek a closer relationship with us so that the commercial strategies of Sumation and ourselves could be better aligned. A closer relationship could include a Sumitomo equity investment in CDT and Sumitomo representation on our board of directors.

On March 13, 2007, Dr. Cha and Mr. Yamamoto met again and discussed how such a strategic alignment would be possible. Various options were discussed including a minority investment by Sumitomo, a majority investment and a 100% acquisition. We agreed to provide written materials to assist Sumitomo in their internal discussions on this matter. Dr. Cha described to Mr. Yamamoto that he had discussed the matter with CDT’s board chairman David Fyfe, and with CDT senior management.

On March 15, 2007 Dr. Fyfe sent a letter to Mr. Kiyohiko Nakae, Managing Executive Officer of Sumitomo, which included some basic financial information about CDT. This letter also indicated that it was our view that, if Sumitomo wanted to significantly influence our strategy for polymer OLED commercialization, then the only effective way of doing so would be to acquire us.

On March 21, 2007, Mr. Michael Black, our Chief Financial Officer, met with Mr. Wakemi and held detailed discussions on the financial information which had been provided to Sumitomo. On March 22, 2007, Dr. Fyfe and Mr. Black met with Mr. Nakae, Mr. Yamamoto and Mr. Wakemi. During this meeting, after hearing why minority or majority ownership would be inappropriate for Sumitomo’s objectives, Sumitomo indicated that they were prepared to make an offer to acquire us.

On March 23, 2007, we initiated discussions with Cowen and Company, LLC with a view to appointing them as financial advisors on the transaction and with Cadwalader, Wickersham and Taft LLP with a view to appointing them to act as our legal counsel on the transaction.

On March 26, 2007, Cowen and Company, LLC presented to our board their advice on managing a potential transaction and whether or not pro-active marketing of CDT would be advisable.

On April 18, 2007, Dr. Fyfe and Mr. Black met with Mr. Nakae, Mr. Yamamoto and Mr. Wakemi. During this meeting, Sumitomo confirmed their intention to offer to acquire 100% of our common stock and indicated a price range of $8 to $9 per share, which was in significantly in excess of the then prevailing market price of our common stock. We replied that their proposal was interesting to us and that, based on its indicative price level, we would be prepared to grant due diligence subject to the execution of a confidentiality agreement. We indicated, however, that the price level of their offer was not sufficient for us to grant exclusivity to them. We also explained to Sumitomo that their indication of interest put us in a difficult position with regard to equity funding since we required additional funding but, since we could not (consistent with the confidentiality agreement) disclose their interest in a potential acquisition, we would be unable to issue equity in order to obtain such funding. We asked if Sumitomo would consider purchasing a license from us, on normal commercial terms and not as a condition to, or as part of, the acquisition discussions, as a mutually beneficial means of providing funding to us. Such a license would also serve to protect Sumitomo’s commercial interests, in case no acquisition was concluded. Sumitomo agreed to negotiate in good faith to enter into such a license agreement and we agreed to attempt to close a license sale by June 30, 2007.

On April 23, 2007, a letter was received from Sumitomo confirming the price range which had been indicated and requesting due diligence facilities. We replied on April 25, 2007 indicating that we would grant due diligence. On April 27, 2007 we entered into a confidentiality and standstill agreement with Sumitomo.

On May 2, 2007 a team from Sumitomo, together with professional advisors, met with our management team and our professional advisors and received detailed management presentations. Further meetings and a site tour were held at our technology development centre on May 3, 2007 and May 4, 2007. Following these meetings an electronic data room was opened and detailed information about CDT was provided. In addition, access was provided to the professional advisors of Sumitomo to visit our sites and meet with certain of our staff.

On May 10, 2007 Dr. Fyfe met with a US company representing Asian interests. This company made a proposal to acquire 51% of our stock by means of an investment in new equity at a price below market. Dr. Fyfe indicated that such a deal would be very difficult for us to agree to as it would prejudice the interests of the minority shareholders.

On May 14, 2007, Dr. Cha and Mr. Black met with Mr. Yamamoto and Mr. Wakemi to review our financial projections. Financial advisors from both sides attended this meeting. During the meeting, we discussed the likely timing of P-OLED technology adoption and the impact of that adoption on our financial projections.

On May 17, Dr. Brown met with Mr. Ikuzo Ogawa, General Manager, Corporate Planning & Coordination Office of Sumitomo, to provide supplementary information on research and development organization and activities.

On May 18, 2007, Dr. Cha met with Mr. Yamamoto. They discussed the due diligence process, including IP due diligence, which Sumitomo indicated was proceeding at a satisfactory pace. Sumitomo indicated that they had not identified any significant and unanticipated issues with the strength of our patent portfolio. Sumitomo indicated that, in due course, their financial advisors would wish to engage in more detailed discussions with our financial advisors with respect to our valuation. Sumitomo indicated that they were prepared to offer a sufficient premium over the current market price in order to ensure that approval by our stockholders would be very likely. Sumitomo indicated that they would like to discuss the transaction with Kelso, our principal stockholder, and to request that they enter into a support agreement simultaneously with the signing of the definitive merger agreement.

On May 24, 2007, Dr. Fyfe met with Mr. Ogawa and Mr. Wakemi to discuss personnel issues with regard to how CDT management and employees would react to an acquisition by Sumitomo. Mr. Ogawa and Mr. Wakemi then held separate management interviews with Dr. Jeremy Burroughes, our Chief Technical Officer, Dr. Scott Brown, our Vice-President of Research and Dr. Jim Veninger, our Vice-President of Technology Development. Later that day, Dr. Fyfe, Mr. Black and Dr. Cha met with Mr. Ogawa and Mr. Wakemi to discuss which stockholders should be asked to sign a support agreement and what other actions could be taken to encourage stockholder approval. We advised Sumitomo that a final offer price which represented a significant premium over market and which properly reflected our value – given recent technical progress and market developments – would be the most significant factor to encourage stockholder approval.

On May 25, 2007, Mr. Black and Dr. Cha met with Mr. Wakemi, together with financial advisors from both sides to further discuss our financial projections. During this discussions, we explained to Sumitomo that our financial model currently only includes our current licensing business and does not include future revenues from our Total Matrix Addressing ™ (“TMA”) technology whose value we did not believe was appropriately reflected in our current stock price.

On June 5, 2007, our board met with our financial advisors and outside counsel and considered options which were available to it, including a possible auction of the company. The directors concluded that continuing as an independent entity was a viable alternative which could generate significant value for stockholders but that selling the company for cash at a significant premium could produce equivalent or better value given the still substantial risk that the technology would not be widely adopted within a reasonable timeframe. The board determined that no action need be taken to actively shop the company since this would put at risk the current proposed transaction with Sumitomo but that any approaches received would have to be considered. The board took into consideration that alternative bidders remained free to make an offer, as Sumitomo had not been granted exclusivity, and that were a definitive agreement concluded with Sumitomo, such an agreement would contain a standard “fiduciary out” provision that would allow the board to evaluate, and if required accept, an alternative superior proposal. Our board agreed that the approach received from the US company representing Asian interests was significantly inferior to Sumitomo’s indicated offer and that we should respond to that company that their proposal was not viable from our point of view.

On June 7, 2007 Dr. Cha met with Mr. Yamamoto and Mr. Wakemi. They agreed that our respective financial advisors should now meet directly to discuss valuation and price. After that meeting, a price negotiation meeting between Sumitomo and ourselves would be arranged.

On June 10, 2007 a further proposal was received from the US company representing Asian interests to acquire 51% of our stock by a combination of buying out existing shareholders through a tender offer and investing in new equity, both at a modest premium to the then current market price of our common stock.

On June 12, 2007, a meeting was held between the financial advisors of Sumitomo and our financial advisors to discuss valuation. Our advisors presented valuation analyses which indicated that, without taking the benefit of any synergies between the two companies, we believed that a price of $12 per share or more was justified.

On June 14, 2007, a written offer was received from another Asian company to acquire us. This written offer indicated a price range significantly superior to the range that had been indicated by Sumitomo. The offer was expressed to be non-binding on the offeror, and was subject to listed terms and conditions.

On June 17, 2007 an e-mail was received from Sumitomo indicating a preliminary list of conditions which would have to be fulfilled as a requirement to the closing of an acquisition. Later that day, Dr. Fyfe met with Mr. Nakae and Mr. Ogawa and informed them that a superior offer had been received from a third party.

On June 18, 2007, Dr. Fyfe met with Mr. Nakae, Mr. Yamamoto, Mr. Ogawa, Mr. Yoshino and Mr. Wakemi. Sumitomo indicated that they were prepared to offer $12 per share for us, such offer to be contingent on a grant of exclusivity and the satisfactory negotiation of definitive documentation. Sumitomo’s indicated $12 per share offer exceeded the high end of the share price range set forth in the offer received in writing on June 14, 2007.

On June 18, 2007, our board met to consider the terms and conditions of Sumitomo’s new offer. Our financial advisors and legal counsel attended that meeting. At that meeting, the board authorized us to enter into a limited duration exclusivity agreement with Sumitomo on the basis of the $12 per share offer.

On June 20, 2007, Dr. Fyfe informed representatives of the Asian company that had submitted an offer that their offer was not sufficiently attractive for us to permit due diligence. On June 22, 2007, a representative of the Asian company informed Dr. Fyfe that his client was considering its position. There has been no further communication with this company on this matter.

On June 21, 2007, Dr. Fyfe received an email from the US company representing Asian interests indicating that it could make an offer to acquire us at a significant premium to the current market price. This premium indicated was substantially inferior to the price being offered by Sumitomo.

Our board met on June 22, 2007 with its financial advisors and legal counsel, and considered, among other matters, the status of discussions with Sumitomo, and their request for exclusive negotiations. Following discussion between external legal counsel for Sumitomo and ourselves, on June 22, 2007 a letter was received from Sumitomo confirming the $12 proposed price provided that exclusivity was granted until July 13, 2007.

On June 23, 2007, Mr. Black and Dr. Cha met Mr. Yamamoto and Mr. Wakemi to discuss how negotiations would proceed during the exclusivity period. A further similar meeting was held between Mr. Black, Mr. Yamamoto and Mr. Wakemi on June 24, 2007.

On June 24, 2007, Dr. Fyfe informed the US company has been representing Asian interests that its offer was not sufficiently attractive for us to permit due diligence. There was no further communication to this company on this matter.

On June 25, 2007, Dr. Fyfe, Mr. Black, Mr. Frank Bynum, one of our directors and a principal of Kelso, our major shareholder, and Mr. Frank Nickell, a senior principal of Kelso, met with Mr. Nakae, Mr. Yamamoto, Mr. Ogawa, Mr. Yoshino, and Mr. Wakemi. During the meeting, Kelso indicated its support for the proposed acquisition. Dr. Fyfe and Mr. Nakae executed a patent license between Sumitomo and CDT (pursuant to which an upfront fee was paid a few days later) and executed an exclusivity agreement which would expire on July 13, 2007 (or earlier, if Sumitomo were to reduce its indicative $12 per share price).

On July 2, 2007 a draft merger agreement was received from Sumitomo. We provided comments on such draft on July 5, 2007. From July 10 through July 13, Mr. Black, Mrs. Hilary Charles, our General Counsel, and Mrs. Emma Jones, our Vice-President of Human Resources and Facilities met with Mr. Yamamoto, Mr. Ogawa, Mr. Toshiyuki Yoshino, General Manager, Corporate Planning and Coordination Office of Sumitomo, Mr. Wakemi and Mr. MacKay, Legal Counsel of Sumitomo, to negotiate the detailed terms of the merger agreement. External legal counsel for both sides attended this series of meetings. The main items to negotiate were firstly, acceptable arrangements for a break-up fee or expense reimbursement to meet our desire that such terms should not preclude consideration of an alternative superior bid after the deal was announced nor prevent us from raising equity funding should the acquisition fail to close, and secondly, reasonable representations, warranties and conditions in the light of our size and the extent of due diligence which had been permitted.

On July 13, 2007, and in light of the progress which had been made in negotiating the merger agreement, our board met and agreed to extend due diligence and exclusivity to August 1, 2007.

On July 23, 2007 and July 24, 2007, Mr. Black and Mr. Wakemi, together with external counsel, met to finalise the merger agreement and support agreement. On July 26, 2007 our board held a lengthy meeting with external counsel and financial advisors and considered the merger agreement and support agreement and a draft financial presentation by Cowen and Company, LLC. On July 31, 2007 (Japan time), our board received Cowen’s formal fairness opinion, then adopted resolutions authorizing senior Company officers to execute the merger agreement and support agreement, and take other actions necessary or appropriate in connection with implementation of the transaction. On July 31, 2007, the merger agreement was signed by CDT and Sumitomo.

Reasons for the Merger

Our board has unanimously (i) determined that the merger is advisable and fair to, and in the best interest of, CDT and our stockholders, (ii) approved the merger agreement and the support agreement and the transactions contemplated thereby, and (iii) recommended that our stockholders vote in favor of the adoption and approval of the merger agreement and the approval of the merger.

In reaching its determination, our board consulted with our management, as well as its legal and financial advisors, and considered the following material facts:

Factors Relating to the Merger Generally:

•

CDT has been developing its P-OLED technology since the company’s inception in 1992. It is taking many years for the technology to achieve widespread commercial adoption. If CDT remains an independent company, there is a risk that we will have to raise significant additional funds on the equity markets, risking substantial dilution of our current stockholders. In addition, equity market conditions have become turbulent in recent weeks, which may make it difficult (or impossible) for us to raise additional equity finance on acceptable terms.

•

In order to be able to control its cash usage, CDT has sold technology services and development services to numerous third parties. While we have always attempted to ensure that such contracts are aligned with our existing technical priorities and serve to drive P-OLED technology adoption by customers, the associated contractual commitments reduce our flexibility to direct our research efforts based on our judgment of appropriate technology priorities.

•	Though proud of the relationships we have forged with large display manufacturers, we have found it difficult for a relatively small company such as CDT to influence their plans.

•

A combination with a company such as Sumitomo will provide increased financial strength and greater resources to develop P-OLED technology. The existing close co-operation between CDT and Sumitomo through our Sumation joint venture means that integration of CDT into the Sumitomo organization should proceed smoothly.

•

Recent announcements by major display makers have been positive for OLED technology in general and P-OLED technology in particular. However, we believe it will take several years for the adoption of P-OLED technology to result in significant royalty revenues due to the time it take to build manufacturing plants and commence production. There are high risks associated with these timelines, and technical problems could further delay commercial production. In addition, other OLED providers may acquire a competitive advantage over us, due to greater resources, or competing technologies (including SM-OLED) may acquire a larger share (relative to P-OLED) of the OLED market than we currently anticipate, or new technologies may render OLED technology obsolete.

The board has weighed the relative certainty of a cash transaction at an attractive premium versus the time and risk involved in creating greater value by remaining independent and concluded that a cash transaction now at the price offered by Sumitomo provides the best available outcome for our stockholders.

Factors Relating to the Specific Terms of the Merger Agreement with Sumitomo:

•

The merger consideration of $12 per share to be received by our stockholders represents a substantial premium to historical trading prices of our common stock. The merger consideration represents a 95% premium over the closing price of our common stock on July 30, 2007, the last trading day prior to the announcement of the transaction; a 101% premium over our average stock price for the three month period ending July 30, 2007; and a 109% premium over our average stock price for the one year period ending July 30, 2007.

•	The merger consideration consists solely of cash, which provides certainty of value to our stockholders.

•	Sumitomo has adequate capital resources to pay the merger consideration, and its obligation to complete the merger is not subject to a financing condition.

•

The merger agreement, subject to the requirements specified therein, allows our board to furnish information to and conduct negotiations with third parties in certain circumstances and, upon payment to Sumitomo of a termination fee of $11.25 million, to terminate the merger agreement to accept a superior company proposal.

•

The support agreement between Sumitomo and our affiliates, officers and directors expire in the event that we terminate the merger agreement, which permits those stockholders to support a transaction involving a superior company proposal.

•	The merger agreement provides reasonable certainty of consummation, because it includes limited conditions to Sumitomo’s obligations to complete merger, including:

•	Sumitomo is generally obligated to close the merger notwithstanding any breaches of CDT’s representations and warranties, unless those breaches would have a material adverse effect on CDT.

•

Although Sumitomo has the right not to complete the merger if changes, among other things, occur that have a material adverse effect on CDT and its subsidiaries, taken as a whole, the effects of conditions generally affecting the United States or United Kingdom economy or general industry conditions to the extent they do not disproportionately affect CDT, any failure in and of itself of CDT to meet analysts’ published revenues or earnings predictions, changes in GAAP or in applicable law, occurring after the date of the merger agreement, or changes arising or resulting from announcement of the merger agreement and the transactions contemplated thereby, are excluded in determining whether any company material adverse effect has occurred.

•

Our board considered the financial presentation by Cowen on July 26, 2007, updated and summarized on July 31, 2007 (Japan time) and its opinion that, as of July 31, 2007 (Japan time), and based on and subject to the matters set forth in its opinion, the consideration to be offered to CDT stockholders in the merger was fair, from a financial point of view, to such stockholders.

•

Our board considered the terms of the merger agreement, as reviewed with its legal advisors, including that the conditions to closing the merger are limited to CDT stockholder approval and other customary conditions, as well as the likely time period necessary to close the transaction.

Potential Negative Factors Relating to the Merger:

The CDT board also considered potential drawbacks or risks relating to the merger, including the following material risks and factors:

•

CDT will no longer exist as an independent company and its stockholders will no longer participate in its growth as an independent company and also will not participate in any synergies resulting from the merger.

•	The merger agreement precludes us from actively soliciting alternative acquisition proposals.

•

We are obligated to pay Sumitomo a termination fee or expense reimbursements of up to $11.25 million if we or Sumitomo terminate the merger agreement under certain circumstances. If Sumitomo were to terminate the merger agreement due to a breach by us, we would have to pay them expense reimbursement of $5 million, plus a further $6.3 million if a change of control transaction occurred within the following year. If the merger agreement were to be terminated due to a decision by our stockholders to vote against the transaction, or if the merger failed to close on or prior to March 31, 2008, then we would have to pay expense reimbursements to Sumitomo of up to $8 million. It is possible that these provisions could discourage a competing proposal to acquire us or that the termination fee could reduce the price in an alternative change of control transaction that was to be implemented in the year following termination.

•

While the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed even if approved by our stockholders. If the merger does not close, we may incur significant risks and costs, including the possibility of disruption to our operations, diversion of management and employee attention, employee attrition and the effect on business relationships and the potential effect on business and customer relationships.

•

Certain of our directors and officers may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, and in addition to, those of our other stockholders.

•	The gain from an all-cash transaction would be taxable to our tax-paying shareholders subject to United States federal income tax and also the tax codes of other jurisdictions.

While our board of directors considered potentially negative and potentially positive factors, the board of directors concluded that, overall, the potentially positive factors outweighed the potentially negative factors.

The foregoing discussion is not intended to be exhaustive, but we believe it addresses the material information and factors considered by the CDT board of directors in its consideration of the merger. In view of the number and variety of factors and the amount of information considered, our board did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, our board did not undertake to make any specific determination as to whether any particular factor, or any aspect or any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of our board of directors may have given different weights to different factors.

Recommendation of Our Board of Directors

At a meeting on July 31, 2007 (Japan time), our board of directors unanimously determined that the merger is fair to, and in the best interest of, CDT and its stockholders and that the merger is advisable and approved the merger agreement and recommended that CDT stockholders vote in favor of the adoption and approval of the merger agreement and the approval of the merger.

Fairness Opinion of Cowen and Company, LLC

On July 31, 2007 (Japan time), Cowen delivered its opinion to the CDT Board of Directors that, subject to the various assumptions set forth therein, as of July 31, 2007 (Japan time), the consideration to be received in the merger was fair, from a financial point of view, to the stockholders of CDT.

The full text of the written opinion of Cowen, dated July 31, 2007 (Japan time), is attached as Annex C and is incorporated herein by reference. Holders of CDT common stock are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Cowen. The summary of the written opinion of Cowen set forth herein is qualified in its entirety by reference to the full text of such opinion. Cowen’s analyses and opinion were prepared for and addressed to the CDT Board of Directors and are directed only to the fairness, from a financial point of view, to the CDT stockholders, of the consideration to be received in the merger, and do not constitute an opinion as to the merits of the Merger or a recommendation to any stockholder as to how to vote on the proposed merger. The consideration to be received in the merger was determined through negotiations between CDT and Sumitomo and not pursuant to recommendations of Cowen.

In arriving at its opinion, Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

•	A draft of the Agreement dated July 27, 2007, which was the most recent draft made available to Cowen;

•

Certain publicly available financial and other information for CDT, including equity research and Reuters estimates, and certain other relevant financial and operating data furnished to Cowen by CDT management;

•	Certain internal financial analyses, financial forecasts, reports and other information concerning, CDT prepared by its management;

•

Discussions Cowen has had with certain members of CDT’s management concerning the historical and current business operations, financial conditions and prospects of CDT and such other matters Cowen deemed relevant;

•	Operating results of CDT as compared to the operating results of certain publicly traded companies Cowen deemed relevant;

•	The reported price and trading histories of the shares of CDT common stock as compared to the reported price and trading histories of certain publicly traded companies Cowen deemed relevant;

•	Certain financial terms of the merger as compared to the financial terms of certain selected business combinations Cowen deemed relevant;

•	Based on CDT’s forecasts, the cash flows generated by CDT on a stand-alone basis to determine the present value of the discounted cash flows; and

•	Such other information, financial studies, analyses and investigations and such other factors that Cowen deemed relevant for the purposes of its opinion.

In conducting its review and arriving at its opinion, Cowen, with CDT’s consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by CDT and Sumitomo or which was publicly available. Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, this information. In addition, Cowen did not conduct any physical inspection of the properties or facilities of CDT. Cowen further relied upon the assurance of management of CDT that they were unaware of any facts that would make the information provided to Cowen incomplete or misleading in any respect. Cowen, with CDT’s consent, assumed that the financial forecasts provided to Cowen were reasonably prepared by the management of CDT, and reflected the best available estimates and good faith judgments of such management as to the future performance of CDT. Management of CDT confirmed to Cowen, and Cowen assumed with CDT’s consent, that each of the financial forecasts, and the Reuters estimates and analyst projections utilized in Cowen’s analyses with respect to CDT, provided a reasonable basis for its opinion.

Cowen did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of CDT, nor was Cowen furnished with these materials. With respect to all legal matters relating to CDT, Cowen relied on the advice of legal counsel to CDT. Cowen’s services to CDT in connection with the merger were comprised of rendering an opinion from a financial point of view as to the fairness of the consideration to be received in the merger. Cowen’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by Cowen on the date of its opinion. It should be understood that although subsequent developments may affect its opinion, Cowen does not have any obligation to update, revise or reaffirm its opinion and Cowen expressly disclaims any responsibility to do so. Additionally, Cowen was not authorized or requested to, and did not, solicit alternative offers for CDT or its assets, nor did Cowen investigate any other alternative transactions that may be available to CDT.

In rendering its opinion, Cowen assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without waiver thereof. Cowen assumed that the final form of the merger agreement would be substantially similar to the last draft received by Cowen prior to rendering its opinion. Cowen also assumed that any and all governmental, regulatory and other consents and approvals contemplated by the Merger agreement would be obtained.

Cowen’s opinion does not constitute a recommendation to any stockholder as to how such person should vote on the merger agreement and proposed merger. Cowen’s opinion is limited to the fairness, from a financial point of view, of the consideration to be received by CDT stockholders pursuant to the merger. Cowen expresses no opinion as to the underlying business reasons that may support the decision of the CDT board to approve, or CDT’s decision to consummate, the merger.

The following is a summary of the principal financial analyses performed by Cowen to arrive at its fairness opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the management of CDT the assumptions on which such analyses were based and other factors, including the historical and projected financial results of CDT. No limitations were imposed by the CDT board with respect to the investigations made or procedures followed by Cowen in rendering its opinion.

Analysis of Premiums Paid in Selected Transactions. Cowen reviewed the premium of the offer price over the one trading day spot price, the one-week spot price and the 30 trading day spot price prior to the announcement date of selected public acquisition transactions for (i) public technology-sector transactions from $200 million to $500 million since January 1, 2004 and (ii) public, 100% cash consideration technology-sector transactions from $200 million to $500 million since 2004 (the “Technology Transactions”).

The following table presents the premium of the offer prices over the one trading day spot price, the one-week spot price and the 30 trading day spot price prior to the announcement date for the Technology Transactions, and the premiums implied for CDT. The information in the table is based on the closing price of CDT common stock on July 27, 2007.

			Implied Price
	1st Quartile	3rd Quartile	1st Quartile	3rd Quartile
Premiums Paid to Stock Price:
Spot price one day prior to announcement	17.9%	40.5%	$7.19	$8.57
Spot price one week prior to announcement	19.5%	41.6%	$7.59	$8.99
Spot price 30 trading days prior to announcement	22.4%	47.1%	$6.94	$8.34

Discounted Future Public Value Analysis. Cowen estimated a range of values for CDT based upon the discounted present value of the implied Equity Value of CDT for calendar years 2010 and 2011 by applying 2007 and 2008 trading multiples of selected relevant IP licensing companies (the “Selected IP Licensing Companies”). The Selected IP Licensing Companies were:

•	DivX, Inc.

•	Dolby Laboratories

•	DTS, Inc.

•	ARM Holdings PLC

•	MIPS Technologies, Inc.

•	Mosaid Technologies, Inc.

•	MoSys, Inc.

•	Rambus

•	Teserra Technologies

This analysis was based upon two financial forecasts provided by CDT management (“Projection Case 1” and “Projection Case 2”) for 2010 and 2011, including management projections of EBITDA and Net Income on a fully taxed basis. In performing this analysis, Cowen utilized discount rates of 20.0% to 25.0%. Cowen also utilized, based on the 2007 and 2008 trading multiples of the Selected IP Licensing Companies, multiple ranges of 14 times to 16 times for 2010 EBITDA, 10 times to 12 times for 2011 EBITDA, 20.0 times to 25.0 times for 2010 tax effected Net Income and 15.0 times to 20.0 times for 2011 tax effected Net Income. The following are the results of the Discounted Future Public Value Analysis:

	Equity Value Per Share Reference Range
Projection Case 1
EBITDA	$12.20	$17.35
Net Income	$9.87	$18.70

Projection Case 2
EBITDA	$7.59	$11.46
Net Income	$5.73	$12.80

Discounted Cash Flow Analysis. Cowen estimated a range of values for CDT common stock based upon the discounted present value of the projected after-tax cash flows of CDT described in the financial forecasts provided by the CDT management for the fiscal years 2007 through 2011, and of the terminal values of CDT based upon multiples of EBITDA. This analysis was based upon certain assumptions described by, projections supplied by and discussions held with the management of CDT. In performing this analysis, Cowen utilized discount rates for CDT ranging from 20.0% to 25.0%. The discount rates were selected based on a weighted average cost of capital calculation for CDT. Cowen utilized terminal multiples of revenue for CDT ranging from 14.0 times to 16.0 times based on the Selected IP Licensing Companies.

Utilizing this methodology, the per share equity value of CDT ranged from $10.50 to $13.08 per share, based on the Projection Case 1 financial forecasts; and $5.99 to $7.48 per share, based on the Projection Case 2 financial forecast.

Analysis of Selected Publicly Traded Companies. To provide contextual data and comparative market information, Cowen compared selected projected operating and financial data and ratios for CDT to the corresponding projected financial data and ratios of relevant display sector and IP licensing companies (the “Selected Companies”), whose securities are publicly traded and which Cowen believes have operating, market valuation and trading valuations similar to what might be expected of CDT. The Selected Companies were:

•	Universal Display Corporation

•	Microvision

•	DivX, Inc.

•	Dolby Laboratories

•	DTS, Inc.

•	Genesis Microchip

•	Leadis Technology

•	Pixelworks

•	Supertex

•	Trident Microsystems

•	ARM Holdings PLC

•	MIPS Technologies, Inc.

•	Mosaid Technologies, Inc.

•	MoSys, Inc.

•	Rambus

•	Tessera Technologies

Cowen utilized the following multiples based on the Selected Companies.

Multiple Reference Range
Enterprise Value as a ratio of:
Projection Case 1
2007 Revenue	7.5x	15.0x
2008 Revenue	5.0x	10.0x
2008 EBITDA	10.0x	15.0x

Projection Case 2
2007 Revenue	7.5x	15.0x
2008 Revenue	5.0x	10.0x
2008 EBITDA	10.0x	15.0x

The data and ratios included the Enterprise Value of the Selected Companies as multiples of projected revenues for the calendar year 2007 and Enterprise Value of the Selected Companies as multiples of projected revenue and EBITDA for calendar year 2008.

The following table presents, for the periods indicated, the multiples implied by the ratio of Enterprise Value to calendar year 2007 revenues and the ratio of Enterprise Value to calendar year 2008 revenues and 2008 EBITDA.

	Equity Value Per Share Reference Range
Projection Case 1
2007 Revenue	$9.12	$17.24
2008 Revenue	$8.68	$16.37
2008 EBITDA	$4.93	$6.93

Projection Case 2
2007 Revenue	$7.54	$14.10
2008 Revenue	$7.54	$14.10
2008 EBITDA	$3.19	$4.34

Although the Selected Companies were used for comparison purposes, none of those companies is directly comparable to CDT. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies or CDT to which they are being compared.

Analysis of Selected Transactions. Cowen reviewed the financial terms, to the extent publicly available, of selected transactions (the “Precedent Transactions”) involving the acquisition of public companies in the Display and Display related industry, which were announced since January 1, 2004. These transactions were (listed as acquiror/target):

•	Koninklijke Philips Electronic / Color Kinetics Inc.

•	Royal Philips / TIR Systems

•	Cree Inc / COTCO Luminant Device Ltd.

•	Epistar Corp / Epitech Technology Corp

•	SunPower / PowerLight

•	Flextronics International Ltd / International DisplayWorks Inc.

•	General Electric Company / GELCore

•	Epistar Corp / United Epitaxy Co Ltd

•	Merck KGaA / Avecia

•	QUALCOMM Inc / Iridigm Display Corp

Cowen reviewed the market capitalization of common stock plus total debt less cash and equivalents (“Enterprise Value”) paid in the Precedent Transactions as a multiple of the estimated last twelve months (“LTM”) and estimated next twelve month (“NTM”) revenue.

The following table presents, for the periods indicated, the multiples implied by the ratio of Enterprise Value to LTM and NTM revenue.

	Multiple Reference Range		Equity Value Per Share Reference Range
Enterprise Value as a ratio of:
LTM Revenue	5.0x	10.0x	$3.01	$5.12
NTM Revenue	2.5x	7.5x	$2.81	$6.60

Although the Industry Transactions were used for comparison purposes, none of those transactions is directly comparable to the Merger, and none of the companies in those transactions is directly comparable to CDT. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or CDT to which they are being compared.

Stock Trading History. Cowen analyzed the closing prices of CDT common stock over various periods ending July 27, 2007. The table below illustrates the stock prices for those periods and the premium or discount implied by the consideration to be received in the merger to the historical stock price.

Historical Time Period	Stock Price	Premium (Discount) Implied by Merger Consideration
1 Day Spot	$6.21	93.2%
20 Day Spot	$6.14	95.4%
30 Day Spot	$5.67	111.7%
60 Day Spot	$5.13	133.9%
90 Day Spot	$5.89	103.7%
180 Day Spot	$7.31	64.2%
52-Week High	$7.64	57.1%
52-Week Low	$4.42	171.5%
30 Day Average	$6.37	88.3%
60 Day Average	$6.00	100.1%
90 Day Average	$5.80	106.9%
180 Day Average	$5.74	109.2%
52-Weeks	$6.43	86.6%

The summary set forth above does not purport to be a complete description of all the analyses performed by Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and,

therefore, such an opinion is not readily susceptible to partial analysis or summary description. Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Cowen believes, and has advised the CDT board, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of CDT. These analyses performed by Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. The analyses supplied by Cowen and its opinion were among several factors taken into consideration by the CDT board in making its decision to enter into the merger agreement and should not be considered as determinative of such decision.

Cowen was selected by the CDT board to render an opinion to the CDT board because Cowen is a nationally recognized investment banking firm and because, as part of its investment banking business, Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Cowen is providing financial services for CDT for which it will receive customary fees. In addition, in the ordinary course of its business, Cowen and its affiliates trade the equity securities of CDT for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. Cowen and its affiliates in the ordinary course of business have from time to time provided to CDT, and in the future may provide to Sumitomo, commercial and investment banking services, and have received and may in the future receive fees for the rendering of such services. In particular, in 2004, Cowen acted as lead manager of CDT’s initial public offering and in 2005, acted in connection with a CDT private placement, and Cowen were acknowledged by the board to have a deep knowledge of CDT.

Pursuant to the Cowen engagement letter, if the merger is consummated, Cowen will be entitled to receive a transaction fee equal to $3,711,334. CDT has also agreed to pay a fee of $300,000 to Cowen for rendering its opinion, which fee shall be credited against any transaction fee paid. Additionally, CDT has agreed to reimburse Cowen for its out-of-pocket expenses, including attorneys’ fees, and has agreed to indemnify Cowen against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with Cowen, which are customary in transactions of this nature, were negotiated at arm’s length between CDT and Cowen, and the CDT board was aware of the arrangement, including the fact that a significant portion of the fee payable to Cowen is contingent upon the completion of the merger.

Material United States Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences of the merger to United States Holders (as defined below) of our common stock whose shares are converted into the right to receive cash under the merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. This summary assumes that shares of our common stock are held as capital assets. It does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to other types of holders, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	broker-dealers;

•	traders;

•	expatriates and certain former citizens or long-term residents of the United States;

•	tax-exempt organizations;

•	Non-United States Holders (as defined below);

•	persons who are subject to alternative minimum tax;

•	persons who hold their shares of common stock as a position in a “straddle” or as part of a “hedging”, “conversion” or other risk reduction transaction;

•	persons deemed to sell their shares of common stock under the constructive sale provisions of the Code;

•	persons that are S-corporations, partnerships or other pass-through entities;

•	persons that have a functional currency other than the United States dollar; or

•	persons who acquired their shares of our common stock upon the exercise of stock options or otherwise as compensation.

In addition, this discussion does not address any state, local or foreign tax consequences of the merger, and this summary does not address the tax consequences to holders of our common stock who exercise appraisal rights under Delaware law.

We urge each holder of our common stock to consult his or her own tax advisor regarding the United States federal income or other tax consequences of the merger to such holder.

For purposes of this discussion, a “United States Holder” means a holder that is:

•	an individual citizen or resident of the United States;

•

a corporation or other entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust (a) the administration over which a United States court can exercise primary supervision and all of the substantial decisions of which one or more United States persons have the authority to control and (b) certain other trusts considered United States Holders for federal income tax purposes.

A “Non-United States Holder” is a holder other than a United States Holder.

Consequences of the Merger

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a United States Holder who receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of our common stock exchanged for cash pursuant to the merger. Any such gain or loss would be long-term capital gain or loss if the holding period for the shares of our common stock exceeded one year. Long-term capital gain of noncorporate taxpayers are generally taxable at a maximum rate of 15%. Capital gain of corporate stockholders are generally taxable at the regular tax rates applicable to corporations. The deductibility of capital losses is subject to limitations.

Backup Withholding

Backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a holder who (1) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to holders of our common stock after completion of the merger or (2) is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the IRS.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER, AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Regulatory Matters

While we do not believe that the transaction requires any United States or foreign anti-trust, competition law or other regulatory approvals, Sumitomo and CDT have agreed to cooperate to obtain such approvals should they reasonably agree that such approvals are indeed required.

While we believe that no regulatory approvals will be required, there can be no assurance that Sumitomo and CDT will not in due course discover that it is necessary to obtain such approvals necessary or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or require changes to the terms of the merger. These conditions or changes could require the grant of a complete or partial license, a divestiture or spin-off, or the holding separate of assets or businesses and, if such required actions are not immaterial, could result in the conditions to Sumitomo’s obligation to complete the merger not being satisfied.

In addition, at any time before or after the completion of the merger, the Antitrust Division, the Federal Trade Commission or others could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture by us or Sumitomo of substantial assets. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed.

Interest of Certain Persons in the Merger

In considering the recommendation of our board of directors with respect to the merger agreement, CDT’s stockholders should be aware that some of our executive officers and directors have interests in the merger and have arrangements that are different from, or in addition to, those of CDT’s stockholders generally. These interests and arrangements may create potential conflicts of interest. Our board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that CDT’s stockholders vote in favor of approving the merger agreement.

Stock Options and Other Equity-Based Awards

The merger agreement provides that, upon completion of the merger, options to purchase CDT common stock that are vested and exercisable and have an exercise price lower than $12 per share, including those held by CDT’s executive officers and directors, will be terminated and exchanged for cash upon the completion of the merger in an amount determined by multiplying the excess of $12 over the applicable per share exercise price of each such option by the number of shares subject to each such option, reduced by any applicable tax withholding obligations. In addition, certain officers and directors have restricted stock units which will vest on this change of control resulting in the shares so issued being paid out at $12. Based on the restricted stock unit and option holdings of CDT’s executive officers and directors that will be vested and exercisable as of the closing of the merger (and assuming that none of the directors or executive officers exercise or forfeit any of these options prior to the completion of the merger), upon completion of the merger, David Fyfe, Chief Executive Officer, Michael Black, Chief Financial Officer, Scott Brown, Vice-President of Research, Jim Veninger, Vice-President of Technology Development and Jeremy Burroughes, Chief Technical Officer, and the directors of CDT, as a group (excluding any of the directors named individually in this paragraph), would receive cash payments, upon completion of the merger, in amounts equal to approximately $5.2 million, $1.2 million, $2.8 million, $1.0 million, $2.8 million and $0.2 million respectively, with respect to their vested restricted stock units and exercisable stock options described in this paragraph. (The foregoing amounts do not include merger consideration payable in respect of outstanding shares of common stock owned by these individuals.) SB Cha, our former Vice-President of Commercial, who resigned on June 30, 2007, has entered into a consultancy agreement with us pursuant to which 80,000 restricted stock units which would otherwise have been forfeit upon his resignation, will continue to vest. The Company entered into this agreement with Dr. Cha because he had paid an important role in the negotiation of this transaction and the Company wished to retain his services until the transaction closes and to reward him for his contribution to it.

Employment Agreements

Pursuant to the employment agreement of David Fyfe, our Chief Executive Officer, he is entitled to a special pension as described below.

Special Pension Provision. On the earlier of December 31, 2008 or the date of termination of Executive’s employment with the Company due to his death, due to disability, by written notice delivered to Executive by the Company of his termination without Cause, by Executive for Good Reason, the Company shall pay to Executive a pension sum of $100,000 per annum for each of five (5) years, such pension to be paid in monthly installments. However, if the pension shall become payable because of the Executive’s death prior to Separation from Service, such pension shall be paid promptly in one lump sum to his surviving spouse, if any, or his estate if there is no surviving spouse. If the pension shall become payable for any other reason it shall be paid in monthly installments commencing as of the first day of the month following the Executive’s Separation from Service. In the event of the Executive’s death following Separation from Service, the six month delay, if any, in benefit commencement shall be waived and the balance of any pension payments shall be paid promptly in one lump sum to his surviving spouse, if any, or his estate if there is no surviving spouse. Promptly following a Change in Control, the Company shall promptly pay to the Executive, in a single lump sum, the amount that remains due to him pursuant to this section as of such date. For the avoidance of doubt, the Executive shall not be entitled to any pension payments under this if his employment is terminated by the Company for Cause or by Executive without Good Reason on or prior to December 31, 2008.

If, following a change of control, Dr. Fyfe’s management status were to change in a manner that meaningfully and detrimentally changes his responsibilities, span of control or authority to operate, he has the right to terminate his employment contract for “Good Reason”.

Termination of Dr. Fyfe’s employment by either party, other than termination by us for cause, must be preceded by 12 months’ notice. Upon termination of Dr. Fyfe’s employment due to death or disability, by us without cause or by Dr. Fyfe for good reason, he will be entitled to (1) all accrued salary and vested benefits payable under the terms of the plan or policy under which they have accrued, (2) a pro-rata annual bonus payable in a lump sum within 30 days of termination and (3) his pension payments as described above. Upon termination of Dr. Fyfe’s employment by us without cause or by Dr. Fyfe for good reason, he will also receive severance in the amount of his base salary through the end of his term, payable monthly, and benefit coverage through the end of his term. Dr. Fyfe’s employment agreement will expire on December 31, 2008, unless terminated prior to that date. Dr. Fyfe is currently holding discussions with a view to entering into a new employment agreement to cover the period to December 31, 2009.

Mr. Michael Black, Chief Financial Officer, expects to terminate his current employment agreement with CDT during the first half of 2008. Pursuant to the notice period provisions in Mr. Black’s employment agreement, it is anticipated that he will be offered a termination payment of approximately $0.3 million upon such termination. In addition, Mr. Black will be paid a bonus of $0.1 million when the Merger closes, subject to approval by the compensation committee of our board.

Dr. Jeremy Burroughes, Dr. Scott Brown and Mr. Jim Veninger expect to continue working for CDT pursuant to their current employment agreements following the Merger, under their existing terms and conditions. They will be offered retention bonuses, in addition to their current contractual annual bonuses, with a maximum value of approximately $0.65 million each, the level of such bonuses to be contingent upon their continued employment with us until December 31, 2009 and the achievement of technical milestones. Any retention bonuses which have been earned will be paid in early 2010.

All unvested stock options and unvested restricted stock units held by all of our executive officers, including our Chief Executive Officer, will vest upon change of control.

Indemnification and Insurance

In addition, the CDT directors and officers are entitled to continued indemnification and insurance coverage under the merger agreement. See “The Merger Agreement—Indemnification and Insurance.”

Support Agreement

Kelso Investment Associates VI, KEP VI LP, Magnetite Asset Investors LLC, Cardinal Court Investors, David Fyfe, SB Cha and Ian Chao have all entered into a support agreement with Sumitomo and CDT that, among other things, obligates them, severally and not jointly, to:

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vote all their shares for the merger and the approval and adoption of the merger agreement and for any other actions that are necessary, as determined by Sumitomo and CDT, in furtherance of the merger agreement and the merger;

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vote all their shares against any proposal made in opposition to, or in competition with, the merger or merger agreement, or any action or agreement that would result in CDT’s breach of any representation, warranty, covenant or other obligation under the merger agreement;

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vote all their shares against any merger agreement or merger (other than this merger agreement and merger), or any acquisition proposal, consolidation, business combination, reorganization, recapitalization, dissolution, liquidation or winding up of CDT or its subsidiaries;

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vote all their shares against any material change in the capitalization or corporate structure, or any sale, lease, license or transfer of any significant part of the assets, of CDT or its subsidiaries, unless CDT is permitted to enter into such transaction under the merger agreement; and

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vote all their shares against any amendment to CDT’s or its subsidiaries’ charter documents or any action intended or reasonably expected to impede, frustrate, prevent, interfere with, delay, postpone or adversely affect the merger agreement or the merger.

Under the support agreement, each such stockholder has given his proxy to Sumitomo to vote with respect to the above mentioned matters. Each such stockholder is also restricted from transferring his CDT shares or granting a proxy or entering into a voting agreement with respect to his shares in connection with an acquisition proposal. The support agreement expires on the earlier of the effective date of the merger or the date the merger agreement is terminated in accordance with its terms.

Appraisal Rights

Pursuant to Section 262 of the Delaware General Corporation Law (the “DGCL”), any holder of CDT common stock who does not wish to accept the Sumitomo merger consideration may dissent from the merger and elect to have the fair value of his or her shares of CDT common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined by the Delaware Court of Chancery and paid to the stockholder in cash, together with a fair rate of interest, if any, provided that the stockholder complies with the provisions of Section 262 of the DGCL. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this proxy statement as Annex D. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of CDT common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of CDT common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly and in a timely manner the steps summarized below to perfect appraisal rights. Because of the complexity of the appraisal procedures, CDT believes that stockholders who consider exercising these rights should seek the advice of counsel.

Under Section 262 of the DGCL, where a merger is to be submitted for approval at a special meeting of stockholders, as in the case of the adoption of the merger agreement by CDT’s stockholders, the corporation must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL not less than 20 days before the special meeting. This proxy statement shall constitute the notice, and the applicable statutory provisions are attached to this proxy statement as Annex D. Any holder of CDT common stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so, should carefully review the following discussion and Annex D because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under Delaware law.

Stockholders wishing to exercise the right to dissent from the merger and seek an appraisal of their shares must do ALL of the following:

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The stockholder must not vote in favor of the adoption of the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against adoption of the merger agreement.

•	The stockholder must deliver to CDT a written demand for appraisal before the vote on the adoption of the merger agreement is taken at the special meeting.

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The stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger since appraisal rights will be lost if the shares are transferred before the effective time of the merger.

•	The stockholder must file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares within 120 days after the effective time of the merger.

If the stockholder fails to comply with these conditions and the merger is completed, the stockholder will be entitled to receive the cash payment per shares of CDT common stock owned as provided for in the merger agreement, but the stockholder will have no appraisal rights.

Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Only a holder of record of shares of CDT common stock issued and outstanding immediately prior to the effective time of the merger may assert appraisal rights for the shares of CDT common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates, should specify the stockholder’s name and mailing address, the number of shares of CDT common stock owned and that the stockholder intends to demand appraisal of his or her CDT common stock. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by that nominee.

A stockholder who elects to exercise appraisal rights pursuant to Section 262 of the DGCL should, before the vote on the merger agreement is taken at the special meeting, mail or deliver a written demand to: Hilary Charles, General Counsel, Cambridge Display Technology, Inc. c/o. Cambridge Display Technology Limited, 2020 Cambourne Business Park, Cambridge, CB23 6DW, United Kingdom.

If the merger agreement is adopted, CDT will give written notice of the effective time of the merger within 10 days after the effective time of the merger to each former stockholder of CDT who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of CDT common stock held by all dissenting stockholders entitled to appraisal. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL. Failure to do so could nullify the stockholder’s previously written demand for appraisal.

Under the merger agreement, CDT has agreed to give Sumitomo prompt notice of any demands for appraisal received by it and withdrawals of those demands. Sumitomo will have the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. CDT will not, except with the prior written consent of Sumitomo settle, offer to settle or make any payment with respect to any demands for appraisal.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of those shares. The surviving corporation must mail this statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later.

If a petition for appraisal is timely filed, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the court for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal, the Delaware Court of Chancery will determine the fair value of the shares of CDT common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining the fair value, the Delaware Court of Chancery will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, in cases of unfair dealing, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery may determine the fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise be entitled to receive under the merger agreement. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceeding will be determined by the Delaware Court of Chancery and taxed against the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

STOCKHOLDERS SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 OF THE DGCL COULD BE GREATER THAN, THE SAME AS, OR LESS THAN THE VALUE MERGER CONSIDERATION. THE OPINION OF COWEN IS AN OPINION AS TO FAIR VALUE UNDER SECTION 262 OF THE DGCL.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger).

Any stockholder may withdraw a demand for appraisal and accept the merger consideration by delivering to the surviving corporation a written withdrawal of the demand for appraisal, except that (1) any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving corporation and (2) no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and the approval may be conditioned upon terms the Delaware Court of Chancery deems just. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder’s shares will be converted into the right to receive the merger consideration.

THE MERGER AGREEMENT

The following summary of the terms of the merger agreement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety.

Structure and Effective Time

The merger agreement provides for the merger of Merger Sub with and into CDT. At that time, the separate corporate existence of Merger Sub shall cease and CDT shall continue as the surviving corporation and as a wholly-owned subsidiary of Sumitomo.

The merger will become effective at the time a certificate of merger is filed with the Delaware Secretary of State (or at a later time if agreed in writing by the parties and specified in the certificate of merger). The parties will file the certificate of merger no later than the business day following the satisfaction or waiver of all conditions in the merger agreement or on another mutually agreed date. We expect to complete the merger in late summer or early fall 2007. However we cannot assure you when, or if, all the conditions to completion of the merger will be satisfied or waived. See “—Conditions to Completion of the Merger.”

Merger Consideration

The merger agreement provides that each share of CDT common stock outstanding immediately prior to the effective time of the merger will be converted upon completion of the merger into the right to receive $12 in cash, without interest. All treasury shares, and any shares owned by Sumitomo, will be cancelled at the effective time of the merger and no payment will be made for those shares. If appraisal rights for any CDT shares are perfected by any CDT stockholders, then those shares will be treated as described under “—Appraisal Rights.”

After the merger becomes effective, each holder of a certificate representing shares of common stock will no longer have any rights as a stockholder of CDT with respect to the shares, except for the right to receive the merger consideration.

Payment Procedures

The surviving corporation will appoint an paying agent reasonably satisfactory to CDT that will make payment of the merger consideration in exchange for certificates representing shares of CDT common stock. Sumitomo will deposit sufficient cash with the paying agent at the effective time of the merger in order to permit the payment of the merger consideration. As soon as reasonably practicable after the effective time of the merger, the paying agent will send CDT stockholders a letter of transmittal and instructions explaining how to send their stock certificates to the paying agent. After the paying agent has received and processed the CDT stock certificates and properly completed transmittal documents, the paying agent will pay the appropriate merger consideration, minus any amounts deducted or withheld as required by law.

Stockholders should not send CDT stock certificates to us now, but rather in compliance with the instructions that will be provided in the letter of transmittal. In all cases, the merger consideration will be paid only in accordance with the procedures set forth in the merger agreement and the letter of transmittal.

Holders of CDT common stock whose certificates are lost, stolen or destroyed will be required to make an affidavit that their certificates are lost, stolen or destroyed and, if required by Sumitomo, to post a bond in a reasonable amount as directed by Sumitomo to indemnify against any claim that may be made against Sumitomo or the surviving corporation or the paying agent with respect to the certificates.

None of Sumitomo, Merger Sub, CDT or the paying agent will be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

CDT and the paying agent, as applicable, are entitled to deduct and withhold from the consideration otherwise payable to holders of shares of our common stock such amounts as are required to be withheld under any tax laws.

Holders of stock issued pursuant to restricted stock units immediately prior to the merger will have their cash consideration paid directly by CDT as described below.

Treatment of Stock Options and Restricted Stock Units

All of the options to purchase CDT common stock with an exercise price of less than $12 per share that are vested as of the effective time of the merger, including those options that vest as a result of the merger, will be terminated and cancelled in consideration for a cash payment equal to the product of (1) the excess of $12 over the applicable option exercise price and (2) the number of shares subject to such option. Any remaining options with exercise prices at or above $12 per share will be cancelled. All restricted stock units (whether or not vested) outstanding as of the effective time of the merger will be cancelled in exchange for a cash payment equal to the product of (1) $12 and (2) the number of shares subject to such restricted stock unit.

CDT will make payments to holders of options and restricted stock units at the effective time of the merger, after withholding taxes as required by applicable law. Sumitomo will cause Merger Sub or the paying agent to provide CDT with sufficient funds to make these payments.

Certificate of Incorporation and By-Laws

The merger agreement provides that at the effective time of the merger, the certificate of incorporation and by-laws of Merger Sub will become the certificate of incorporation and by-laws of the surviving corporation, except that the name of the surviving corporation shall be Cambridge Display Technology, Inc.

Directors and Officers

The merger agreement provides that the directors of Merger Sub immediately before the effective time of the merger will be the directors of the surviving corporation. The officers of CDT immediately prior to the effective time will be the initial officers of the surviving corporation until their respective successors are appointed.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Sumitomo and Merger Sub, including representations and warranties relating to:

•	due organization, power and standing, our certificate of incorporation and other organizational documents (and those of our subsidiaries) and other corporate matters of us and our subsidiaries;

•	our subsidiaries (including their capitalization) and other equity interests owned by us;

•	our capitalization;

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authorization, execution, delivery and enforceability of the merger agreement, its approval by our board of directors, and their recommendation to our stockholders to vote in favor of the merger agreement and merger, and the stockholder vote required by Delaware law to approve and adopt the merger agreement and adopt the merger;

•	conflicts or violations under charter documents, contracts and instruments or law, and required consents and approvals;

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reports, proxy statements and financial statements filed with the Securities and Exchange Commission (the “SEC”) and the accuracy of the information in those documents, and the absence of undisclosed liabilities arising since our latest SEC filing;

•	material accuracy and completeness of information we include in this proxy statement, and this proxy statement’s compliance with SEC rules promulgated under the Exchange Act;

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conduct of business consistent with our past practice and the absence of a “company material adverse effect” and certain other changes (including to our capitalization, employment arrangements or tax or accounting matters) or events concerning us or our subsidiaries, since March 31, 2007;

•	taxes;

•	employee benefit plans;

•	pension and life insurance arrangements;

•	UK employment matters;

•	UK share incentives;

•	pending or threatened material litigation;

•	compliance with applicable laws;

•	brokerage or finders’ fees, and other fees with respect to the merger;

•	opinion of our financial advisor;

•	environmental matters;

•	intellectual property;

•	material contracts;

•	owned and leased real property;

insurance; and

labor and employment matters;

The merger agreement also contains representations and warranties made by Sumitomo and Merger Sub to us, including representations and warranties relating to:

•	due organization, power and standing, and other corporate matters;

•	authorization, execution, delivery and enforceability of the merger agreement;

•	no conflicts or violations under charter documents, contracts and instruments or law, and required consents and approvals;

•	sufficient capital resources to consummate the merger and pay related fees and expenses;

•	accuracy of information supplied by Sumitomo for inclusion in the proxy statement in connection with the merger;

•	brokerage or finders’ fees, and other fees with respect to the merger;

•	absence of operations of Merger Sub, other than in connection with the merger agreement and merger; and

•	not being an “interested stockholder” of CDT pursuant to Section 203 of the DGCL.

The representations and warranties of each of the parties to the merger agreement will expire at the effective time of the merger or earlier termination of the merger agreement. The representations and warranties of each party set forth in the merger agreement have been made solely for the benefit of the other party to the merger agreement, and such representations and warranties should not be relied on by any other person. In addition, CDT’s representations and warranties are qualified by materiality standards that may differ from what may be viewed as material by investors and are qualified by the information in the disclosure letter that CDT delivered to Sumitomo in connection with signing the merger agreement. The disclosure letter referred to above contains information (including information that has been included in CDT’s prior public disclosures, as well as potential additional non-public information) that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement, regardless of whether an exception is noted. Accordingly, no reliance should be made that the representations and warranties as characterizations of the actual state of facts. Moreover, information concerning the subject matter of the representations and warranties may change after the date of execution of the merger agreement, which subsequent information may or may not be fully reflected in CDT’s public disclosures.

Covenants; Conduct of the Business of CDT Prior to the Merger

Under the merger agreement, subject to certain exceptions or to the extent Sumitomo gives prior written consent, between the date of merger agreement and the effective time of the merger, we have agreed that we will:

•	conduct our business in the ordinary course, in substantially the same manner as previously conducted and in compliance with law; and

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use commercially reasonable efforts to preserve our business organization, keep available the services of our executive officers and employees and preserve our relationships with customers, suppliers, licensors, licensees and other third parties.

We have agreed to promptly notify Sumitomo of any material adverse effect involving our business or operations. In addition, during the same period, we have also agreed that we will not, and will cause our subsidiaries not to, without Sumitomo’s prior written consent, which consent will not be withheld unreasonably:

•	declare, set aside or pay any dividend or other distribution or split, combine or reclassify any capital stock;

•	purchase, redeem or acquire, directly or indirectly, any of our or our subsidiaries’ capital stock;

•	issue, deliver, sell, authorize, pledge or otherwise encumber any capital stock, voting debt or convertible securities or other rights to acquire shares;

•	amend our charter documents or those of any of our subsidiaries;

•	acquire or agree to acquire another business or acquire material assets;

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grant to any employee, executive officer or director of CDT or any subsidiary any increase in compensation, outside of the ordinary course and consistent with past practice, grant to any of the foregoing any severance or termination pay, enter into any employment, consulting, indemnification, severance or termination agreement with any of such individuals, establish or amend in any material respect any CDT benefit plan, or take any action to accelerate any employee rights or benefits;

•	make any change in our accounting methods, principles or practices, except as required by GAAP, or by applicable law (including SEC Regulation S-X);

•	sell, lease, license, encumber or otherwise dispose of any material properties, assets or licenses, other than in the ordinary course of business consistent with past practice;

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incur any indebtedness for borrowed money or guarantee indebtedness of any other person, issue or sell debt securities, enter into “keep well” or similar agreements, except for short-term borrowings in the ordinary course, or make loans, advances or capital contributions to any person, other than to CDT or any of its wholly-owned subsidiaries;

•	make or agree any new capital expenditure in excess of CDT’s 2007 capital expenditure plan, or as otherwise disclosed to Sumitomo;

•	make tax-related elections or changes or enter into tax-related extensions, settlements or waivers;

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pay, discharge or satisfy any claims or liabilities other than in accordance with their terms or in the ordinary course and consistent with past practice, cancel any material indebtedness, or waive the benefits of any confidentiality or standstill agreement;

•	enter into any agreement to license our intellectual property;

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take any action that will materially decrease our working capital or cash balance from their March 31, 2007 amounts, other than in the ordinary course and consistent with past practice, payments in connection with the merger agreement and merger, and payments not to exceed $5 million in connection with our TMA project; or

•	agree to do any of the above actions.

No Solicitation of Company Takeover Proposals

The merger agreement provides that CDT will not, nor shall it authorize any CDT subsidiary to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative to, directly or indirectly:

•	solicit, initiate or encourage the submission of any company takeover proposal (as described below);

•	enter into any agreement with respect to a company takeover proposal; or

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participate or engage in any discussions or negotiations regarding, or furnish to any person any information or data with respect to, or take any other action to facilitate or encourage any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to a company takeover proposal.

Prior to the approval of the merger agreement by the CDT stockholders, we may, to the extent required by the board’s fiduciary obligations (determined in good faith by a majority of our directors following consultation with outside legal counsel) provide information to a third party making a company takeover proposal and participate in negotiations and discussions with such person in respect of a company takeover proposal if:

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the proposal is a bona fide written company takeover proposal that is made by a person determined by a majority of our directors, in good faith and after consultation with outside legal counsel and its independent financial advisor, to be reasonably capable of making a company superior proposal (as described below);

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a majority of our board of directors in good faith reasonably determines, after consultation with its outside legal counsel and financial advisors, that the company takeover proposal is, or is reasonably likely to result in, a company superior proposal that was not solicited by CDT and did not otherwise result from a breach of our non-solicitation obligations;

•	the third party has executed a customary confidentiality agreement; and

•	CDT contemporaneously makes available to Sumitomo the same information being furnished to the third party, to the extent the information was not previously provided to Sumitomo.

As described in the merger agreement and this proxy statement, the term “company takeover proposal” means any offer or proposal, relating to any transaction or series of related transactions involving:

•	any proposal for a merger, consolidation, dissolution, recapitalization or other business combination involving CDT;

•	any proposal for the issuance by CDT of over 15% of its equity securities as consideration for the assets or securities of another person; or

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any proposal or offer to acquire in any manner , directly or indirectly, over 15% of the equity interest in any voting securities of, or the assets of, CDT or any of its subsidiaries, in each case other than the merger agreement, any transaction permitted by the merger agreement, or the merger.

As described in the merger agreement and this proxy statement, the term “superior company proposal” means:

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any proposal made by a third party to acquire, directly or indirectly, all of the CDT common stock or all, or substantially all, our assets, pursuant to a tender offer, exchange offer, merger, consolidation, a liquidation or dissolution, recapitalization, a sale of all or substantially all assets, or otherwise;

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that is on terms that a majority of our board of directors determines in good faith to be superior from a financial point of view to CDT common stockholders (following consultation with its CDT’s independent financial adviser), taking into account all the terms and conditions of such proposal and the merger agreement (including any proposal by Sumitomo to amend the terms of the merger agreement), that is not subject to a financing condition (or if so subject, is accompanied by evidence of committed financing from financial institutions of international reputation), and is reasonably capable of being consummated, taking into account all financial, regulatory, legal and other aspects of such proposal.

The merger agreement provides that neither our board of directors, nor any committee thereof: (1) shall withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Sumitomo, its recommendation or approval in favor of the merger agreement or the merger, (2) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any company takeover proposal, or (3) approve or recommend, or propose to approve or recommend, any company takeover proposal. Notwithstanding the foregoing, if, prior to the obtaining of CDT stockholder approval, our board receives a superior company proposal and as a result thereof a majority of the directors determine in good faith, after consultation with outside counsel and receipt of advice therefrom, that it is necessary to do so in order to comply with their fiduciary obligations, our board may withdraw or modify its approval or recommendation of the merger and the merger agreement.

We and our subsidiaries are also obligated to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of the merger agreement with respect to any company takeover proposal. If we receive a company takeover proposal or an inquiry that would reasonably be expected to lead to a company takeover proposal or request for discussions, we must notify Sumitomo and promptly provide them with the material terms and conditions of the company takeover proposal, and the identity of the person or group making the company takeover proposal or inquiry , including any material change to the terms of such company takeover proposal, and shall keep Sumitomo fully informed as to the status of such company takeover proposal.

Access to Information; Confidentiality

CDT shall, and shall cause each of its subsidiaries to, afford to Sumitomo, and to Sumitomo’s officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the effective time to all their respective properties, books, contracts, commitments, personnel and records , subject to specified exceptions.

Best Efforts; Notification

Each of CDT and Sumitomo has agreed to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and related transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings (including filings with governmental entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity, (ii) the obtaining of any and all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the merger, including any proceeding in connection with appraisal shares or lawsuits and proceedings seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the merger and to fully carry out the purposes of the merger agreement.

CDT shall give prompt notice to Sumitomo, and Sumitomo shall give prompt notice to CDT, of (i) any representation or warranty made by it contained in the merger agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement.

Employee Benefits

For a period of two years after the effective time, Sumitomo shall either (A) maintain or cause the surviving corporation (or in the case of a transfer of all or substantially all the assets and business of the surviving corporation, its successors and assigns) to maintain CDT’s benefit plans (other than plans providing for the issuance of CDT common stock or based on the value of CDT common stock) at the benefit levels in effect on the date of the merger agreement or (B) provide or cause the surviving corporation (or, in such case, its successors or assigns) to provide benefits to employees (other than plans providing for the issuance of equity securities or based on the value of equity securities) of CDT and its subsidiaries that, taken as a whole, are not materially less favorable in the aggregate on the date hereof to such employees. This obligation shall only apply to benefits that are available to the employees of CDT in general as opposed to benefits that are only available to particular individuals.

From and after the effective time, Sumitomo shall, and shall cause the surviving corporation to honor in accordance with their respective terms (as in effect on the date of the merger agreement), all of CDT’s employment, severance and termination agreements (including entitlement to pay in lieu of notice in the event of termination), plans and policies disclosed to Sumitomo.

Indemnification and Insurance

Sumitomo has agreed to cause the surviving corporation to fulfill and honor all indemnification obligations of CDT with respect to its present and former officers and directors pursuant to the indemnification provisions of the certificate of incorporation and by-laws of CDT and the indemnification agreements in effect on the date of the merger agreement. The indemnification provisions of the surviving corporation’s certificate of incorporation and by-laws or organization documents will contain provisions at least as favorable to those of CDT in effect as of the date of the merger agreement, and those provisions may not be amended, repealed or modified in a manner that would adversely affect the rights of such present and former officers and directors, for a period of six years from the effective time of the merger. The merger agreement requires that, for a period of six years after the effective time of the merger, Sumitomo will cause the surviving corporation to maintain directors’ and officers’ liability insurance for our covered officers and directors on terms that are, in the aggregate, no less favorable than the terms of our current policies, provided that the surviving corporation is not required to pay an annual premium in excess of 200% of our last annual premium.

Conditions to Completion of the Merger

The obligations of CDT, Sumitomo and Merger Sub to complete the merger are subject to the satisfaction of the following conditions:

•	the CDT stockholders have duly adopted the merger agreement; and

•

there shall not be pending or threatened any suit, action or proceeding (in each case that has a reasonable likelihood of success) nor any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court of competent jurisdiction or other governmental entity of competent jurisdiction in effect (i) seeking to or making the merger illegal or otherwise prohibiting or limiting the consummation of the merger, in any way, including any limitations on the ownership or operation of CDT and limitations on the ability of Sumitomo to acquire, hold or exercise full rights of ownership or (ii) seeking to obtain from CDT or Sumitomo any damages that are material in relation to CDT and its subsidiaries taken as a whole assuming the merger has been given effect (other than the certain disclosed CDT litigation) and no law or regulation preventing the consummation of the merger shall be in effect.

In addition, the obligations of Sumitomo and Merger Sub to complete the merger are subject to the satisfaction or waiver by Sumitomo of certain conditions, including the following:

•

CDT’s representations and warranties are true and correct as of the date of the merger agreement and the date of the closing of the merger (except for representations and warranties which address matters only as of a particular date must be true and correct only on such date), except in each case for such inaccuracies or breaches which, individually or in the aggregate, would not reasonably be expected to have a company material adverse effect;

•	CDT has performed in all material respects its obligations under the merger agreement required to be performed by it on or prior to the closing date of the merger;

•

there shall not have occurred a company material adverse effect since the date of the merger agreement, or any change, circumstance, event or effect that is reasonably expected to have a company material adverse effect; and

•	appraisal shares (as defined in the merger agreement) shall not constitute more than ten percent (10%) of the CDT common stock.

As used in the merger agreement and this proxy statement, the term “company material adverse effect” means any change, circumstance, event or effect which is materially adverse to the business, operations, assets, properties, liabilities, financial condition or results of operations of CDT and its subsidiaries, taken as a whole, other than:

•

conditions generally affecting the United States or United Kingdom economy or generally affecting one or more industries in which CDT or one or more subsidiaries operate, which changes do not disproportionately affect us;

•

effects primarily resulting from a failure to meet securities analysts’ published revenue or earnings predictions for us for any period ending (or for which revenues or earnings are released) after the date of the merger agreement, excluding the revenues or earnings themselves and any effect that may have affected our revenues or earnings;

•	changes in GAAP;

•	changes after the date of the merger agreement in laws and rules of general applicability; or

•	effects primarily resulting from announcement of the merger.

In addition, the obligations of CDT to complete the merger are subject to the satisfaction or waiver by CDT of the following conditions:

•

Sumitomo and Merger Sub have each performed in all material respects its covenants and obligations under the merger agreement required to be performed by it on or prior to the closing date of the merger; and

•

Sumitomo’s and Merger Sub’s representations and warranties are true and correct as of the date of the merger agreement and the date of the closing of the merger (except for representations and warranties which address matters only as of a particular date must be true and correct only on such date), except in each case for such inaccuracies or breaches which, individually or in the aggregate, would not reasonably be expect to have a material adverse effect on Sumitomo or materially impede the ability of Sumitomo or Merger Sub to consummate the transactions contemplated by the merger agreement.

Termination

The merger agreement may be terminated:

•	by mutual written consent of Sumitomo and CDT;

•	by Sumitomo or CDT, if the merger has not been consummated on or before March 31, 2008;

•	by Sumitomo or CDT, if a governmental entity takes any final and nonappealable action prohibiting the merger;

•	by Sumitomo or CDT, if the CDT’s stockholders do not approve and adopt the merger agreement and approve the merger;

•

by Sumitomo, if (i) our board withdraws or modifies, or proposes to withdraw or modify, in a manner adverse to Sumitomo its approval or recommendation of the merger agreement, fails to recommend to CDT stockholders that they give their approval, or approves or recommends another company takeover proposal, (ii) fails to reaffirm unconditionally its recommendation to the CDT stockholders that they give their approval (including unconditionally rejecting any third party company takeover proposal) upon Sumitomo’s request or (iii) the non-solicitation provisions of the merger agreement are breached by us or any of the CDT’s officers, directors, employees, representatives or agents;

•

by Sumitomo or CDT, if the other party breaches any of its representations, warranties, covenants or agreements in the merger agreement, such that the closing conditions would not be satisfied, and such breach is incurable or, if it is curable, it is not cured within thirty days of written notice of the breach; or

•

by CDT, if it has entered into a definitive agreement with respect to a company superior proposal in accordance with the terms of the merger agreement, subject to payment of the termination fee described below.

The company may terminate the merger agreement to accept a company superior proposal only if (i) our board has received a superior company proposal, (ii) in light of such superior company proposal a majority of our directors shall have determined in good faith, after consultation with outside counsel, that it is necessary for the board to withdraw or modify its approval or recommendation of the merger agreement or the merger in order to comply with its fiduciary duty under applicable law, (iii) CDT has notified Sumitomo in writing of the determinations described above, (iv) at least ten business days following receipt by Sumitomo of that notice, and taking into account any revised written proposal made by Sumitomo since receipt of that notice, such superior company proposal remains a superior company proposal and a majority of our directors has again made the determinations referred to above, (v) CDT is in compliance with its non-solicitation obligations, (vi) CDT concurrently pays the termination fee described below and (vii) our board of directors concurrently approves, and CDT concurrently enters into, a definitive agreement providing for the implementation of such superior company proposal.

Termination Fees

If the merger agreement is terminated, CDT has agreed to pay Sumitomo a termination fee of $11.25 million under the following circumstances:

•	if the merger agreement is terminated by the CDT because CDT enters into a definitive binding agreement with respect to a company superior proposal;

•

if the merger agreement is terminated by Sumitomo, because prior to CDT stockholder adoption and approval of the merger agreement and the merger, our board of directors (i) withdraws or modifies, or proposes to withdraw or modify, in a manner adverse to Sumitomo its approval or recommendation of the merger, fails to recommend that CDT stockholders approve the merger or approves or recommends any competing company takeover proposal, or (ii) fails to reaffirm unconditionally its recommendation to the CDT stockholders that they give their approval (including unconditionally rejecting any third party company takeover proposal) upon Sumitomo’s request;

•

if the merger agreement is terminated by Sumitomo because CDT breached any of its representations, warranties, covenants or agreements in the merger agreement, such that the closing conditions would not be satisfied, and such breach is incurable or, if it is curable, it is not cured within thirty days of written notice of the breach and within one year of the termination CDT enters into (or consummates) a change of control transaction (as defined in the merger agreement); or

•

if the merger agreement is terminated by Sumitomo because CDT’s non-solicitation obligations are breached by us or any of our officers, directors, employees, representatives or agents , and within one year of the termination we enter into (or consummates) a change of control transaction.

In addition, we have agreed to reimburse Sumitomo and Merger Sub for their out of pocket expenses of $5 million (of which $1 million would be payable on termination and $4 million plus 5% interest would be payable no later than 15 months after termination) if the merger agreement is terminated by Sumitomo because:

•

CDT breaches any of its representations, warranties, covenants or agreements, such that the closing conditions would not be satisfied, and such breach is incurable or, if it is curable, it is not cured within thirty days of written notice of the breach; or

•	CDT’s non-solicitation obligations are breached by us or any of our officers, directors, employees, representatives or agents.

The company has agreed to reimburse Sumitomo and Merger Sub for expenses actually incurred (not to exceed $8 million) under the following circumstances:

•

the merger agreement is terminated by the mutual agreement of Sumitomo and us and within one year of the termination the company enters into a definitive agreement with respect to (or consummates) a change of control transaction;

•

the merger agreement is terminated by either Sumitomo or us because the merger fails to close on or prior to March 31, 2008 and within one year of the termination CDT enters into a definitive agreement with respect to (or consummates) a change of control transaction; or

•

the merger agreement is terminated by either Sumitomo or CDT because our stockholders vote against the merger and within one year of the termination CDT enters into a definitive agreement with respect to (or consummates) a change of control transaction.

Expenses

The merger agreement provides that other than termination fees and expense reimbursements, described above, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring the expenses.

Amendment

The merger agreement may be further amended by the parties at any time before or after any approval of the merger agreement by the CDT stockholders, but after the stockholder approval, no amendment may be made for which the law requires stockholder approval without such stockholder approval.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding ownership of CDT common stock as of August 16, 2007, except as otherwise noted, by:

•	each of those persons owning of record or known by CDT to be the beneficial owner of more than five percent of outstanding CDT common stock;

•	each of CDT’s directors;

•	each of CDT’s executive officers;

•	all of CDT’s directors and executive officers as a group; and

•	Sumitomo Chemical Co., Ltd.

The number of shares of CDT common stock outstanding on August 16, 2007 was 21,631,703. Except as noted, all information with respect to beneficial ownership has been furnished by each director or officer or is based on filings with the Securities and Exchange Commission. Unless otherwise indicated below and other than the support agreement entered into with Sumitomo, pursuant to which Sumitomo may be deemed to be a 43% beneficial owner of CDT common stock, voting and investment power of shares reported in this table is not shared with others. Beneficial ownership of CDT common stock has been determined according to Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, which provide that a person is deemed to be the beneficial owner of shares of stock if the person, directly or indirectly, has or shares the voting or investment power of that stock, or has the right to acquire ownership of the stock within 60 days. Shares, or rights to acquire shares, which may vest within 60 days only if the merger closes are not included in this table.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Kelso Investment Associates VI, L.P. (1)(2)	8,657,833	40.0%
KEP VI, LLC (1)(2)	8,657,833	40.0%
Frank T. Nickell (1)	(3)	(3)
Thomas R. Wall, IV (1)	(3)	(3)
George E. Matelich (1)	(3)	(3)
Michael B. Goldberg (1)	(3)	(3)
David I. Wahrhaftig (1)	(3)	(3)
Frank K. Bynum, Jr. (1)(4)	(3)	(3)
Philip E. Berney (1)	(3)	(3)
Frank J. Loverro (1)	(3)	(3)
James J. Connors II (1)	(3)	(3)
Powershares Capital Management LLC (5)	1,245,461	5.8%
Fidelity Growth Company Fund (6)	1,251,100	5.8%
Sumitomo Chemical Co., Ltd.	181,170	*
Thomas Rosencrants	—	*
Joseph Carr (7)	10,000	*
Dr. Malcolm J. Thompson (8)	5,000	*
Dr. David Fyfe	90,600	*
Michael Black (9)	21,339	*
Dr. Jeremy Burroughes	—	*
Stephen Chandler	—	*
Dr. SB Cha	28,917	*
Dr. Scott Brown	—	*
Daniel Abrams	—	*
Mr. Jim Veninger	—	*
All directors and executive officers as a group (11 persons) (10)	8,813,689	40.7%

*	Less than 1%
(1)	Based on information contained in Schedule 13G, as filed on February 14, 2005, as amended by Schedule 13G/A, as filed on May 2, 2005. The business address for these persons is c/o Kelso & Company, 320 Park Avenue, 24th Floor, New York, New York 10022.
(2)	The shares owned by Kelso Investment Associates VI, L.P. and KEP VI, LLC represent the combined share ownership of Kelso Investment Associates VI, L.P. and KEP VI, LLC. Kelso Investment Associates VI, L.P. and KEP VI, LLC, due to their common control, could be deemed to beneficially own each of the other’s shares, but disclaim such beneficial ownership.
(3)	Messrs. Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum, Berney, Loverro and Connors may be deemed to share beneficial ownership of shares owned of record by Kelso Investment Associates VI, L.P. and KEP VI, LLC, by virtue of their status as managing members of KEP VI, LLC and the general partner of Kelso Investment Associates VI, L.P. Messrs. Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum, Berney, Loverro and Connors share investment and voting power with respect to the shares owned by Kelso Investment Associates VI, L.P. and KEP VI, LLC, but disclaim beneficial ownership of such shares.
(4)	Mr. Bynum is currently a director.
(5)	Based on information contained in Schedule 13G as filed on February 14, 2007. The business address of this person is 30 Finsbury Square, London EC2A 1AG, England. This schedule was filed by AMVESCAP PLC, on behalf of its subsidiary Powershares Capital Management LLC.
(6)	Based on information contained in Schedule 13G as filed on February 14, 2007. The business address of this person is 82 Devonshire Street, Boston, Massachusetts 02109. This schedule was filed by FMR Corp., on behalf of Fidelity Growth Fund.
(7)	Consists of shares issuable to Mr. Carr upon exercise of options exercisable within 60 days.
(8)	Consists of shares issuable to Mr. Thompson upon exercise of options exercisable within 60 days.
(9)	Consists of shares issuable to Mr. Black upon exercise of options exercisable within 60 days.
(10)	Includes shares held by Kelso Investment Associates VI, L.P. and KEP VI, LLC that may be deemed to be beneficially owned by Mr. Bynum.

STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public stockholders of CDT and no public participation in any future meetings of our stockholders. However, if the merger is not completed, we will hold a 2008 annual meeting of stockholders. In that event, CDT stockholders may submit proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of our stockholders by submitting their proposals in writing to the Secretary of CDT in a timely manner. In order to be included in CDT’s proxy materials for the annual meeting of stockholders to be held in the year 2008, stockholder proposals must be received by the Secretary of CDT no later than December 31, 2007, and must otherwise comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. CDT reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

If you wish to submit a proposal for consideration at our next annual general meeting of shareholders but that is not to be included in our proxy statement, you must deliver the proposal in writing (and otherwise comply with the requirements in our by-laws relating to the submission of proposals) to: Cambridge Display Technology, Inc., c/o Cambridge Display Technology Limited, 2020 Cambourne Business Park, Cambridge, CB23 6DW United Kingdom, Attention: Company Secretary.

OTHER MATTERS

The CDT board of directors knows of no other matters that are likely to be brought before the meeting, but if other matters do properly come before the meeting which we did not have notice of prior to September 19, 2007, or that applicable laws otherwise permit proxies to vote on a discretionary basis, it is intended that the person authorized under solicited proxies will vote or act thereon in accordance with their own judgment.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

CDT is subject to the informational requirements of the Securities Exchange Act of 1934 and files reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement, except for any information superseded by information contained directly in this proxy statement or in later filed documents incorporated by reference in this proxy statement.

This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC.

SEC filings	Period
Annual Report on Form 10-K	Year ended December 31, 2006, as filed on March 1, 2007
Quarterly Report on Form 10-Q	Quarter ended March 31, 2007, as filed on May 15, 2007
Current Reports on Form 8-K	As filed on May 15, June 29 and July 31, 2007 (two reports)

We also incorporate by reference additional documents that may be filed with the SEC between the date of this proxy statement and the date of the special meeting of stockholders or, if sooner, the termination of the merger agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Stockholders may obtain documents incorporated by reference in this proxy statement and other information relating to CDT at its website www.cdtltd.co.uk.

You should rely only on the information contained or incorporated by reference into this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement or in any of the materials that have been incorporated by reference into this document. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This proxy statement is dated August 20, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. The mailing of this proxy statement to stockholders does not create any implication to the contrary.

If you have questions about the special meeting or the merger after reading this proxy, or if you would like additional copies of this proxy statement or the proxy card, you should contact CDT’s proxy solicitors, Georgeson Inc. toll-free at (866) 733-9484 from the United States or +1(212) 805-7144 from the rest of the world.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of July 31, 2007

Among

SUMITOMO CHEMICAL CO., LTD.,

ROSY FUTURE, INC.

and

CAMBRIDGE DISPLAY TECHNOLOGY, INC.

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER dated as of July 31, 2007 (this “Agreement”) among SUMITOMO CHEMICAL CO., LTD., a Japanese corporation (“Parent”), ROSY FUTURE, INC., a Delaware corporation (“Sub”), and a wholly owned subsidiary of Parent, and CAMBRIDGE DISPLAY TECHNOLOGY, INC., a Delaware corporation (the “Company”).

WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the merger (the “Merger”) of Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) not beneficially owned by Parent, Sub or the Company shall be converted into the right to receive the Merger Consideration (as defined in Section 2.01(c)) as provided herein;

WHEREAS simultaneously with the execution and delivery of this Agreement Parent and certain stockholders of the Company (the “Principal Company Stockholders”) are entering into several support agreements (the “Support Agreements” and, together with this Agreement, the “Transaction Agreements”) pursuant to which the Principal Company Stockholders will agree (on the terms and subject to the conditions therein set forth) to approve, and take other specified actions in furtherance of the Merger;

WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) of the Merger.

Section 1.02 Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Pillsbury Winthrop Shaw Pittman LLP, 1540 Broadway, New York, New York 10036 at 10:00 a.m. (New York City time) on the first business day following the satisfaction (or, to the extent permitted by Law, waiver by all parties) of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or 7.03 has not been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03 Effective Time. Prior to the Closing, the Company shall prepare, and on the Closing Date or as soon as practicable thereafter the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).

Section 1.04 Effects. The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.05 Certificate of Incorporation and By-laws. (a) The Certificate of Incorporation of the Surviving Corporation shall be amended at the Effective Time to be the same as the certificate of incorporation of the Sub, except that the corporate name of the Company shall remain the corporate name of the Surviving Corporation, and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The by-laws of Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 1.06 Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.07 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

(a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company, Parent or Sub, or any subsidiary of any of the foregoing, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock. (1) Subject to Sections 2.01(b) and 2.01(d), each issued share of Company Common Stock shall be converted into the right to receive $12.00 in cash.

(2) The cash payable upon the conversion of shares of Company Common Stock pursuant to this Section 2.01(c) is referred to collectively as the “Merger Consideration”. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest.

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into Merger Consideration as provided in Section 2.01(c), but rather the holders of Appraisal Shares shall be entitled to payment of the fair market value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.02 Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company (which shall be reasonably satisfactory to the Company) to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration upon surrender of certificates representing Company Common Stock. Sub shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Company Common Stock for Merger Consideration. Parent shall take all steps necessary to enable and cause the Surviving Corporation to provide to the Paying Agent on a timely basis, as and when needed after the Effective Time, cash necessary to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to Section 2.01(c) (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

(c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration.

(e) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

(g) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration; provided, however; that Parent may, in its discretion and as a condition precedent to the payment of the Merger Consideration, require such owner of a lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 2.03 Warrants. The warrants issued in August 2000 have an adjusted per share exercise price greater than the per share Merger Consideration and will expire in accordance with their terms prior to the Effective Time. The warrants issued in December 2005 (together with the August 2000 warrants, the “Warrants”) have a per share exercise price equal to the per share Merger Consideration and will by their terms, upon exercise of such December 2005 warrants, confer upon their holders after the Effective Time the right to receive the aggregate amount of Merger Consideration payable with respect to the aggregate number of shares of Company Common Stock for which said December 2005 warrants are exercisable for immediately prior to the Effective Time. It is understood and agreed that the aggregate amount of Merger Consideration payable pursuant to the December 2005 warrants is $0.00.

Section 2.04 Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of U.S. Federal, state, local or foreign tax Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Sub that except as set forth in the letter, dated as of the date of this Agreement, from the Company to Parent and Sub (the “Company Disclosure Letter”):

Section 3.01 Organization, Standing and Power. Each of the Company and each of its subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing (or as applicable in the appropriate jurisdiction) under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and is not expected to have a Company Material Adverse Effect (as defined in Section 9.03). The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification necessary except where the failure to be so qualified has not had and is not expected to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of its Second Amended and Restated Certificate of Incorporation, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the By-laws of the Company, as amended to the date of this Agreement (as so amended, the “Company By-laws”), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through the date of this Agreement.

Section 3.02 Company Subsidiaries; Equity Interests. (a) The Company Disclosure Letter lists each Company Subsidiary and its jurisdiction of organization or incorporation (as applicable). All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in the Company Disclosure Letter, are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”).

(b) Except for its interests in the Company Subsidiaries and except for the ownership interests set forth in the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

Section 3.03 Capital Structure. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 46,667 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of the close of business on July 31, 2007, (i) 21,631,703 shares of Company Common Stock and no shares of Company Preferred Stock were issued and outstanding, (ii) 272,846 shares of Company Common Stock were held by the Company in its treasury, and (iii) (A) 329,619 shares of Company Common Stock were subject to outstanding Company Employee Stock Options with an exercise price less than the per share Merger Consideration, (B) 1,776,662 shares of Company Common Stock were reserved for issuance in settlement of outstanding Company RSUs pursuant to the Company Stock Plans, (C) 256,959 shares of Company Common Stock were reserved for issuance pursuant to existing contractual commitments and (D) 992,387 shares of Company Common Stock were subject to the Warrants or to outstanding Company Employee Stock Options with an exercise price equal to or in excess of the per share Merger Consideration. Except as set forth in the Company Disclosure Letter, as of the close of business on July 26, 2007, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company By-laws or any Contract to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). Except as set forth above or in the Company Disclosure Letter, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company Common Stock. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary.

Section 3.04 Authority; Execution and Delivery; Enforceability. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement (the “Transactions”). The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

(b) The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Merger and the Transactions, (ii) determining that the terms of the Merger and the Transactions are fair to and in the best interests of the Company and its stockholders, (iii) recommending that the Company’s stockholders adopt this Agreement and (iv) declaring that this Agreement is advisable. Such resolutions are sufficient to render inapplicable to Parent and Sub and this Agreement and the Transactions (i) the provisions of Section 203 of the DGCL and (ii) the provisions of Article IX of the Company Charter. To the Company’s knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Merger or any other Transaction.

(c) The only vote of holders of any class or series of Company Common Stock necessary to approve and adopt this Agreement and the Merger is the adoption of this Agreement by the holders of a majority of the outstanding Company Common Stock (the “Company Stockholder Approval”). The affirmative vote of the holders of Company Common Stock, or any of them, is not necessary to consummate any Transaction other than the Merger.

Section 3.05 No Conflicts; Consents. (a) Except as set forth in the Company Disclosure Letter, the execution and delivery by the Company of this Agreement does not, and the consummation of the Merger and the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and are not expected to have a Company Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (B) Council Regulation (EC) No. 139/2004 of the European Community, as amended (the “EC Merger Regulation”) and any other relevant foreign antitrust authority, (ii) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a proxy statement relating to the adoption of this Agreement by the Company’s stockholders (the “Proxy Statement”), and (B) such reports under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement, the Merger and the Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) compliance with and such filings as may be required under applicable Environmental Laws, (v) such filings as may be required in connection with the Taxes described in Section 6.09, (vi) filings under any applicable state takeover Law (vii) compliance with applicable requirements of The NASDAQ Stock Market LLC, (viii) Consents, registrations, declarations filings or permits that the failure to obtain would not, either individually or in the aggregate, result in a Company Material Adverse Effect and (ix) such other items (A) that may be required under the applicable Law of any foreign country, (B) required solely by reason of the participation of Parent (as opposed to any third party) in the Transactions or (C) as are set forth in the Company Disclosure Letter.

Section 3.06 SEC Documents; Undisclosed Liabilities. (a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since December 31, 2004 (the “Company SEC Documents”).

(b) As of its respective date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, at the time of such filings, have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments). The unaudited consolidated statements of the Company on Form 10-Q included in the Company SEC documents have been prepared in accordance with the requirements of Regulation S-X of the SEC and, on that basis, fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended.

(c) Except as set forth in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”) or in the Company Disclosure Letter and except for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2007 or in connection with this Agreement and the Transactions, neither the Company nor any Company Subsidiary has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto.

(d) With respect to each Company SEC Document that is a report on Form 10-K or 10-Q or an amendment thereto and except to the extent the failure of any of the following to be true is not expected to result in a Company Material Adverse Effect:

(1) the chief executive officer and chief financial officer of the Company (the “Certifying Officers”) at the time of the filing of such Company SEC Document reviewed such report or amendment prior to its filing with the SEC;

(2) based on the knowledge of the Certifying Officers, such report or amendment does not contain any untrue statement of any material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by such report or amendment;

(3) based on the knowledge of the Certifying Officers, the financial statements, and other financial information included in such report or amendment, fairly present in all material respect the financial condition, result of operations and cash flows of the Company as of, and for, the periods presented in such report or amendment;

(4) the Certifying Officers are responsible for establishing and maintaining disclosure controls and procedures (as such terms are defined in Rule 13a-14(c) under the Exchange Act) for the Company and have: (i) designed such disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to them by others within those entities, particularly during the period in which such report or amendment was being prepared; (ii) evaluated the effectiveness of the Company’s disclosure controls and procedures as of a date within 90 days prior to the filing date of such report or amendment; and (iii) presented in such report or amendment their conclusions about the effectiveness of the Company’s disclosure controls and procedures;

(5) the Certifying Officers have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Company Board: (i) all significant deficiencies in the design or operation of internal controls which could adversely affected the Company’s ability to record, process, summarize and report financial date and have identified to the Company’s auditors any material weaknesses in the Company’s internal controls; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls;

(6) the Certifying Officers have indicated in such report or amendment any significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of their most recent evaluation, including any corrective action with respect to significant deficiencies and material weaknesses; and

(7) the Company Disclosure Letter summarizes all matters disclosed by the Certifying Officers in accordance with clause (5) above.

(e) None of the Company Subsidiaries is, or has at any time been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

Section 3.07 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Sub in writing for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

Section 3.08 Absence of Certain Changes or Events. From the date of the most recent audited financial statements included in the Filed Company SEC Documents to the date of this Agreement, except as set forth in the Company Disclosure Letter, the Company has conducted its business in all material respects in the ordinary course of business consistent with past practice, and during such period there has not been:

(i) any event, change, effect or development that, individually or in the aggregate, has had or is expected to have a Company Material Adverse Effect;

(ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Common Stock or any repurchase for value by the Company of any Company Common Stock;

(iii) any split, combination or reclassification of any Company Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock;

(iv) (A) any granting by the Company or any Company Subsidiary to any director or executive officer, officer or employee of the Company or any Company Subsidiary of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (B) any granting by the Company or any Company Subsidiary to any such director or executive officer, officer or employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, or (C) any entry by the Company or any Company Subsidiary into, or any amendment of, any employment, severance or termination agreement with any such director or executive officer, officer or employee;

(v) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required (a) by GAAP, including as may be required by the Financial Accounting Standards Board or any similar organization or (b) by applicable Law, including Regulation S-X under the Securities Act; or

(vi) any material elections with respect to Taxes by the Company or any Company Subsidiary, any change in Tax accounting methods, any amended Tax Returns filings, any consent to any extension or waiver of the statute of limitations applicable to any Tax claim or assessment, or any settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund.

Section 3.09 Taxes. (a) Each of the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects and have been prepared in compliance with all applicable Laws. All Taxes shown to be due on such Tax Returns, or otherwise owed (whether or not shown on any Tax Return), have been timely paid.

(b) The unpaid Taxes of the Company and the Company Subsidiaries (i) did not exceed any payable or liability for Taxes plus any reserve for Tax liability (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) in each case as set forth on the face of the most recent financial statements contained in the Filed Company SEC Documents (rather than any notes thereto) and (ii) do and will not exceed any such payable or liability for Taxes plus any such reserve as adjusted for the passage of time from the most recent financial statements contained in the Filed Company SEC Documents through the date hereof and the Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiaries in filing their Tax Returns.

(c) Except as set forth in the Company Disclosure Letter, there are no investigations, audits, actions or proceedings currently pending or, to the knowledge of the Company or the Company Subsidiaries, threatened against the Company or the Company Subsidiaries by any Governmental Entity for the assessment or collection of Taxes, no claim for the assessment or collection of Taxes has been asserted against the Company or the Company Subsidiaries, and there are no matters under discussion, audit or appeal between the Company or the Company Subsidiaries with any Governmental Entity with respect to the assessment or collection of Taxes. Neither the chief executive officer nor chief financial officer of the Company or any Company Subsidiary expects any Governmental Entity to assess any additional Taxes for any period for which Tax Returns have been filed, except as otherwise specifically provided in the Filed Company SEC Documents. Any unpaid Taxes that have been claimed or imposed as a result of any examination of any Tax Return of the Company or the Company Subsidiaries by any Governmental Entity have been paid in full or are being contested in good faith and are fully described in the Company Disclosure Letter. Set forth in the Company Disclosure Letter is a list of the most recent examinations and audits by Governmental Entities for each Tax for which the Company or any Company Subsidiary has been audited since December 31, 2004. The Company has made available to Parent true and complete copies of the final reports and notices of assessment of the relevant Governmental Entity for each such examination or audit showing the adjustments proposed and the basis asserted therefor. The Company has made available to Parent true and complete copies of the Tax Returns for income Taxes filed on behalf of the Company and each Company Subsidiary since December 31, 2004.

(d) None of the Company or any Company Subsidiary has agreed to make any material adjustment under Code Section 481(a) (or, to the Company’s knowledge, any analogous provision of Law) by reason of a change in accounting method or otherwise. No power of attorney has been granted by or with respect to the Company or any Company Subsidiary with respect to any matter relating to Taxes. None of the Company or any Company Subsidiary has participated in a transaction that is described as a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1). Each of the Company and the Company Subsidiaries have disclosed on their Tax Returns all positions taken therein that could give rise to a substantial understatement of Federal income tax within the meaning of Code Section 6662. None of the Company or any Company Subsidiary has been a party to any transaction to which Code Section 355 applied. None of the Company or any Company Subsidiary has received any claim from any Governmental Entity in a jurisdiction in which the Company or any Company Subsidiary has not filed Tax Returns that it may be subject to taxation by that jurisdiction. No adjustment relating to the timing of income, deductions, losses or credits of the Company or any Company Subsidiary has been made in writing by any Governmental Entity in any completed audit or examination which, by application of the result of such adjustment, could reasonably be expected to result in a material Tax liability for any subsequent period. None of the Company or any Company Subsidiary is subject to any action or proceeding of a Governmental Entity imposing on the Company or any Company Subsidiary any obligations or liabilities with respect to another person’s Taxes.

(e) The Company and each Company Subsidiary has withheld or deducted all Taxes or other amounts from payments to employees or other persons required to be so withheld or deducted, and has timely paid over such Taxes or other amounts to the appropriate Governmental Entity to the extent due and payable.

(f) Except as set forth in the Company Disclosure Letter, none of the Company or any Company Subsidiary has requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time within which (i) to file any Tax Return covering any Taxes for which it is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which it is or may be liable; (iii) it is required to pay or remit any Taxes or amounts on account of

Taxes; or (iv) any Government Entity may assess or collect Taxes for which it is or may be liable. Except as set forth in the Company Disclosure Letter, none of the Company nor any Company Subsidiary has entered into any agreement with, or provided any undertaking to, any person, and no circumstances exist by reason of which the Company or any Company Subsidiary has assumed liability for the payment of Taxes owing by another person, or has or may be liable for another person’s Taxes, whether pursuant to a tax allocation or tax sharing agreement, as a transferee or successor, by contract, or otherwise. None of the Company nor any of the Company Subsidiaries has been included in any “consolidated,” “unitary”, “combined” or similar Tax Return under Federal, state, local or foreign Tax Law with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than with respect to a group of which the Company and/or the Company Subsidiaries are the only members). None of the Company nor any of the Company Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). No Company Subsidiary organized outside of the United States has conducted activities in the United States that would give rise to a taxable presence in the United States.

(g) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any Company Subsidiary.

(h) For purposes of this Agreement:

“Tax” or “Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

Section 3.10 Absence of Changes in Benefit Plans. From the date of the most recent audited financial statements included in the Filed Company SEC Documents to the date of this Agreement, except as set forth in the Company Disclosure Letter, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary (collectively, “Company Benefit Plans”). Except as disclosed in the Company Disclosure Letter, as of the date of this Agreement there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between the Company or any Company Subsidiary and any current or former employee, executive officer or director of the Company or any Company Subsidiary (collectively, the “Company Benefit Agreements”), nor does the Company or any Company Subsidiary have any general severance plan or policy.

Section 3.11 Employee Benefits; Excess Parachute Payments. (a) The Company Disclosure Letter contains a list of all employee pension benefit plans, employee welfare benefit plans and all other Company Benefit Plans and Company Benefit Agreements maintained, or contributed to, by the Company or any Company Subsidiary for the benefit of any current or former employees, consultants, officers or directors of the Company or any Company Subsidiary in the United States. Each Company Benefit Plan and each Company Benefit Agreement has been administered and maintained in all material respects in accordance with its terms and applicable Law. The Company outsources management and administration of the Company 401(k) Plan to Plan Design Consultants Inc. and outsources management and administration of all other U.S. Company Benefit Plans to ABD Employee Benefits (the “US Administrators”). To the Company’s knowledge, the US Administrators have administered such U.S. Company Benefit Plans and the Company 401(k) Plan in material compliance with applicable Law.

(b) Except as set forth in the Company Disclosure Letter, neither the execution and delivery by the company of this Agreement nor the consummation of the Merger and the Transactions will result in any “excess parachute payment” (as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”)) to any employee, officer or director of the Company or any of its affiliates.

(c) Except as disclosed in the Company Disclosure Letter, the execution and delivery by the Company of this Agreement does not, and the consummation of the Merger and the Transactions and compliance with the terms hereof and thereof will not, (i) entitle any employee, officer or director of the Company or any Company Subsidiary to severance pay, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement or (iii) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement.

(d) There are no pending, or to the Company’s knowledge, threatened claims or litigation relating to the Company Benefit Plans and Company Benefit Agreements (other than routine claims for benefits).

Section 3.12 UK Pension and Life Assurance.

(a) UK Pension Arrangements

(i) The Company Disclosure Letter lists and the information provided to Parent contains details of all Pension Schemes established or entered into by Cambridge Display Technology Limited (“CDT Ltd”) in the UK or to which they contribute (“the Disclosed Schemes”) and such details are accurate in all material respects.

For this purpose “Pension Scheme” means a scheme, undertaking, agreement or other arrangement, whether written or verbal, for the provisions of immediate or future benefits to or in respect of employees and/or former employees of CDT Ltd on retirement or death.

(ii) Apart from the Disclosed Schemes, CDT Ltd:

(1) has no obligation to contribute towards any Pension Scheme; and

(2) has not given any undertaking or assurance that it will set up establish or contribute to any Pension Scheme.

(iii) There are no outstanding contributions, costs and expenses payable by CDT Ltd to or in respect of the Pension Scheme for the period up to Closing which are past due.

(b) UK Life Assurance

In connection with the UK Life Assurance Scheme established by CDT Ltd (the “LA Scheme”):

(i) all benefits payable under the LA Scheme are fully insured under a policy with Scottish Equitable;

(ii) no member has been refused insurance or had insurance cover or any benefit restricted or made subject to payment of additional premiums;

(iii) CDT Ltd has made available to Parent the current trust deeds and rules governing and relevant policy documentation for the LA Scheme; and

(iv) no insurance premiums payable in the period up to Closing are past due.

(c) To the Company’s knowledge, no claim has been made or threatened against CDT Ltd or to the Pensions Ombudsman in connection with any Pension Scheme, nor are there any circumstances which may give rise to any such claim.

Section 3.13 UK Employment Matters.

(a) The Company Disclosure Letter contains complete and accurate details of the following matters in relation to each director, employee, agent, worker and consultant of CDT Ltd (collectively, the “Staff”):

(i) name, job title, length of service (including any deemed to be continuous with previous employers), remuneration, notice entitlement and any entitlement (whether legally binding or not) to pension, pension contributions, life assurance, permanent health insurance and any other material terms or benefits not mentioned below;

(ii) entitlement (whether legally binding or not) to any bonus, commission, or profit sharing scheme;

(iii) any current entitlement to receive payments under any disability, permanent health or similar insurance scheme or any circumstances known to CDT Ltd which may give rise to such an entitlement;

(iv) any amounts owing between him and CDT Ltd (other than remuneration and pension contributions accrued due in respect of the current month and travel and other business-related expenses incurred in the ordinary course of business); and

(v) any entitlement to damages (whether for breach of contract or otherwise) or compensation for loss of office or employment or any other liability of CDT Ltd known to the Company as arising from his employment or engagement or the termination of his employment or engagement, or any circumstances known to the Company which could give rise to any such liability.

(b) In relation to former Staff, the Company Disclosure Letter contains complete and accurate details of the matters referred to in Sections 3.13(a)(ii) to 3.13(a)(v) (together with details of the name and date of ceasing to be a member of Staff).

(c) CDT Ltd is not under any obligation (whether legally binding or not) to make and has not made any announcement or proposal to alter any of the terms of employment or engagement of the Staff.

(d) No member of Staff has given or is under notice of resignation, dismissal or termination or under formal threat of dismissal or termination whether written or oral.

(e) There are no information and consultation procedures or similar agreements, arrangements or understandings applicable to collectively informing and consulting with Staff or employee representatives of Staff or any section of the Staff in relation to redundancies, business transfers and other decisions affecting Staff and CDT Ltd’s activities in force, proposed or requested.

(f) CDT Ltd is not subject to any enquiry or investigation by the Equal Opportunities Commission, the Disability Rights Commission, the Commission for Racial Equality or the Information Commissioner which has been notified to them and there are no circumstances known to CDT Ltd which could give rise to any such enquiry or investigation.

(g) CDT Ltd has not since December 31, 2004:

(i) given notice of any redundancies to the relevant Secretary of State or failed to comply with any obligation to do so; or

(ii) been a party to any “relevant transfer” (as defined in TUPE) or agreement for a relevant transfer.

(h) CDT Ltd is not subject to any plan, scheme, commitment, custom or practice relating to redundancy (whether legally binding or not) affecting any Staff which imposes greater obligations than UK statutory redundancy provisions, other than obligations in relation to contractual notice periods as set out in individual employment agreements.

(i) Each of the Staff who is subject to immigration control has been granted leave to remain in the United Kingdom and has a work permit issued in relation to his employment with CDT Ltd which is valid for at least two years following Closing, and the Company is not aware of any circumstances which might cause any such leave to remain or work permit to be curtailed or any of the Staff to be required to leave the United Kingdom.

(j) The Company maintains in the ordinary course and has made available to Parent, and attached to the Company Disclosure Letter a list of, all current health and safety policy statements, health and safety reports, assessments from the period January 1, 2007 to June 30, 2007, audits, records of accidents and reportable diseases, notifications, certificates and records required by law, together with any correspondence in the period from December 31, 2004 to the date of this Agreement between CDT Ltd and any relevant health and safety enforcement body (including but not limited to the Health and Safety Executive and the relevant local authority).

(k) No investigations known to the Company are currently taking place or have taken place in the period from December 31, 2004 to the date of this Agreement in respect of accidents, injuries, illness, disease or any other harm to the health and safety of the Staff or contractors of CDT Ltd and there are no circumstances known to CDT Ltd which may lead to any such investigation.

(l) CDT Ltd takes and has taken all appropriate precautions to ensure that the Staff have a working environment and working practices (whether or not its premises) which are not injurious to their health and safety.

Section 3.14 UK Share Incentives.

(a) All awards under each Company Benefit Plan granted to participants resident in the UK (the “UK Participants”) have at all times been granted and administered in accordance with the terms of the relevant Company Benefit Plan and all appropriate UK income tax and National Insurance Contributions (the “NIC”) has been properly deducted and accounted for to Her Majesty’s Revenue & Customs (the “HMRC”) under UK legislation.

(b) Where a UK participant of a Company Benefit Plan has agreed to pay the NIC otherwise payable by his employer, there is in existence a proper agreement executed by the participant which is acceptable to HMRC for the purpose of permitting the participant to settle the employer’s NIC.

(c) In respect of awards under each Company Benefit Plan which benefit from advantageous tax treatment under UK legislation, other than the Transactions, no action has been taken by the Company or any Company Subsidiary which may prejudice such advantageous tax treatment.

(d) Except as set forth in the Company Disclosure Letter, no discretion has been exercised which has permitted or will permit a UK participant of a Company Benefit Plan to retain, receive or exercise an award under a Company Benefit Plan in circumstances where such award would not have been, or will not be, retained, received or exercised.

Section 3.15 Litigation. Except as disclosed in the Company Disclosure Letter, there is no litigation, arbitration, administrative or criminal suit, action or proceeding pending (in respect of which the Company or any Company Subsidiary has been served, otherwise given notice of or has knowledge of such proceeding) or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary that, individually or in the aggregate, has had or is expected to have a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company or any Company Subsidiary that has had or is expected to have a Company Material Adverse Effect.

Section 3.16 Compliance with Applicable Laws. Except as disclosed in the Company Disclosure Letter, or as would not, individually or in the aggregate, have a Company Material Adverse Effect: (a) the Company and the Company Subsidiaries are in compliance with all applicable Laws, including those relating to occupational health and safety and the environment and (b) neither the Company nor any Company Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any applicable Law. This Section 3.16 does not relate to matters with respect to Taxes, which are the subject of Section 3.09.

Section 3.17 Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Cowen and Company, LLC (“Cowen”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the Transactions based upon arrangements made by or on behalf of the Company. The estimated fees and expenses incurred and to be incurred by the Company in connection with the Merger and the Transactions (including the fees of Cowen and the fees of the Company’s legal counsel) are set forth in the Company Disclosure Letter. The Company has furnished to Parent a true and complete copy of all agreements between the Company and Cowen relating to the Merger and the Transactions.

Section 3.18 Opinion of Financial Advisor. The Company has received the opinion of Cowen, dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the matters set forth in such opinion, the consideration to be received in the Merger by the holders of Company Common Stock is fair from a financial point of view. The Company will provide Parent with a signed copy of such opinion for informational purposes promptly following receipt thereof by the Company.

Section 3.19 Environmental Matters. (a) Except as set forth in the Company Disclosure Letter, neither the Company nor any Company Subsidiary has (x) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any property currently or previously owned, operated or leased by the Company or any Company Subsidiary or any other properties, other than in a manner that could not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (y) any knowledge of the presence of any Hazardous Substances on, under or at any property currently or previously owned, operated or leased by the Company or any Company Subsidiary or any other property, other than in a manner that could not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, or (z) received any written notice (A) of any violation or alleged violation of any statute, Law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity relating in any way to pollution, protection of the environment, environmental regulation or control, natural resource damage, human health or safety or Hazardous Substances (collectively, “Environmental Laws”), (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or alleged violation, (C) requiring the response to or remediation of Hazardous Substances at or arising from any property currently or previously owned, operated or leased by the Company or any Company Subsidiary or any other properties or (D) demanding payment for response to or remediation of Hazardous Substances at or arising from any property currently or previously owned, operated or leased by the Company or any Company Subsidiary or from the operations of the Company or any Company Subsidiary, except in each case for the notices set forth in the Company Disclosure Letter. For purposes of this Agreement, the term “Hazardous Substance” shall mean any toxic or hazardous materials or substances, including asbestos, buried contaminants, chemicals, flammable, explosive or radioactive materials, petroleum and petroleum products and any substances defined as, or included in the definition of, “hazardous substances”, “hazardous wastes”, “hazardous materials” or “toxic substances” under any Environmental Law.

(b) Except as set forth in the Company Disclosure Letter, no Environmental Law imposes any obligation upon the Company or any Company Subsidiary arising out of or as a condition to any Transaction, including, without limitation, any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree. No Lien has been placed upon any of the Company’s or any Company Subsidiary’s properties under any Environmental Law.

Section 3.20 UK Environmental Matters.

(a) CDT Ltd and its directors, officers and employees have at all times complied in all material respects with all relevant Environmental Law.

(b) CDT Ltd has no knowledge of any facts or any circumstances which could give rise to a breach of or liability under any Environmental Law or Environmental Consent.

(c) All necessary Environmental Consents have been obtained in the name of CDT Ltd and such Environmental Consents are in full force and effect and are not subject to onerous conditions.

(d) CDT Ltd has not received written notice of, and does not otherwise have knowledge of, any investigation, civil action, claim, regulatory enforcement action, proceeding or liability (whether actual or potential) in respect of any Environmental Law or Environmental Matter or any Environmental Consent for which it is or may be liable, nor does CDT Ltd have knowledge of any circumstances that may give rise to any such investigation, action, claim, proceeding or liability, except for any such investigation, action, claim proceeding or liability that has not had and is not expected to have a Company Material Adverse Effect.

(e) To the Company’s knowledge. the assets of CDT Ltd (including all properties currently or formerly owned or occupied by CDT Ltd) are not, and have not been, subject to pollution or contamination by any Relevant Substance and have not been subject to the deposit of waste, or any mining or quarrying operation.

(f) For purposes of this Section 3.20:

(i) “Environment” means ecological systems, living organisms (including humans) and the following media (whether alone or in combination):

(A) air (including air within buildings);

(B) water (including water under or within land or in pipe or sewerage systems); and

(C) land and soil (including buildings and structures thereon).

(ii) “Environmental Consent” means any agreement, permit, license, authorization, consent or approval required by any Environmental Law for CDT Ltd to carry on its business as it is presently carried on.

(iii) “Environmental Law” means all applicable laws (including all or any of common law, statute, rule, regulation, treaty, directive, direction, decision of the court, by-law, code of practice, circular, guidance note, statutory guidance, order, notice, demand or official guideline of any governmental authority or agency or any regulatory body) in force at any time up to and including the date of this Agreement in any relevant jurisdiction (including the European Union) relating to Environmental Matters or the Environment.

(iv) “Environmental Matters” means the following: waste (including packaging waste); contaminated land; discharges to land, ground, surface and coastal waters and sewers; abstraction of water; extraction of natural resources; emissions to air; noise, vibration and light; Relevant Substances; common law nuisance, trespass and negligence; statutory nuisance; radiation, radioactive substances and materials; and conservation or protection of species, habitats, biodiversity, flora and fauna.

(v) “Relevant Substance” means any substance (in whatsoever form) which is subject to regulatory control as being hazardous or dangerous or is capable of causing harm or damage to the Environment.

Section 3.21 Intellectual Property Rights.

(a) The Company Disclosure Letter sets forth, for the Company Owned Intellectual Property, a complete and accurate list of all Patents, all currently used Trademarks, and all currently used domain name registrations, indicating for each, the applicable jurisdiction, registration number (or application number) and the date issued (or date filed).

(b) Except where the respective Intellectual Property is not material to the conduct of the business of the Company or the Company Subsidiaries, the Company Disclosure Letter sets forth, for the Jointly Owned Intellectual Property, a complete and accurate list of all Patents and all currently used Trademarks that were jointly developed by the Company, or the Company Subsidiaries, and any person(s), indicating for each as applicable, the joint owner, the applicable jurisdiction, registration number (or application number) and the date issued (or date filed). The Company Disclosure Letter sets forth a complete and accurate list of all Contracts pursuant to which all other material Jointly Owned Intellectual Property was developed (the “Joint Development Agreements”).

(c) Except for the Third Party Software Licenses (as defined below) and except where the respective Intellectual Property is not material to the conduct of the business of the Company or the Company Subsidiaries, the Company Disclosure Letter sets forth a complete and accurate list of any and all Contracts pursuant to which the Company or any Company Subsidiary have been granted or otherwise receive any right to use, exercise or practice any right under any Intellectual Property other than Jointly Owned Intellectual Property (the “Third Party Intellectual Property Licenses”). The Company and/or any Company Subsidiary, as applicable, are in material compliance (or are within a period to cure any material non-compliance) with the terms and conditions of all Third Party Intellectual Property Licenses. No royalties, payments or other fees under the Third Party Intellectual Property Licenses are past due and owing by the Company or any Company Subsidiary by more than 30 days.

(d) Except where the respective Intellectual Property is not material to the conduct of the business of the Company or the Company Subsidiaries, the Company Owned Intellectual Property, the Jointly Owned Intellectual Property and the Third Party Intellectual Property constitute all of the Intellectual Property used in or necessary for the business of the Company or any Company Subsidiary as currently conducted. Notwithstanding the foregoing, for the avoidance of doubt, nothing in this subsection (d) amounts to a warranty, nor shall be deemed to amount to a warranty, that the Company or any Company Subsidiary has sufficient rights in Intellectual Property in order that the Company or any Company Subsidiary, or any person deriving title under them, may develop, make, manufacture, sell, distribute, and use OLED devices. The Company and the Company Subsidiaries: (i) solely and exclusively own, free and clear of all Liens except Permitted Liens, all Company Owned Intellectual Property; (ii) jointly own, free and clear of all Liens except Permitted Liens, all Jointly Owned Intellectual Property and (iii) have valid, enforceable and transferable (without restriction or limitation) rights to use (in good faith reliance on representation and warranties from the respective licensor), including the right to distribute, all the Third Party Intellectual Property (save where such distribution is prohibited by confidentiality provisions or prohibited or restricted by the terms of the relevant contract under which such Third Party Intellectual Property was licensed to the Company and/or a Company Subsidiary). The Company and each Company Subsidiary have taken all commercially reasonable steps to protect the Company Owned Intellectual Property, including all commercially reasonable steps to protect the Company Owned Intellectual Property from infringement. To the Company’s knowledge, all commercially reasonable steps have been taken to protect the Jointly Owned Intellectual Property, including all commercially reasonable steps to protect the Jointly Owned Intellectual Property from infringement. Except as set forth in the Company Disclosure Letter, no person has formally challenged, or to the Company’s knowledge, informally challenged in writing (except for (a) comments made by examiners during the examination process, (b) third party observations made in respect of Patents, which have been submitted to the relevant patent office and (c) oppositions to Patents which have been withdrawn or resolved), the ownership, use, validity or enforceability of any of the Company Owned Intellectual Property, and to the Company’s knowledge, the Jointly Owned Intellectual Property.

(e) To the Company’s knowledge, except as set forth in the Company Disclosure Letter, the Owned Intellectual Property does not, the Company’s and the Company Subsidiaries’ use or exploitation of the Owned Intellectual Property does not, the Company’s and the Company Subsidiaries’ use or exploitation of the Third Party Intellectual Property does not, and the conduct of the business of the Company and the Company Subsidiaries as currently conducted and as it is intended to be conducted does not infringe upon, misappropriate, dilute or violate any Intellectual Property rights of any person. Except for (a) comments made by examiners during the examination process, (b) third party observations made in respect of Patents, which have been submitted to the relevant patent office and (c) oppositions to Patents which have been withdrawn or resolved, no person has formally given notice to the Company or the Company Subsidiaries in writing, that either: 1) the Owned Intellectual Property, the Third Party Intellectual Property or the conduct of the Company’s or any Company Subsidiary’s business infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any person or 2) that the Company or any Company Subsidiary requires a license to any person’s Intellectual Property.

(f) Except as set forth in the Company Disclosure Letter, to the Company’s knowledge, no person is misappropriating, infringing, diluting, or violating any Owned Intellectual Property and, except as set forth in the Company Disclosure Letter, no such claims have been brought or threatened against any person by or on behalf of the Company, or any Company Subsidiary.

(g) The Company Disclosure Letter sets forth a complete and accurate list of any and all Contracts pursuant to which the Company or any Company Subsidiary grants a right in or authorizes use of any Owned Intellectual Property for purposes of commercialization (the “Outbound Intellectual Property Licenses”), indicating for each such Contract the title, the parties, and the royalty or payment obligations thereunder. The Company and each Company Subsidiary that are parties to, and to the Company’s knowledge, all other parties to, the Outbound Intellectual Property Licenses are in material compliance (or are within a period to cure any material non-compliance) with the terms and conditions included therein.

(h) Except where the respective Intellectual Property is not material to the conduct of the business of the Company or the Company Subsidiaries, the Company Disclosure Letter sets forth a complete and accurate list of any and all Contracts pursuant to which the Company or any Company Subsidiary grants a right in or authorizes use of any Third Party Intellectual Property to another person for purposes of commercialization (the “Outbound Intellectual Property Sublicenses”), indicating for each such Contract the title, the parties, and royalty or payment obligations thereunder. The Company and each Company Subsidiary, as applicable, have not breached any Contract with any person by granting such rights to or authorizing such use of the Third Party Intellectual Property except where such breach is due to the Company’s or the Company Subsidiary’s good faith reliance on representations and warranties from the licensor of such Third Party Intellectual Property. The Company and each Company Subsidiary that are parties to, and to the Company’s knowledge, all other parties to, the Outbound Intellectual Property Sublicenses are in material compliance (or within a period to cure any material non-compliance) with the terms and conditions included therein.

(i) The Company Disclosure Letter sets forth a complete and accurate list of any and all Outbound Intellectual Property Licenses and all Outbound Intellectual Property Sublicenses that include a grant of an exclusive license or other such exclusive right to any person. Neither the Company nor any Company Subsidiary has granted any other exclusive rights in any other Owned Intellectual Property to any person.

(j) The Company Disclosure Letter sets forth a complete and accurate list of any and all Outbound Intellectual Property Licenses and all Outbound Intellectual Property Sublicenses that include a “most favored nations” clause, a “most favored licensee” clause or similar clause purporting to grant a licensee terms at least as favorable as any other licensee. Neither the Company nor any Company Subsidiary is obligated by any other Contract to provide such terms to any licensee.

(k) Except as set forth in the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to a Contract that 1) includes a contractual obligation on the Company or Company Subsidiary compelling it to enforce or refrain from enforcing any right under any Company Owned Intellectual Property, 2) includes an express contractual obligation on any person compelling it to enforce or refrain from enforcing any right under any Intellectual Property against the Company or any Company Subsidiary or 3) settles any dispute with regard to any Intellectual Property.

(l) Except as set forth in the Company Disclosure Letter, none of the Patents or Trademarks listed in the Company Disclosure Letter are subject to any examination, maintenance, or annuity fees or any actions falling due within one hundred eighty (180) days after the Closing Date.

(m) The Company and the Company Subsidiaries have taken all commercially reasonable steps to obtain and preserve the Patents that are owned by the Company or the Company Subsidiaries and that are material to the conduct of the business of the Company and the Company Subsidiaries, including the payment of annuities or maintenance fees and the filing of all required documents. The Company and the Company Subsidiaries believe in good faith, that all such issued or granted Patents are valid and enforceable. Except as set forth in the Company Disclosure Letter, no such Patent is currently involved in any interference (where written notice of such interference has been given to the Company or any Company Subsidiary), reissue, re-examination or opposition proceeding (where written notice of such proceedings has been given to the Company or any Company Subsidiary) and no such action has been threatened in writing with respect to any such Patent. To the Company’s knowledge, there are no interfering Patents of any person as defined under 35 U.S.C. 135 of the United States Patent Code nor to the Company’s knowledge are there any current attempts to provoke any such interference.

(n) The Trademarks set forth in the Company Disclosure Letter have been in continuous use by the Company or one or more Company Subsidiary. Except as set forth in the Company Disclosure Letter and to the Company’s knowledge, there has been no prior use of any such Trademarks or other action taken by any person that would confer upon said person superior rights in such Trademarks. The Company has taken all commercially reasonable steps to protect the Trademarks against infringement and such Trademarks have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates or identified in their respective pending applications. The Company and the Company Subsidiaries believe, in good faith, that all such Trademarks are valid and enforceable. No such Trademark is currently involved in any opposition or cancellation proceeding and except as set forth in the Company Disclosure Letter, no such action has been threatened in writing with respect to any of the Trademarks or trademark registration applications in respect of the same. To the Company’s knowledge, there are no Trademarks which potentially conflict with those in use by the Company or one or more Company Subsidiary.

(o) The Copyrights that are owned by the Company or the Company Subsidiaries and that are material to the conduct of the business of the Company and the Company Subsidiaries relate to works of authorship (i) created by (A) employees of the Company or any Company Subsidiary within the scope of their employment and who have irrevocably assigned all of their rights (without limitation or reservation save for moral rights) to the Company or a Company Subsidiary pursuant to enforceable written agreements or (B) independent consultancy companies or contractors who have assigned all of their rights or have contractually committed to assign or procure the assignments of such rights (without limitation or reservation save for moral rights) to the Company or a Company Subsidiary pursuant to enforceable written agreements or (ii) acquired from the original author(s) or subsequent assignees. The works covered by Copyrights created by persons under (i)(A) and to the Company’s knowledge, the works covered by Copyrights created by persons under (i)(B) or (ii), were not copies of nor derived from any work for which the Company or a Company Subsidiary do not own or will not own the Copyrights, and to the Company’s knowledge no other person has any claim to authorship or ownership of any part thereof.

(p) The Company and the Company Subsidiaries have taken all commercially reasonable steps to protect the respective rights in confidential information and trade secrets material to the conduct of the business of the Company and the Company Subsidiaries (including with respect to any Owned Intellectual Property and any Third Party Owned Intellectual Property). Without limiting the foregoing, the Company and the Company Subsidiaries have implemented a policy of requiring each employee, consultant, contractor and potential business partner or investor with access to such confidential information and trade secrets to either (i) execute proprietary information and confidentiality agreements materially and substantially consistent with the Company’s and the Company Subsidiaries standard forms thereof (current copies of which have been delivered or made available to Parent) or (ii) execute an enforceable Contract that contains confidentiality obligations that are no less onerous than those set out in the Company’s standard form confidentiality agreement. Except as set forth in the Company Disclosure Letter and except under valid and binding confidentiality obligations that comply with the immediately preceding sentence, there has been no material disclosure, by the Company or the Company Subsidiaries, of any confidential information or trade secrets used in connection with the conduct of the business of the Company and the Company Subsidiaries.

(q) The Company and the Company Subsidiaries have valid registrations for each of the domain names set forth in the Company Disclosure Letter and to the Company’s knowledge, there are no other domain names material to the conduct of the business by the Company and the Company Subsidiaries. The registration of each such domain name in favor of the Company, or any Company Subsidiary, as applicable, is free and clear of all Liens except Permitted Liens and is in full force and effect and in full compliance with all applicable domain name registration requirements except as would not be material to the conduct of the business of the Company or the Company Subsidiaries. Neither the Company, nor any Company Subsidiary have received written notice of any claim asserted against the Company or any Company Subsidiary adverse to its rights to such domain names.

(r) The Company Disclosure Letter sets forth a complete and accurate list of commercial products incorporating all Software sold, licensed or distributed by the Company or any Company Subsidiary (the “Company Software Products”). The Company Disclosure Letter sets forth a complete and accurate list of all third party Software that is incorporated into, embedded into or distributed with, installed with, or otherwise utilized by any Company Software Products and all third party Software which, to the Company’s knowledge is necessary to build, install or embed such third party Software, indicating for each whether such Software has been modified by the Company (the “Third Party Embedded Software”). The Company Disclosure Letter sets forth a complete and accurate list of any and all Contracts pursuant to which the Company or any Company Subsidiary have been granted or otherwise receives any right to use or distribute any Software, including the Third Party Embedded Software and excluding any other Contracts for off-the-shelf software applications programs that have an acquisition price of less than $5,000 per unit, indicating for each such Contract the title, the parties, date executed, its term, whether or not it is exclusive and the type or nature of the Software provided thereunder (e.g. products, tools, utilities, modules, libraries, etc.) (the “Third Party Software Licenses”). The Company and/or any Company Subsidiary, as applicable, are in material compliance (or are within a period to cure any material non-compliance) with the terms and conditions of all Third Party Software Licenses. No royalties, payments or other fees under the Third Party Software Licenses are past due and owing by the Company or any Company Subsidiary by more than 30 days. For the avoidance of doubt, (i) in supplying lists of Software in compliance with this subsection (r) the Company shall supply a top level description of the relevant Software; and (ii) nothing in this subsection (r) shall impose an obligation upon the Company to supply details or lists of each program, item of related documentation, manual, code, file, computer related data, field and data definitions and relationships, specifications, model, program and system logic, interface, program module, routine, subroutine, algorithm, program architecture, design concept, system design, program structure, sequence and organization, screen display, report layout, or other software related material incorporated in Software that would otherwise be understood to be captured by such top level description.

(s) Except as set forth in the Company Disclosure Letter, all Software owned by the Company or any Company Subsidiary is free from any significant defect or programming or documentation error including bugs, logic errors or failures of the Software to operate in all material respects as described in the related documentation and conforms to the specifications thereof. Further, to the Company’s knowledge, all Software which is licensed from any other person and which is either 1) used by the Company or any Company Subsidiary or 2) is incorporated into Company Software Products is free from any significant defect or programming or documentation error including bugs, logic errors or failures of the Software to operate in all material respects as described in the related documentation and conforms to the specifications thereof. With respect to Software owned by the Company and the Company Subsidiaries and to any Software in the Company Software Products, such Software (in so far as it constitutes source code) can be compiled from the associated source code without undue burden.

(t) Except as set forth in the Company Disclosure Letter, to the Company’s knowledge, none of the Owned Intellectual Property are, in whole or in part, subject to the provision of any open source or other type of license agreement or distribution model that: (i) requires the distribution or making available of the source code for any Owned Intellectual Property, (ii) prohibits or limits the Company or a Company Subsidiary from charging a fee or receiving consideration in connection with sublicensing or distributing any Owned Intellectual Property, (iii) except as specifically permitted by Law, grants any right to any person (other than the Company or a Company Subsidiary) or otherwise allows any such person to decompile, disassemble or otherwise reverse-engineer any Owned Intellectual Property, or (iv) requires the licensing of any Owned Intellectual Property for the purpose of making derivative works (any such open source or other type of license agreement or distribution model described in clause (i), (ii), (iii) or (iv) above, a “Limited License”). To the Company’s knowledge, none of the Owned Intellectual Property incorporate, embed or are distributed or installed with, any Software that is subject to a Limited License, nor does any Owned Intellectual Property constitute a derivative work of, dynamically link with or is otherwise designed to interact with any such Software.

(u) Except as set forth in the Company Disclosure Letter, no government funding, facilities of a university, college, other educational institution or research center, or funding from any person was used in the creation or development of the Owned Intellectual Property. Except as set forth in the Company Disclosure Letter, no current or former employee, or to the Company’s knowledge, consultant or independent contractor, who was involved in, or who contributed to, the creation or development of any Owned Intellectual Property, has performed services for any Government Entity, a university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services used in the creation or development of the Owned Intellectual Property such that the Government Entity, university, college, or other educational institution would have an interest in the Owned Intellectual Property. Neither the Company nor any Company Subsidiary or any of their respective affiliates are party to any Contract with any Governmental Entity that grants to such Governmental Entity any right or license with respect to the Company Owned Intellectual Property.

(v) Neither the Company nor the Company Subsidiaries are obliged to license any Owned Intellectual Property to any person on “reasonable and non-discriminatory” terms as a result of the Company’s or the Company Subsidiary’s participation in any industry standards setting body or similar organization. The Company and the Company Subsidiaries have provided to Parent complete and accurate copies of all Contracts, policies and rules (other than where such Contracts, policies and rules are publicly available) to which the Company or the Company Subsidiaries is a party or by which the Company or a Company Subsidiary is bound relating to Intellectual Property of each standards body or similar organization identified in the Company Disclosure Letter.

(w) Except as set forth in the Company Disclosure Letter, none of the Owned Intellectual Property has been distributed to any person other than for valuable consideration (other than under the provisions of a non-disclosure agreement).

(x) For purposes of this Agreement:

(i) “Company Owned Intellectual Property” means all Intellectual Property in and to which the Company or a Company Subsidiary owns all right, title and interest and all Intellectual Property in and to which the Company or such Company Subsidiary has a right to receive all right, title and interest.

(ii) “Copyrights” means all copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions.

(iii) “Intellectual Property” means all intellectual property, comprising of: (a) inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending Patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending Patent application or applications, (c) Patents, (d) Trademarks, (e) Copyrights, (f) Software, (g) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, designs, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (h) technology (including know-how and show-how), manufacturing and production processes and techniques, methodologies, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (i) all rights to obtain and rights to apply for Patents, and to register Trademarks and Copyrights, (j) all rights under any license agreements and any licenses, registered user agreements, technology or materials, transfer agreements, and other agreements or instruments with respect to items in (a) to (j) above; and (k) all rights to sue and recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the Intellectual Property rights hereinabove set out.

(iv) “Jointly Owned Intellectual Property” means all Intellectual Property in and to which the Company shares, with at least one person, all right, title and interest and all Intellectual Property in and to which the Company shares, with at least one person, a right to receive all right, title and interest.

(v) “Owned Intellectual Property” means the Company Owned Intellectual Property and the Jointly Owned Intellectual Property in and to which the Company owns all right, title and interest and all Intellectual Property in and to which the Company has a right to receive all right, title and interest.

(vi) “Patents” means all statutory invention registrations, patents, patent registrations, patent applications, provisional patent applications, industrial designs, industrial models, including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations, and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application.

(vii) “Permitted Liens” means licenses or sublicenses granted by the Company or the Company Subsidiaries.

(viii) “Software” means any and all computer programs and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, subroutines, algorithms, program architecture, design concepts, system design, program structure, sequence and organization, screen displays and report layouts, and all other material related to such software.

(ix) “Third Party Intellectual Property” means the Intellectual Property covered by the Third Party Intellectual Property Licenses.

(x) “Trademarks” means all trademarks, service marks, trade dress, logos, distinguishing guises and indicia, trade names, corporate names, business names, domain names, whether or not registered, including all common law rights, and registrations, applications for registration and renewals thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the trademark offices of the states and territories of the United States of America, and the trademark offices of other nations throughout the world, all rights therein provided by multinational treaties or conventions, and any and all goodwill associated with each of the above.

Section 3.22 Material Contracts. (a) The Company has made available to Parent true and complete copies of the following (“Material Contracts”) to the extent still in force and effect as of the date of this Agreement:

(i) all Contracts (whether written or oral and whether express or implied) that are legally binding of the Company or any Company Subsidiary with customers of the Company involving payments to the Company or any Company Subsidiary in excess of (a) $250,000 during 2006, (b) anticipated to involve payments to the Company or any Company Subsidiary in excess of $250,000 in 2007 or (c) $500,000 in the aggregate over the term of such Contracts;

(ii) all Contracts of the Company or any Company Subsidiary with any vendor or supplier of the Company or any Company Subsidiary involving payments by or to the Company or the Company Subsidiaries in excess of (a) $250,000 during 2006, (b) $250,000 in anticipated payments in 2007, or (c) $500,000 in the aggregate over the term of such Contracts;

(iii) all Contracts of the Company or any Company Subsidiary that (x) contain most favored customer pricing provisions with any third party or (y) grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any person or (z) that restrict the ability of the Company or any Company Subsidiary to compete in any business or area;

(iv) all Contracts of the Company or any Company Subsidiary with any affiliate, director or officer of the Company;

(v) all joint venture, partnership or other similar Contracts to which the Company or any Company Subsidiary is a party;

(vi) all Contracts relating to the borrowing of money or extension of credit (collectively, “Debt Obligations”) pursuant to which any material indebtedness of the Company or any Company Subsidiary is outstanding or may be incurred and all material guarantees of or by the Company or any Company Subsidiary of any Debt Obligations of any other person, other than standard form invoices relating to accounts payable of the Company or any Company Subsidiary or incurred in the ordinary course of business consistent with past practice since December 31, 2005; and

(vii) all Contracts, not otherwise described in the foregoing, which to the Company’s knowledge are material to the Company or any Company Subsidiary.

(b) Each Material Contract is in full force and effect (except for those Contracts that have expired in accordance with their terms and conditions) and constitutes a legal, valid and binding agreement of the Company or the Company Subsidiaries, as applicable, enforceable in accordance with its terms and conditions (subject to (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law)), and except as disclosed in the Company Disclosure Letter, the Company or the Company Subsidiaries, as applicable, have performed in all material respects all of their obligations under, and are not in material violation or breach of or default under, any such Material Contract. To the knowledge of the Company, the other parties to any Material Contract have performed all of their obligations under, and are not in material violation or breach of or default under, any such Material Contract, and have not notified the Company of any intention to terminate such Material Contract or to require any amendment or waiver of the terms thereof as a condition of renewing or not terminating such Material Contract.

(c) Except as set forth in the Company Disclosure Letter, the execution of this Agreement and the consummation of the Transactions will not require the approval of, or consent to be received from, any party to any Material Contract in order for such Material Contract to remain in full force and effect after the consummation of the Merger.

(d) Except as set forth in the Company Disclosure Letter, no officer or director of the Company or any Company Subsidiary, and no “associate” (as defined in Rule 14a-1 under the Exchange Act) of any of them, has any interest in any Material Contract of, or other business arrangement with, the Company or any Company Subsidiary, or in any material property (including any real property and any material personal property, tangible or intangible), used in or pertaining to the business of the Company or any Company Subsidiary.

Section 3.23 Owned Real Property. None of the Company nor any Company Subsidiary owns any real property.

Section 3.24 Leased Real Property. The Company Disclosure Schedule contains a schedule of all properties leased by the Company or a Company Subsidiary (the “Leased Real Property”). Each lease relating to Leased Real Property (collectively, the “Leases”) is in full force and effect in accordance with its terms. Neither the Company nor any Company Subsidiary is in material default under any Lease and, to the knowledge of the Company, no other party to a Lease is in material default under any Lease.

Section 3.25 Insurance. All material physical assets of the Company and the Company Subsidiaries are covered by fire and other insurance against such risks and in such amounts as are reasonable for prudent owners of comparable assets, and true and complete copies of all such insurance policies have been delivered or made available to Parent. Neither the Company nor any Company Subsidiary is in default with respect to any of the provisions contained in any such policies of insurance or has failed to give any notice or pay any premium or present any claim under any such insurance policy, except for such defaults or failures that would not reasonably be expected to have a Company Material Adverse Effect. The Company has no knowledge of and neither the Company nor any Company Subsidiary has received written notice that any of such insurance policies will not be renewed by the insurer upon the scheduled expiry of the policy or will be renewed by the insurer only on the basis that there will be a material increase in the premiums payable in respect of the policy.

Section 3.26 Labor and Employment Matters. Except as set forth in the Company Disclosure Letter, there are no collective bargaining or other labor or trade union agreements to which the Company or any Company Subsidiary is a party or by which any of them is bound. To the knowledge of the Company, since December 31, 2004, neither the Company nor any of its subsidiaries have encountered any labor or trade union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts. The Company is in compliance in all material respects with all applicable laws and regulations respecting employees and employment practices, independent contractor arrangements, terms and conditions of employment, workers’ compensation, wages, hours of work and occupational safety and health.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub, jointly and severally, represent and warrant to the Company that:

Section 4.01 Organization, Standing and Power. Each of Parent and Sub, is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and could not reasonably be expected to have a material adverse effect on Parent or prevent or materially delay consummation of the Transactions (a “Parent Material Adverse Effect”).

Section 4.02 Sub. Since the date of its incorporation, Sub has not carried on any business or conducted any operations, other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 4.03 Authority; Execution and Delivery; Enforceability. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by each of Parent and Sub of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Sub. Parent, as sole stockholder of Sub, has adopted this Agreement. Each of Parent and Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

Section 4.04 No Conflicts; Consents. (a) The execution and delivery by each of Parent and Sub of this Agreement, do not, and the consummation of the Merger and the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, any provision of (i) the charter or organizational documents of Parent or any of its subsidiaries, (ii) any material Contract to which Parent or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and such filings as may be required under applicable environmental Laws, (ii) such filings as may be required in connection with the taxes described in Section 6.09, (iii) filings under any applicable state takeover Law and (iv) such other items (A) that may be required under the applicable Law (other than antitrust or competition Law) of any foreign country, (B) required solely by reason of the participation of the Company (as opposed to any third party) in the Transactions or (C) that, individually or in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect

Section 4.05 Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement or any other document required to be filed by the Company with the SEC will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, or filed with the SEC, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.06 Brokers. No broker, investment banker, financial advisor or other person, other than Nikko Citigroup and its affiliates, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the Transactions based upon arrangements made by or on behalf of Parent.

Section 4.07 Capital Resources. Parent will have at Closing sufficient immediately available funds to consummate the Transactions and to pay all related fees and expenses.

Section 4.08 Interested Stockholder. None of Parent, Sub or any of their “affiliates” or “associates” is, or has been within the last three years, an “interested stockholder” of the Company as those terms are defined in Section 203 of the DGCL.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01 Conduct of Business. (a) Conduct of Business by the Company. Except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted by this Agreement or as agreed in writing by the parties from time to time, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent, such consent not to be unreasonably withheld, provided that if Parent should in any instance, refuse or fail to give such consent, then any consequences of such refusal or failure shall not form, in whole or in part, the basis of any attempt by Parent or Sub to claim that one or more conditions to Closing, specified in Article VII, has not been satisfied, and/or to attempt to terminate this Agreement in the manner provided in Article VIII:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Company Common Stock upon the exercise of Company Employee Stock Options or the settlement of Company RSUs outstanding on the date of this Agreement and in accordance with their present terms;

(iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole;

(v) (A) grant to any employee, executive officer or director of the Company or any Company Subsidiary any increase in compensation, except in the ordinary course of business consistent with prior practice or to the extent required under employment agreements in effect as of the date hereof, (B) grant to any employee, executive officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date hereof, (C) enter into any employment, consulting, indemnification, severance or termination agreement with any such employee, executive officer or director, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement, Company Benefit Plan or Company Benefit Agreement or (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement, Company Benefit Plan or Company Benefit Agreement, provided, that this subsection (v) shall not prohibit the Company or any Company Subsidiary from making employment offers in accordance with the Company’s 2007 Budget, or as otherwise disclosed, to new hires (including entering into agreements providing for compensation and benefits with respect to such offers) as set forth in the Company Disclosure Letter;

(vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required (a) by GAAP, including as may be required by the Financial Accounting Standards Board or any similar organization or (b) by applicable law, including Regulation S-X under the Securities Act;

(vii) sell, lease (as lessor) or otherwise dispose of or subject to any Lien any material properties or material assets, other than in the ordinary course consistent with past practice;

(viii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company;

(ix) make or agree to make any new capital expenditure or expenditures that are in excess of those described in the Company’s 2007 Capital Expenditure Plan made available to Parent (other than as set forth in the Company Disclosure Letter);

(x) make or change any material Tax election, change Tax accounting methods, file any amended Tax Returns, consent to any extension or waiver of the statute of limitations applicable to any Tax claim or assessment, or settle or compromise any material Tax liability or refund (provided that the company shall not require Parent’s consent to pay material Tax liabilities in the ordinary course of business consistent with past practice as they become due, or as set forth in the Company Disclosure Letter);

(xi) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred in the ordinary course of business consistent with past practice or as set forth in the Company Disclosure Letter, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party;

(xii) enter into, grant, authorize or agree to any agreement that licenses Intellectual Property or allows the license of Intellectual Property to any person;

(xiii) notwithstanding the foregoing, take any action, that will materially decrease the Working Capital or the cash balance of the Company from their March 31, 2007 balances other than (A) in the ordinary course of business consistent with past practice, (B) any payments in connection with this Agreement and the Transactions and (C) any payments in connection with the TMA project not in excess of $5,000,000 in the aggregate, or

(xiv) authorize any of, or commit or agree to take any of, the foregoing actions.

(b) Other Actions. Except as otherwise permitted by Section 5.02, the Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in any condition to the Merger set forth in Article VII, not being satisfied.

(c) Advice of Changes. The Company shall promptly advise Parent orally and in writing of any change or event that has had or is expected to have a Company Material Adverse Effect. Parent shall promptly advise the Company orally and in writing of any change or event that has had or is expected to have a Parent Material Adverse Effect.

Section 5.02 No Solicitation. (a) The Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative (collectively, “Representatives”) of, the Company or any Company Subsidiary to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal; provided, however, that, if the Company Stockholder Approval has not yet been obtained, the Company may, to the extent required by the fiduciary obligations of the Company Board, as determined in good faith by a majority of the members thereof, after consultation with outside legal counsel in response to a bona fide, written Company Takeover Proposal that is made by a person a majority of the members of the Company Board determine, in good faith, after consultation with its outside legal counsel and independent financial advisor, is reasonably capable of making a Superior Company Proposal and that a majority of the members of the Company Board determine, in good faith, after consultation with the Company’s independent financial advisor, is reasonably likely to result in a Superior Company Proposal that was not solicited by the Company and that did not otherwise result from a breach of this Section 5.02(a), and subject to compliance with Section 5.02(c), (x) furnish information with respect to the Company to the person making such Company Takeover Proposal and its Representatives pursuant to a customary confidentiality agreement (provided that such information is contemporaneously provided to Parent) and (y) participate in discussions or negotiations with such person and its Representatives regarding any Company Takeover Proposal. The Company shall, and shall cause its Representatives to, cease immediately all discussions and negotiations existing on the date of this Agreement regarding any proposal that constitutes, or may reasonably be expected to lead to, a Company Takeover Proposal.

(b) Neither the Company Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Sub, or propose publicly to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by the Company Board or any such committee, of this Agreement or the Merger, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal or (iii) approve or recommend, or propose to approve or recommend, any Company Takeover Proposal. Notwithstanding the foregoing, if, prior to the obtaining of the Company Stockholder Approval, the Company Board receives a Superior Company Proposal and as a result thereof a majority of the members of the Company Board determine in good faith, after consultation with outside counsel and receipt of advice therefrom, that it is necessary to do so in order to comply with their fiduciary obligations, the Company Board may withdraw or modify its approval or recommendation of the Merger and this Agreement.

(c) The Company shall promptly advise Parent orally and in writing of any Company Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Company Takeover Proposal, and the identity of the person making any such Company Takeover Proposal or inquiry including any change to the material terms of any such Company Takeover Proposal or inquiry. The Company shall keep Parent fully informed of the status including any change to the material terms of any such Company Takeover Proposal or inquiry.

(d) For purposes of this Agreement:

“Company Takeover Proposal” means (i) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company, (ii) any proposal for the issuance by the Company of over 15% of its equity securities as consideration for the assets or securities of another person or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity interest in any voting securities of, or the assets of, the Company or any Company Subsidiary, in each case other than this Agreement, the Merger and the Transactions and other than any acquisition transaction permitted by Section 5.01.

“Superior Company Proposal” means any proposal made by a third party to acquire all the Company Common Stock or all, or substantially all, the assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of all or substantially all its assets or otherwise, (i) on terms which a majority of the members of the Company Board determines in good faith to be superior from a financial point of view to the holders of Company Common Stock than this Agreement, the Merger and the Transactions (after consultation with the Company’s independent financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of the Transactions) (ii) that is not subject to a financing condition, or if subject to a financing condition, shall have (A) delivered to the Company (and the Company shall have delivered to Parent) duly executed commitment letters from financial institutions of international reputation committing, subject to (and only to) customary terms and conditions expressly set forth therein, to provide debt and equity financing to such offeror, that, assuming the financings contemplated by such letters were consummated in accordance with their terms, the offeror would have sufficient funds to pay, when due, all obligations of the offeror pursuant to its offer and (B) confirmed in writing as of the determination of whether such offer constitutes a Superior Offer that (x) no amendment or modification of any of such commitment letters shall be contemplated by the offeror, (y) the respective commitments contained in the commitment letters have not been withdrawn or rescinded in any respect and (z) the offeror has no reason to believe that any of the conditions to the financings contemplated by such commitment letters will not be satisfied on a timely basis or that the financing contemplated by the commitment letters will not be made available on a timely basis and (iii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Preparation of Proxy Statement; Stockholders Meeting. (a) If the adoption of this Agreement by the Company’s stockholders is required by Law, the Company shall, contemporaneously with the public announcement of this Agreement on Form 8-K but in any event no later than four business days following the date hereof, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after responding to any comments received from the SEC to their satisfaction.

(b) If the adoption of this Agreement by the Company’s stockholders is required by Law, the Company shall, as soon as practicable following the earlier of (i) notice by the SEC that they will not review the Proxy Statement or (ii) responding to any SEC comments to the Proxy Statement to their satisfaction; duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Company Stockholder Approval. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval, except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by Section 5.02(b). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal or (ii) the withdrawal or modification by the Company Board of its approval or recommendation of this Agreement or the Merger.

(c) Parent shall cause all shares of Company Common Stock owned by Sub or any other subsidiary of Parent to be voted in favor of the adoption of this Agreement.

Section 6.02 Access to Information; Confidentiality. The Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company may withhold (i) any document or information that is subject to the terms of a confidentiality agreement with a third party, (ii) such portions of documents or information relating to pricing or other matters that are highly sensitive if the exchange of such documents (or portions thereof) or information, as determined by such party’s counsel, might reasonably result in antitrust difficulties for such party (or any of its affiliates) or (iii) any information which it reasonably believes it may not provide to Parent by reason of applicable Law. If any material is withheld by the Company pursuant to the proviso to the preceding sentence, the Company shall inform Parent as to the general nature of what is being withheld to the extent the provision of such information will not cause the Company (or any Company Subsidiary) to violate any agreement with a third party or any applicable Law. Without limiting the generality of the foregoing, the Company shall, within two business days of request therefor, provide Parent with access to the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and with access to any information to which a holder of Company Common Stock would be entitled under Section 220 of the DGCL (assuming such holder met the requirements of such section). All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated April 27, 2007 between the Company and Parent (the “Confidentiality Agreement”).

Section 6.03 Best Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including any proceeding in connection with Appraisal Shares or lawsuits and proceedings seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company and the Company Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, take all action necessary to ensure that the Merger and the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the Transactions. The Company shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Parent in the obtaining of any employment agreements that Parent requests.

(b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 6.04 Stock Options. (a) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding Company Employee Stock Options heretofore granted under any Company Stock Plan to provide that each Company Employee Stock Option outstanding (whether or not vested) shall be canceled in exchange for a cash payment (Parent shall cause such cash payment to be provided to the Company by Sub or Paying Agent) by the Company at the Effective Time of an amount equal to (i) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per share of Company Common Stock subject to such Company Employee Stock Option, multiplied by (ii) the number of shares of Company Common Stock for which such Company Employee Stock Option shall not theretofore have been exercised.

(b) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding Company RSUs heretofore granted under any Company Stock Plan to provide that each Company RSU outstanding (whether or not vested) shall be canceled in exchange for a cash payment (Parent shall cause such cash payment to be provided to the Company by Sub or Paying Agent) by the Company at the Effective Time of an amount equal to: (i) the Merger Consideration, multiplied by (ii) the number of shares of Company Common Stock for which such Company RSU shall not theretofore have been settled.

(c) All amounts payable pursuant to this Section 6.04 shall be subject to any required withholding of Taxes (including any income tax and Employee or Employer’s National Insurance Tax where such tax is the responsibility of the recipient) and shall be paid without interest. The Company shall use its best efforts to obtain all consents of the holders of the Company Employee Stock Options and Company RSUs as shall be necessary to effectuate the foregoing. Notwithstanding anything to the contrary contained in this Agreement, payment shall, at Parent’s request, be withheld in respect of any Company Employee Stock Option or Company RSU until all necessary consents from the affected individual are obtained.

(d) The Company Stock Plans shall terminate as of the Effective Time, and the provisions in any other Company Benefit Plan or Company Benefit Agreement providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Company Employee Stock Option or Company RSU or any participant in any Company Stock Plan or other Company Benefit Plan or Company Benefit Agreement shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

(e) In this Agreement:

“Company Employee Stock Option” means any option to purchase Company Common Stock granted under any Company Stock Plan.

“Company RSU” means any restricted stock unit granted under any Company Stock Plan.

“Company Stock Plans” means the Company 2004 Stock Incentive Plan, the Company Special Bonus Plan and the Company 2000 Stock Incentive Plan.

Section 6.05 Benefit Plans. (a) For a period of two years after the Effective Time, Parent shall either (A) maintain or cause the Surviving Corporation (or in the case of a transfer of all or substantially all the assets and business of the Surviving Corporation, its successors and assigns) to maintain the Company Benefit Plans (other than plans providing for the issuance of Company Common Stock or based on the value of Company Common Stock) at the benefit levels in effect on the date of this Agreement or (B) provide or cause the Surviving

Corporation (or, in such case, its successors or assigns) to provide benefits to employees (other than plans providing for the issuance of equity securities or based on the value of equity securities) of the Company and the Company Subsidiaries that, taken as a whole, are not materially less favorable in the aggregate on the date hereof to such employees. For the avoidance of doubt this Section 6.05 shall only apply to benefits that are available to the employees of the Company in general as opposed to benefits that are only available to particular individuals.

(b) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to honor in accordance with their respective terms (as in effect on the date of this Agreement), all the Company’s employment, severance and termination agreements (including entitlement to pay in lieu of notice in the event of termination), plans and policies disclosed in the Company Disclosure Letter.

(c) With respect to any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, maintained by Parent or any of its subsidiaries, for purposes, of determining eligibility to participate and vesting, service with the Company or any Company Subsidiary shall be treated as service with Parent or any of its subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(d) Parent shall waive, or cause to be waived, any pre-existing condition limitation under any welfare benefit plan maintained by Parent or any of its affiliates (other than the Company) in which employees of the Company and the Company Subsidiaries (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitation would have been applicable under the comparable Company welfare benefit plan immediately prior to the Effective Time. Parent shall recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Company employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

(e) This Section 6.05 shall not create any rights to continued employment in favor of any Company employee.

Section 6.06 Indemnification. (a) Parent and Sub agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors, officers, employees or fiduciaries of the Company and the Company Subsidiaries (the “Indemnified Persons”) as provided in their respective certificates of incorporation or by-laws or other indemnification agreements shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and survive the Merger and shall continue in full force and effect in accordance with their terms. Parent shall cause the Surviving Corporation to, for a period of six years after the Effective Time, cause to be maintained in effect in its charter or by-laws (or similar governing documents) provisions regarding the elimination of liability of directors, indemnification of officers, directors and employees that are no less advantageous to the Indemnified Persons as those currently contained in the Company’s certificate of incorporation and by-laws. Parent shall cause to be maintained for a period of not less than six years from the Effective Time the current directors’ and officers’ insurance and indemnification policies of the Company and the Company Subsidiaries to the extent that it provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”), so long as the premium therefor would not be in excess of 200% of the last annual premium paid prior to the date of this Agreement (such 200% amount, the “Maximum Premium”). If the existing D&O Insurance expires, is terminated or canceled during such six-year period, Parent shall use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the existing D&O Insurance. The Company represents to Parent that the Maximum Premium is $750,370.

(b) The obligations of Parent and the Surviving Corporation under this Section 6.06 shall not be terminated or modified by such parties in a manner so as to adversely affect any Indemnified Person, or any other person entitled to the benefit of this Section 6.06 of this Agreement, as the case may be, to whom this Section 6.06 applies without the consent of the affected Indemnified Person or such other person, as the case may be. If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.06.

(c) The provisions of this Section 6.06 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Person and each other person entitled to the benefit of Section 6.06 of this Agreement, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. It is the parties’ intention that indemnification be available hereunder in accordance with, and subject to the limitations of, this Section 6.06 for any losses arising out of a breach of any particular representation, warranty or covenant made to a party regardless of the claimant’s actual or constructive knowledge of such breach or such losses or of any effect relating to such breach or such losses.

Section 6.07 Fees and Expenses. (a) Except as provided below, all fees and expenses incurred in connection with the Merger and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) The Company shall pay to Parent a fee of $11,245,112 if: (i) the Company terminates this Agreement pursuant to Section 8.01(e); (ii) Parent terminates this Agreement pursuant to Section 8.01(d)(i) or 8.01(d)(ii); or (iii) this Agreement is terminated pursuant to Section 8.01(c) or 8.01(d)(iii) and within one year of such termination the Company enters into a definitive agreement to consummate, or consummates, a Change of Control Transaction. Any fee due under this Section 6.07(b) shall be paid by wire transfer of same-day funds on the date of termination of this Agreement (except that in the case of termination pursuant to clause (iii) above such payment shall be made on the date of execution of such definitive agreement or, if earlier, consummation of such Change of Control Transaction).

(c) If this Agreement is terminated pursuant to Sections 8.01(c) or 8.01(d)(iii), the Company shall reimburse Parent and Sub for all their out-of-pocket expenses in the amount of $5,000,000 in connection with this Agreement, the Merger and the Transactions. $1,000,000 of such reimbursement shall be paid by wire transfer of same-day funds on the date of termination of this Agreement. The remaining balance of $4,000,000 plus simple interest on such outstanding balance at a rate of five (5) percent per annum shall be paid no later than fifteen months after such termination. In the event the Company is required to pay a fee pursuant to Section 6.07(b)(iii), any amounts paid pursuant to this paragraph (other than interest) shall serve as a credit against such fee payment.

(d) The Company shall reimburse Parent and Sub for all their expenses actually incurred not in excess of $8,000,000 (excluding any amount of expenses incurred after the termination of this Agreement arising out of contingent obligations to any financial advisor of Parent) for (i) professional services including accountants, counsel and financial advisors, (ii) actual travel and travel related costs and (iii) costs and expenses associated with any management presentations and meetings, in connection with this Agreement, the Merger and the Transactions; if this Agreement is terminated pursuant to Sections 8.01(a), 8.01(b)(i) or 8.01(b)(iii), and, in each case, within one year of such termination the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by a Change of Control Transaction. Such reimbursement shall be made on the date of execution of such definitive agreement or, if earlier, consummation of such Change of Control Transaction.

Section 6.08 Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

Section 6.09 Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Merger or the Transactions shall be paid by either Sub or the Surviving Corporation, and the Company shall cooperate with Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

Section 6.10 Stockholder Litigation. The Company shall give Parent the reasonable opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to the Merger and the Transactions; provided, however, that no such settlement shall be agreed to without Parent’s consent, which shall not be unreasonably withheld.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01 Conditions to Each Party’s Obligation to Effect The Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. If required by Law, the Company shall have obtained the Company Stockholder Approval.

(b) No Injunctions or Restraints Litigation. There shall not be pending or threatened any suit, action or proceeding (in each case that has a reasonable likelihood of success) nor any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court of competent jurisdiction or other Governmental Entity of competent jurisdiction (collectively, the “Restraints”) in effect (i) seeking to or making the Merger illegal or otherwise prohibiting or limiting the consummation of the Merger, in any way, including any limitations on the ownership or operation of the Company and limitations on the ability of Parent to acquire, hold or exercise full rights of ownership or (ii) seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and the Company Subsidiaries taken as a whole assuming the Merger and the Transactions have been given effect (other than the Sunnyside litigation). No law or regulation preventing the consummation of the Merger shall be in effect. Prior to asserting this condition, subject to Section 6.03, each of the parties shall have used all reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such judgment that may be entered.

Section 7.02 Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company in this Agreement that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), other than for such failures to be true and correct that, individually and in the aggregate, have not had and is not expected to have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) Absence of Company Material Adverse Effect. Except as disclosed in the Company Disclosure Letter, since the date of this Agreement there shall not have been a Company Material Adverse Effect or any change, circumstance, event or effect that is reasonably expected to have a Company Material Adverse Effect.

(d) Appraisal Shares. Appraisal Shares shall not represent more than ten (10) percent of the outstanding Company Common Stock. It is understood and agreed that no shares of Company Common Stock shall be considered Appraisal Shares pursuant to this paragraph if there is a final and nonappealable court decision that the fair value of such Appraisal Shares is equal to or less than $12.00 per share.

Section 7.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Sub in this Agreement that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), other than for such failures to be true and correct that, individually and in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent and Sub by an executive officer of Parent and Sub to such effect.

(b) Parent and Sub shall have performed in all material respects all obligations to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of the Parent and Sub by an executive officer of the Parent and Sub to such effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of Company Stockholder Approval:

(a) by mutual written consent of Parent, Sub and the Company;

(b) by either Parent or the Company:

(i) if the Merger is not consummated on or before March 31, 2008 (the “Outside Date”), unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger;

(ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

(iii) if, upon a vote at a duly held meeting to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained;

(c) by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b), and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach (provided that Parent is not then in willful and material breach of any representation, warranty or covenant contained in this Agreement);

(d) by Parent:

(i) if the Company Board or any committee thereof withdraws or modifies, in a manner adverse to Parent or Sub, or proposes to withdraw or modify,(in each case, regardless whether or not such proposal is delivered pursuant to Section 8.05(b)) in a manner adverse to Parent or Sub, its approval or recommendation of this Agreement or the Merger, fails to recommend to the Company’s stockholders that they give the Company Stockholder Approval or approves or recommends, or proposes to approve or recommend, any Company Takeover Proposal;

(ii) if the Company Board fails to reaffirm unconditionally its recommendation to the Company’s stockholders that they give the Company Stockholder Approval within five (5) business days of Parent’s written request to do so (which request may be made at any time that a Company Takeover Proposal is pending, which public reaffirmation must also include the unconditional rejection of such Company Takeover Proposal); or

(iii) if (A) the Company or any of its officers, directors, employees, representatives or agents takes any of the actions that are prohibited by Section 5.02 but for the exceptions therein allowing certain actions to be taken pursuant to the proviso in the first sentence of Section 5.02(a) or (B) the Company gives Parent the notification contemplated by Section 8.05(b)(iii);

(e) by the Company in accordance with Section 8.05(b); provided, however, that the Company shall have complied with all provisions thereof, including the notice provisions therein; or

(f) by the Company, if the Parent or Sub breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b), and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Parent or Sub of such breach (provided that the Company is not then in willful and material breach of any representation, warranty or covenant contained in this Agreement).

Section 8.02 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than Section 3.17, Section 4.06, the last sentence of Section 6.02, Section 6.07, this Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any representation, warranty or covenant set forth in this Agreement.

Section 8.03 Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that (i) after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders, (ii) no amendment shall be made to this Agreement after the Effective Time and (iii) except as provided above no amendment of this Agreement by the Company shall require the approval of the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 8.04 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Subject to the proviso in Section 8.03, no extension or waiver by the Company shall require the approval of the stockholders of the Company. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.05 Procedure for Termination, Amendment, Extension or Waiver. (a) A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of the Company.

(b) The Company may terminate this Agreement pursuant to Section 8.01(e) only if (i) the Company Board has received a Superior Company Proposal, (ii) in light of such Superior Company Proposal a majority of the directors of the Company shall have determined in good faith, after consultation with outside counsel, that it is necessary for the Company Board to withdraw or modify its approval or recommendation of this Agreement or the Merger in order to comply with its fiduciary duty under applicable Law, (iii) the Company has notified Parent in writing of the determinations described in clause (ii) above, (iv) at least ten business days following receipt by Parent of the notice referred to in clause (iii) above, and taking into account any revised written proposal made by Parent since receipt of the notice referred to in clause (iii) above, such Superior Company Proposal remains a Superior Company Proposal and a majority of the directors of the Company has again made the determinations referred to in clause (ii) above, (v) the Company is in compliance with Section 5.02, (vi) the Company concurrently pays the fee due under Section 6.07, (vii) the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Company Proposal.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or earlier termination of this Agreement. This Section 9.01 shall not limit any covenant or agreement of the parties set forth in Article VI which by its terms contemplates performance after the Effective Time.

Section 9.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Sub, to

Sumitomo Chemical Co., Ltd.

27-1

Shinkawa 2-chome

Chuo-ku, Tokyo 104-8260, Japan

Attention: Toshiyuki Yoshino

Facsimile: 81 3 5543 5909

Email: yoshinot2@sc.sumitomo-chem.co.jp

with a copy to:

Pillsbury Winthrop Shaw Pittman

1540 Broadway

New York, NY 10036-4039

Attention: Donovan Burke

Facsimile: (212) 858-1000

Email: donovan.burke@pillsburylaw.com

and a copy to:

Pillsbury Winthrop Shaw Pittman

5F, Fuerte Kojimachi Building

7-25 Kojimachi 1-chome

Chiyoda-ku, Tokyo 102-0083, Japan

Attention: William Huss

Facsimile: 81 3 5226 7261

Email: william.huss@pillsburylaw.com

(b)	if to the Company, to

Cambridge Display Technology, Inc.

c/o Cambridge Display Technology Limited

Building 2020

Cambourne Business Park

Cambridgeshire

CB23 6DW

United Kingdom

Attention: Hilary Charles

Facsimile: 44 (0) 1954 713620

Email: hcharles@cdtltd.co.uk

with a copy to:

Cadwalader, Wickersham & Taft LLP

265 Strand

London WC2R 1BH

Attention: Richard Nevins

Facsimile: 44 (0) 2071 708600

Email: richard.nevins@cwt-uk.com

Section 9.03 Definitions. (a) For purposes of this Agreement:

An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. For purposes of this Agreement, Sumation Company Limited shall not be considered an affiliate.

“aware” or “awareness” means the same as “knowledge”.

A “Change of Control Transaction” means, with respect to the Company, a transaction with a party other than Parent, Sub or one of Parent’s subsidiaries involving (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction or a series of transactions, involving such party as a result of which either (A) the Company’s stockholders prior to such transaction or series of transactions in the aggregate cease to own at least 61% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or, regardless of the percentage of voting securities held by such stockholders, any person shall beneficially own, directly or indirectly, at least 50% of the voting securities of such ultimate parent entity or (B) the individuals comprising the Company’s board of directors prior to such transaction do not constitute a majority of the board of directors of the entity surviving or resulting from such transaction or of such ultimate parent entity, (ii) a sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or a series of transactions or (iii) the acquisition, directly or indirectly, in a single transaction or a series of transactions, by a person of beneficial ownership of 40% or more of the outstanding shares of Company Common Stock whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise.

A “Company Material Adverse Effect” shall mean any change, circumstance, event or effect that is materially adverse to the business, operations, assets, properties, liabilities, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, other than any change, circumstance, event or effect arising out of or resulting from: (i) conditions generally affecting the United States or United Kingdom economy or generally affecting one or more industries in which the Company and/or any of its subsidiaries operates, but only to the extent that the impact of such conditions on the Company and its subsidiaries, taken as a whole, is not disproportionate to the impact on other similarly situated companies in the same industries in which the Company and its subsidiaries conduct their business; (ii) any failure in and of itself by the Company to meet analysts’ published revenue or earnings predictions or any internal or disseminated projections, forecasts or revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; (iii) changes in GAAP; (iv) changes after the date of this Agreement in Laws, rules or regulations of general applicability or (v) announcement, execution, delivery, performance, consummation or anticipation of the transactions contemplated by, or compliance with, this Agreement and the transactions contemplated hereby.

“knowledge” with respect to the Company and/or the Company Subsidiaries shall mean the actual knowledge of the individuals listed in Section 9.03(a) of the Company Disclosure Letter after reasonable inquiry consistent with such individual’s position or title.

A “ material adverse effect” on a party means a material adverse effect on the business, assets, condition (financial or otherwise), financial condition, or results of operations of such party and its subsidiaries, taken as a whole.

A “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person. For purposes of this Agreement, Sumation Company Limited shall not be considered a subsidiary.

“Working Capital” means (i) the Company’s consolidated current assets (calculated as the sum of inventory, prepaid expenses and accounts receivable), less (ii) the Company’s consolidated current liabilities (calculated as the sum of accounts payable, accrued expenses (other than income taxes) and the current portion of long-term debt and leases).

(b) The following terms have the meanings in the sections set forth below:

Defined Term	Section Reference
affiliate	9.03(a)
Agreement	Preamble
Appraisal Shares	2.01(d)
aware or awareness	9.03(a)
CDT Ltd	3.12(a)
Certificates	2.02(b)
Certificate of Merger	1.03
Certifying Officers	3.06(d)
Change of Control Transaction	9.03(a)
Closing	1.02
Closing Date	1.02
Code	3.11(b)
Company	Preamble
Company Benefit Agreements	3.10
Company Benefit Plans	3.10

Defined Term	Section Reference
Company Board	3.04(b)
Company By-laws	3.01
Company Charter	3.01
Company Common Stock	Preamble
Company Disclosure Letter	Article III
Company Employee Stock Option	6.04(e)
Company Material Adverse Effect	9.03(a)
Company Owned Intellectual Property	3.21(x)
Company Preferred Stock	3.03
Company RSU	6.04(e)
Company SEC Documents	3.06(a)
Company Software Products	3.21(r)
Company Stock Plans	6.04(e)
Company Stockholder Approval	3.04(c)
Company Stockholders Meeting	6.01(b)
Company Subsidiaries	3.01
Company Takeover Proposal	5.02(d)
Confidentiality Agreement	6.02
Consent	3.05(b)
Contract	3.05(a)
Copyrights	3.21(x)
Cowen	3.17
D&O Insurance	6.06(a)
Debt Obligations	3.22(a)(vi)
DGCL	1.01
Disclosed Schemes	3.12(a)
EC Merger Regulation	3.05(b)
Effective Time	1.03
Environment	3.20(f)
Environmental Consent	3.20(f)
Environmental Laws	3.19(a) & 3.20(f)
Environmental Matters	3.20(f)
Exchange Act	3.05(b)
Exchange Fund	2.02(a)
Filed Company SEC Documents	3.06(c)
GAAP	3.06(b)
Governmental Entity	3.05(b)
Hazardous Substance	3.19(a)
HMRC	3.14(a)
HSR Act	3.05(b)
Indemnified Persons	6.06(a)
Intellectual Property	3.21(x)
Joint Developed Agreements	3.21(b)
Jointly Owned Intellectual Property	3.21(x)
Judgment	3.05(a)
knowledge	9.03(a)
LA Scheme	3.12(b)
Law	3.05(a)
Leased Real Property	3.24
Leases	3.24
Liens	3.02(a)

Defined Term	Section Reference
Limited License	3.21(t)
material adverse effect	9.03(a)
Material Contracts	3.22(a)
Maximum Premium	6.06(a)
Merger	Preamble
Merger Consideration	2.01(c)
NIC	3.14(a)
Outbound Intellectual Property Licenses	3.21(g)
Outbound Intellectual Property Sublicenses	3.21(h)
Outside Date	8.01(b)
Owned Intellectual Property	3.21(x)
Parent	Preamble
Parent Material Adverse Effect	4.01
Patent	3.21(x)
Paying Agent	2.02(a)
Pension Scheme	3.12(a)
Permitted Liens	3.21(x)
person	9.03(a)
Principal Company Stockholders	Preamble
Proxy Statement	3.05(b)
Relevant Substance	3.20(f)
Representatives	5.02(a)
Restraints	7.01(b)
SEC	3.05(b)
Section 262	2.01(d)
Securities Act	3.06(b)
Software	3.21(x)
Staff	3.13(a)
Sub	Preamble
subsidiary	9.03(a)
Superior Company Proposal	5.02(d)
Support Agreements	Preamble
Surviving Corporation	1.01
Tax or Taxes	3.09(h)
Tax Return	3.09(h)
Third Party Embedded Software	3.21(r)
Third Party Intellectual Property	3.21(x)
Third Party Intellectual Property Licenses	3.21(c)
Third Party Software Licenses	3.21(r)
Trademarks	3.21(x)
Transactions	3.04(a)
Transaction Agreements	Preamble
Transfer Taxes	6.09
UK Participants	3.14(a)
US Administrators	3.11(a)
Voting Company Debt	3.03
Warrants	2.03
Working Capital	9.03(a)

Section 9.04 Interpretation; Disclosure Letters. (a) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Any matter disclosed in any section of the Company Disclosure Letter shall be deemed disclosed only for the purposes of the specific Sections of this Agreement to which such section relates.

(b) For the purpose of analyzing whether any effect is “material” or constitutes a “material adverse effect” for any purpose under this Agreement, the analysis of materiality shall not be limited to a long-term perspective (and whether any effect is or might be short-term, temporary or cyclical in nature shall not be dispositive of its materiality).

(c) A reference to any US legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than the United States be treated as a reference to the relevant analogous term in that jurisdiction.

Section 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 9.06 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.07 Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for Sections 6.04, 6.05 and 6.06, are not intended to confer upon any person any rights or remedies other than the parties to this Agreement. Notwithstanding clause (b) of the immediately preceding sentence, following the Effective Time the provisions of Article II shall be enforceable by holders of Certificates.

Section 9.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 9.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York state court, any Federal court located in the State of New York or the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any New York state court or, any Federal court located in the State of New York or the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any Transaction in any court other than any New York state court or, any Federal court sitting in the State of New York or the State of Delaware or any Delaware state court and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any Transaction.

Section 9.11 Time Zone Convention. Any reference to any date in this Agreement, unless specified herein, shall be deemed to refer to Japan Time. For example, if any event takes place during the afternoon in New York, it shall be deemed to have taken place on the following day in Japan.

IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

SUMITOMO CHEMICAL CO., LTD.

By:	/s/ K. NAKAE
Name:	Kiyohiko Nakae
Title:	Managing Executive Officer

ROSY FUTURE, INC.

By:	/s/ T. YOSHINO
Name:	Toshiguki Yoshino
Title:	CEO

MERGER AGREEMENT

IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

CAMBRIDGE DISPLAY TECHNOLOGY, INC.

By:	/s/ DAVID FYFe
Name:	David Fyfe
Title:	CEO & Chairman

MERGER AGREEMENT

ANNEX B

EXECUTION COPY

SUPPORT AGREEMENT

BY AND AMONG

CAMBRIDGE DISPLAY TECHNOLOGY, INC.

SUMITOMO CHEMICAL CO., LTD.

ROSY FUTURE, INC.

AND

THE STOCKHOLDERS OF

CAMBRIDGE DISPLAY TECHNOLOGY, INC.

LISTED ON SCHEDULE I HERETO

Dated as of July 31, 2007

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of July 31, 2007, by and among SUMITOMO CHEMICAL CO., LTD., a Japanese corporation (“Parent”), ROSY FUTURE, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and each of the stockholders of the Company set forth on Schedule I hereto, in each case severally and not jointly (the “Stockholders”), and, solely for purposes of Sections 4.4, 4.6 and 5.5 hereof, CAMBRIDGE DISPLAY TECHNOLOGY, INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, simultaneously with the execution hereof, Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, and subject to the terms and conditions set forth therein, (a) each issued share of common stock, par value $0.01 per share, of the Company (the “Common Shares”) not owned by Parent, Merger Sub, the Company or their respective subsidiaries shall be converted into the right to receive $12.00 in cash, without interest (the “Merger Consideration”), and (b) Merger Sub will be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in accordance with the Delaware General Corporation Law (the “DGCL”) as well as all other applicable Laws (capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement);

WHEREAS, as of the date hereof, each Stockholder owns and has the power to vote the number of Common Shares of the Company set forth opposite such Stockholder’s name on Schedule I hereto (collectively, the “Subject Shares”);

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, and as an inducement and in consideration therefor, Parent has required that each Stockholder agree, and each Stockholder has agreed, to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings specified therefor below:

“Acquisition Transaction” shall have the meaning specified in Section 4.2.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and provided, further, that an Affiliate of any Person shall also include (i) any officer, director, trustee or beneficiary of such Person, (ii) any spouse, parent, sibling or descendant of any Person described in clause (i) above, and (iii) any trust for the benefit of any Person described in clauses (i) through (ii) above or for any spouse, issue or lineal descendant of any Person described in clauses (i) through (ii) above.

“Business Day” shall mean any day, other than a Saturday, Sunday or a day on which banks located in New York, New York shall be authorized or required by Law to close.

“Common Shares” shall have the meaning specified in the Recitals hereto.

“Company” shall have the meaning specified in the Preamble hereto.

“DGCL” shall have the meaning specified in the Recitals hereto.

“Effective Term” shall have the meaning specified in Section 2.1.

“Effective Time” shall mean the date and time when the Merger shall become effective.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“HSR Act” shall have the meaning specified in Section 5.2.

“Merger” shall have the meaning specified in the Recitals hereto.

“Merger Agreement” shall have the meaning specified in the Recitals hereto.

“Merger Consideration” shall have the meaning specified in the Recitals hereto.

“Merger Sub” shall have the meaning specified in the Preamble hereto.

“Parent” shall have the meaning specified in the Preamble hereto.

“Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a limited liability partnership, a trust, an incorporated organization and a Governmental Entity.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement dated as of December 21, 2004 among the Company, Kelso Investment Associates VI, L.P., KEP VI, LLC, Hillman Capital Corporation, Hillman CDT LLC, Hillman CDT 2000 LLC and certain employees of the Company, as amended.

“Shares” shall have the meaning specified in Section 2.1.

“Stockholders” shall have the meaning specified in the Preamble hereto.

“Subject Shares” shall have the meaning specified in the Recitals hereto.

“Subsidiary” shall mean, with respect to any Person, any other Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first Person).

“Transaction Documents” shall have the meaning specified in Section 2.1.

ARTICLE II

VOTING OF SHARES

Section 2.1 Agreement to Vote the Subject Shares. Each Stockholder, solely in its capacity as such, and for itself only, hereby agrees that, during the period commencing on the date hereof and continuing until the termination of this Agreement in accordance with Section 6.1 (such period, the “Effective Term”), at any meeting or any adjournment or postponement thereof of the stockholders of the Company, however called, or in connection with any written consent in lieu of such meeting, such Stockholder shall appear at each such meeting, in person or by proxy, or otherwise cause the Shares (as defined below) to be counted as present thereat for purposes of establishing a quorum, and each such Stockholder shall vote (or cause to be voted) or act by written consent with respect to all of the Subject Shares and any other voting securities of the Company owned by such

Stockholder (including any such securities acquired hereafter directly or indirectly by such Stockholder, collectively with such Stockholder’s Subject Shares, the “Shares”) (x) in favor of the adoption and approval of the Merger Agreement and the Merger and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement, including any other action reasonably requested by Parent in furtherance thereof, (y) against any action (including, without limitation, any motion to adjourn or postpone a meeting of stockholders of the Company at which any matters contemplated by the Merger Agreement or this Agreement (collectively, the “Transaction Documents”) are to be presented to a vote of such stockholders), transaction or agreement that would result in a breach in any material respect of or would otherwise be inconsistent with any covenant, representation or warranty or any other obligation or agreement of the Company in any Transaction Document to which it is a party, or of such Stockholder under this Agreement, and (z) without limiting the preceding clause (y) and except as otherwise agreed to in writing in advance by Merger Sub, against the following actions (other than the Merger and the transactions contemplated by the Transaction Documents): (i) any extraordinary corporate transaction, such as a merger, share exchange, arrangement, reorganization, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its respective Subsidiaries; (ii) any approval or consent regarding any Acquisition Transaction; (iii) any change in the Persons who constitute the board of directors of the Company other than filling vacancies in connection with voluntary resignations or the appointment of Parent nominees; or (iv) any other action involving the Company or any of its Subsidiaries that is intended, or would reasonably be expected, to impede in any material respect, interfere with, delay, postpone, or adversely affect the Merger or any of the transactions contemplated by the Transaction Documents or any other agreement referred to therein.

ARTICLE III

PROXY

Section 3.1 Grant of Proxy. Each Stockholder hereby appoints with respect to such Stockholder’s Shares of the Company, Merger Sub and its executive officers, from the date hereof until the termination of this Agreement in accordance with its terms, such Stockholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the Effective Term with respect to such Stockholder’s Shares on the matters and in the manner specified in Section 2.1. Each Stockholder is hereby delivering to Parent a proxy in the form attached hereto as Exhibit A. This proxy is given in connection with the Merger Agreement to secure the performance of the duties of each Stockholder under this Agreement. Each Stockholder shall take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy. The proxy and power of attorney set forth in this Section 3.1 shall terminate automatically without any further action by any party hereto upon termination of this Agreement in accordance with its terms.

Section 3.2 Nature of Proxy. The grant of proxy and appointment as power of attorney pursuant to Section 3.1 by each Stockholder shall be irrevocable during the Effective Term and shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy. Each Stockholder hereby revokes any and all previous proxies with respect to such Stockholder’s Shares. Each Stockholder agrees not to grant any proxy to any Person that conflicts with the proxy granted by such Stockholder pursuant to this Article III, and any attempt to do so shall be void and of no force and effect. It is understood and agreed that Merger Sub will not use the proxy and power of attorney granted pursuant to this Article III unless the Stockholder fails to comply with Section 2.1 hereof and that, to the extent Merger Sub uses such proxy and power of attorney, it will only vote such Shares with respect to the matters specified in, and in accordance with the provisions of, Section 2.1 hereof. The power of attorney granted herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Stockholder.

ARTICLE IV

COVENANTS

Section 4.1 Generally. Each Stockholder agrees that during the Effective Term, except as contemplated by the terms of this Agreement, such Stockholder shall not (a) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other agreement with respect to, or consent to, the sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Stockholder’s Shares; (b) grant any proxies or powers of attorney in respect of such Stockholder’s Shares, deposit any of such Stockholder’s Shares into a voting trust or enter into a voting agreement of any kind with respect to any of such Stockholder’s Shares; or (c) enter into any agreement, contract, letter of intent, agreement in principle or understanding with any Person or take any other action that violates or conflicts with or could reasonably be expected to violate or conflict with the provisions and agreements contained in any Transaction Document, provided that each Stockholder shall be permitted to sell all or any of its Shares to a person who executes an Agreement substantially identical to this Agreement with Parent, the Company and Merger Sub.

Section 4.2 No Solicitation of Other Offers. (a) During the Effective Term, no Stockholder shall, and each Stockholder shall not authorize or permit any of its Subsidiaries or Affiliates (other than the Company, to the extent the Company is or may be deemed an Affiliate of such Stockholder, and is acting as contemplated by Section 5.02 of the Merger Agreement) or any of its, Subsidiaries’ or Affiliates’ directors, officers, employees, agents or representatives to, directly or indirectly, solicit, initiate or encourage, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any merger, liquidation, recapitalization, consolidation or other business combination involving the Company or its Subsidiaries or acquisition of any capital stock or any material portion of the assets of the Company or its Subsidiaries, or any combination of the foregoing (other than in connection with the Merger and the other transactions contemplated by the Merger Agreement) (an “Acquisition Transaction”), or negotiate, explore or otherwise engage in substantive discussions with any Person (other than Parent, Merger Sub or their respective directors, officers, employees, agents and representatives) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement.

(b) Immediately following the execution of this Agreement, each Stockholder shall, and shall cause its Subsidiaries and Affiliates (other than the Company, to the extent the Company is or may be deemed an Affiliate of such Stockholder, and is acting as contemplated by Section 5.02 of the Merger Agreement) and its Subsidiaries’ and its Affiliates’ officers, directors, employees, representatives and agents to, immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition or exchange of all or any material portion of the assets of, or any equity interest in, the Company or any of its Subsidiaries or any business combination with the Company or any of its Subsidiaries (other than Parent, Merger Sub or their respective directors, officers, employees, agents and representatives). During the Effective Term, each Stockholder shall promptly advise Parent orally and in writing of the receipt, directly or indirectly, of any proposal for an Acquisition Transaction or of any inquiry that could lead to an Acquisition Transaction, identify the offeror, furnish to Parent any information with respect to the Company delivered by such Stockholder to such offeror and keep Parent fully informed of the status including any change to the material terms of any such Acquisition Transaction.

Section 4.3 Waiver of Appraisal Rights. Each Stockholder hereby irrevocably waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have.

Section 4.4 Stop Transfer. Each Stockholder agrees with, and covenants to, Parent that such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder’s Shares, unless such transfer is made in compliance with this Agreement. the Company hereby agrees that during the term of this Agreement it shall not register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Shares, unless such transfer is made in compliance with this Agreement.

Section 4.5 Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that each Stockholder’s obligations under this Agreement are solely in its capacity as a stockholder of the Company, and that the covenants and agreements set forth herein shall not prevent any officer or director of the Company, acting in such capacity, from taking any action permitted by the proviso to Section 5.02(a) of the Merger Agreement.

Section 4.6 Board Approval. The Company represents and warrants that the Board of Directors of the Company has approved and adopted this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby for all purposes. the Company agrees that it will not take any action during the term of this Agreement (other than as permitted by the Merger Agreement) to make the representations and warranties made in this Section 4.6 untrue in any respect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Each Stockholder, severally and not jointly, hereby represents and warrants to Parent and Merger Sub solely with respect to itself as follows:

Section 5.1 Ownership. Such Stockholder is the record and beneficial owner of the Subject Shares set forth opposite such Stockholder’s name on Schedule I attached hereto as of the date hereof. The Subject Shares set forth opposite the name of such Stockholder on Schedule I constitute all of the shares of capital stock of the Company owned of record or beneficially by such Stockholder as of the date hereof. Except as set forth on Schedule I, such Stockholder does not own, of record or beneficially, any warrants, options or other rights to acquire any shares of capital stock of the Company. The securities listed beside such Stockholder’s name on Schedule I and the certificates representing such securities are now, and at all times during the term hereof will be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all Liens, encumbrances, proxies, voting trusts or other agreement, arrangement or restriction with respect to the voting or transfer of such securities that would prohibit such Stockholder from complying with this Agreement with respect to such securities (other than as contemplated by this Agreement, the Merger Agreement and the Registration Rights Agreement).

Section 5.2 Authority; No Conflicts. Such Stockholder has the authority and has been duly authorized by all necessary action (including consultation, approval or other action by or with any other Person), to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby. Except for filings and approvals under the Hart-Scott-Rodino Antitrust Improvements Acts of 1976, as amended (the “HSR Act”) or other applicable antitrust laws, no filing with, or permit, authorization, consent or approval of any, Governmental Entity is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and none of the execution and delivery of this Agreement by such Stockholder or the performance by such Stockholder of its obligations under this Agreement will (A) conflict with or result in any breach of any applicable organization documents of such Stockholder, (B) conflict with or result in any breach of or constitute (with or without notice or lapse of time or both) a default (or give rise to any third-party right of termination, cancellation, material modification or acceleration) under any of the material terms, conditions or provisions of any material note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s properties or assets may be bound, or (C) materially violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder or any of such Stockholder’s properties or assets.

Section 5.3 Binding Effect. This Agreement has been duly executed and delivered by such Stockholder and is the valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights generally and by equitable principles to which the remedies of specific performance and injunctive and similar forms of relief are subject.

Section 5.4 Reliance by Parent and Merger Sub. Each Stockholder and the Company understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s and the Company’s execution and delivery of this Agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Termination. This Agreement shall terminate on the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms or (c) an agreement of Parent, Merger Sub and the Stockholders to terminate this Agreement. Upon termination of this Agreement in accordance with this Section 6.1, this Agreement and the representations and warranties and agreements of the parties contained herein shall become null and void and have no effect with no liability on the part of any party hereto; provided, however, that no such termination shall relieve any party from liability for any breach hereof prior to such termination.

Section 6.2 Stockholder Capacity. No Stockholder executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such a director or officer. Each Stockholder executes this Agreement solely in its capacity as the record holder or beneficial owner (or affiliate of such record holder or beneficial owner) of such Stockholder’s Subject Shares and for its account only.

Section 6.3 Disclosure. Each Stockholder hereby permits the Company, Parent and Merger Sub to disclose in any notice, information statement or proxy statement provided to Stockholders regarding the Merger its identity and ownership of Subject Shares and the nature of its commitments, arrangements, and understandings pursuant to this Agreement.

Section 6.4 Entire Agreement. This Agreement and the agreements referred to herein, including the Merger Agreement, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto.

Section 6.5 Binding Effect; Benefit; Assignment; Transfers. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, without the prior written consent of each of the other parties, except that each of Parent and Merger Sub may assign and transfer its rights and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent. Nothing in this Agreement, expressed or implied, is intended to confer on any Person, other than the parties hereto, any rights or remedies.

Section 6.6 Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by only those parties affected by such amendment, supplement, waiver, modification or termination.

Section 6.7 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by facsimile (upon confirmation of receipt), as follows:

(i) If to any Stockholder, to such Stockholder at the address set forth next to such Stockholder’s name on Schedule I;

(ii)	If to either Parent or Merger Sub, to:

Sumitomo Chemical Co., Ltd.

27-1

Shinkawa 2-chome

Chuo-ku, Tokyo 104-8260, Japan

Telephone: 81 3 5543 5142

Facsimile: 81 3 5543 5909

Attention: Toshiyuki Yoshino

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

1540 Broadway

New York, NY 10036-4039

Facsimile: 212 858-1500

Attention: Donovan Burke, Esq.

and a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

Gaikokuho Jimubengoshi Jimusho

Fuerte Kojimachi Building 5th Fl.

7-25, Kojimachi 1-chome

Chiyoda-ku, Tokyo

102-0083, Japan

Facsimile: 011-813-5226-7261

Attention: William Huss, Esq.

(iii)	If to the Company, to:

Cambridge Display Technology, Inc.

c/o Cambridge Display Technology Limited

Building 2020

Cambourne Business Park

Cambridgeshire

CB23 6DW

United Kingdom

Telephone: 44 (0) 1954 713600

Facsimile: 44 (0) 1954 713620

Attention: Hilary Charles

with a copy (which shall not constitute notice) to:

Cadwalader, Wickersham & Taft LLP

265 Strand

London WC2R 1BH

Facsimile: 44 (0) 2071 708600

Attention: Richard Nevins, Esq.

or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery, except for a notice of a change of address, which shall be effective only upon receipt thereof.

Section 6.8 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 6.9 Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 6.10 No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 6.11 GOVERNING LAW. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES AND RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

Section 6.12 Jurisdiction; Agents for Service of Process. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto may be brought in any New York state court, any Federal court located in the State of New York or the State of Delaware or in any Delaware state court, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each of Parent, Merger Sub, the Company and each Stockholder agree that service of any process, summons, notice or document by U.S. registered mail to such party’s address set forth above shall be effective service of process for any action, suit or proceeding with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 6.12.

Section 6.13 Waiver of Jury Trial. Each of Parent, Merger Sub, the Company, and each Stockholder hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation as between the parties directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto. Each of Parent, Merger Sub, the Company, and each Stockholder (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 6.13.

Section 6.14 Notice of Additional Shares. Each Stockholder agrees, while this Agreement is in effect, to notify Parent promptly of the number of any Common Shares or other voting securities of the Company acquired by such Stockholder after the date hereof.

Section 6.15 Headings. The descriptive headings of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.16 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

[Signatures follow immediately on the next page]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

SUMITOMO CHEMICAL CO., LTD.

By	/s/ K. NAKAE
Name:	Kiyohiko Nakae
Title:	Managing Executive Officer

ROSY FUTURE, INC.

By	/s/ T. YOSHINO
Name:	Toshiyuki Yoshino
Title:	CEO

SUPPORT AGREEMENT

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

CAMBRIDGE DISPLAY TECHNOLOGY, INC.

By	/s/ MICHAEL BLACK
Name:	Michael Black
Title:	CFO

SUPPORT AGREEMENT

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

STOCKHOLDER

By	/s/ SUK BAE CHA
Name:	SB Cha
Title:

SUPPORT AGREEMENT

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

STOCKHOLDER

By	/s/ DAVID FYFE
Name:	David Fyfe
Title:

SUPPORT AGREEMENT

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

STOCKHOLDER

By	/s/ IAN CHAO
Name:	Ian Chao
Title:

SUPPORT AGREEMENT

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

KELSO INVESTMENT ASSOCIATES VI, L.P.

By:	Kelso GP VI, LLC, its general partner

By	/s/ JAMES CONNORS
Name:	James J. Connors, II
Title:	Managing Member

SUPPORT AGREEMENT

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

KEP VI, LLC

By	/s/ JAMES CONNORS
Name:	James J. Connors, II
Title:	Managing Member

SUPPORT AGREEMENT

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

MAGNETITE ASSET INVESTORS L.L.C.

By:	BlackRock Financial Management, Inc.
its Managing Member

By	/s/ FRANK GORDON
Name:	Frank Gordon
Title:	Managing Director

SUPPORT AGREEMENT

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

CARDINAL COURT INVESTORS

By	/s/ ROBERT D. KAMMAN
Name:	Robert D. Kamman
Title:	Manager

SUPPORT AGREEMENT

Schedule I—Stockholder Information

Stockholder	Number of Shares
Cardinal Court Investors	56,095
Kelso Investment Associates VI, L.P.	7,498,412
KEP VI, LLC	1,159,421
Magnetite Asset Investors L.L.C.	275,294
David Fyfe	90,600
Suk Bae Cha	28,917
Ian Chao	7,160

SCHEDULE I TO SUPPORT AGREEMENT

IRREVOCABLE PROXY

The undersigned stockholder of Cambridge Display Technology, Inc., a Delaware corporation (the “Company”), hereby irrevocably appoints Rosy Future, Inc., a Delaware corporation (“Merger Sub”), as the sole and exclusive attorney and proxy of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned’s rights with respect to: (i) the shares of capital stock of the Company owned by the undersigned beneficially and of record as of the date hereof, which shares are listed on Schedule I to this Proxy, and (ii) any and all shares of capital stock of the Company acquired (and owned beneficially and of record) by the undersigned on or after the date hereof (collectively, the “Owned Shares”), until the Expiration Date (as defined below). As used herein, the term “Expiration Date” shall mean the earliest to occur of: (A) such date and time as the merger of Merger Sub with and into the Company (the “Merger”) contemplated by that certain Agreement and Plan of Merger dated as of July 31, 2007, among Sumitomo Chemical Co., Ltd., a Japanese corporation (“Parent”), Merger Sub, and the Company (the “Merger Agreement”) shall become effective, (B) the termination of the Merger Agreement in accordance with its terms and (C) an agreement of Parent, Merger Sub and the undersigned stockholder to terminate this Proxy. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Owned Shares are hereby revoked and no subsequent proxies will be given by the undersigned with respect to the Owned Shares that conflicts with this proxy.

This proxy and power of attorney is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration of Parent and Merger Sub entering into the Merger Agreement. The attorney and proxy named above will be empowered at any time prior to the Expiration Date to vote or act by written consent with respect to the Owned Shares at every annual, special, adjourned or postponed meeting of the Company stockholders, and in every written consent in lieu of such a meeting, as provided below. The power of attorney granted herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of the undersigned stockholder of the Company.

The attorney and proxy named above may only exercise this proxy to vote the Owned Shares subject hereto at any time prior to the Expiration Date at every annual, special or adjourned meeting of the stockholders of the Company and in every written consent in lieu of such meeting, (x) in favor of the adoption and approval of the Merger Agreement and the Merger and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and the Support Agreement dated as of July 31, 2007 (the “Support Agreement”), including any other action reasonably required in furtherance thereof, (y) against any action (including, without limitation, any motion to adjourn or postpone a meeting of stockholders of the Company at which any matters contemplated by the Merger Agreement or Support Agreement (collectively, the “Transaction Documents”) are to be presented to a vote of such stockholders), transaction or agreement that would result in a breach in any respect of or would otherwise be inconsistent with any covenant, representation or warranty or any other obligation or agreement of the Company in any Transaction Document to which it is a party, or of such Stockholder under the Support Agreement, and (z) without limiting the preceding clause (y) and except as otherwise agreed to in writing in advance by Merger Sub, against the following actions (other than the Merger and the transactions contemplated by the Transaction Documents and the other agreements referred to therein): (i) any extraordinary corporate transaction, such as a merger, share exchange, arrangement, reorganization, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its respective Subsidiaries (as defined in the Support Agreement); (ii) approval or consent regarding any Acquisition Transaction (as defined in the Support Agreement); (iii) any change in the Persons (as defined in the Support Agreement) who constitute the board of directors of the Company other than filling vacancies in connection with voluntary resignations or the appointment of Parent nominees; or (iv) any other action involving the Company or any of its Subsidiaries that is intended, or would reasonably be expected, to impede in any material respect, interfere with, delay, postpone, or adversely affect the Merger or any of the transactions contemplated by the Transaction Documents or any other agreement referred to therein.

The undersigned stockholder may vote the Owned Shares on all other matters.

1

Notwithstanding anything to the contrary contained herein, the attorney and proxy named above may only exercise this proxy to vote the Owned Shares if the undersigned stockholder fails to comply with Section 2.1 of the Support Agreement.

[Signatures follow immediately on the next page]

* * * * * *

2

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

Dated: July 31, 2007

STOCKHOLDER: DAVID FYFE

By	/s/ DAVID FYFE
Name:	David Fyfe
Title:

PROXY

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

Dated: July 31, 2007

STOCKHOLDER: IAN CHAO

By	/s/ IAN CHAO
Name:	Ian Chao
Title:

PROXY

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

Dated: July 31, 2007

STOCKHOLDER:

By	/s/ SUK BAE CHA
Name:	Suk Bae Cha
Title:	Lucem Consulting

PROXY

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

Dated: July 31, 2007

KELSO INVESTMENT ASSOCIATES VI, L.P.

By:	Kelso GP VI, LLC, its general partner

By	/s/ JAMES CONNORS
Name:	James J. Connors, II
Title:	Managing Member

PROXY

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

Dated: July 31, 2007

KEP VI, LLC

By	/s/ JAMES CONNORS
Name:	James J. Connors
Title:	Managing Member

PROXY

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

Dated: July 31, 2007

MAGNETITE ASSET INVESTORS L.L.C.

By:	BlackRock Financial Management, Inc.
its Managing Member

PROXY

By	/s/ FRANK GORDON
Name:	Frank Gordon
Title:	Managing Director

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

Dated: July 31, 2007

CARDINAL COURT INVESTORS

By	/s/ ROBERT D. KAMMAN
Name:	Robert D. Kamman
Title:	Manager

PROXY

ANNEX C—COWEN AND COMPANY, LLC FAIRNESS OPINION

July 30, 2007 (Eastern Daylight Time)

July 31, 2007 (Japan Time)

Board of Directors

Cambridge Display Technology, Inc.

c/o Cambridge Display Technology Limited

2020 Cambourne Business Park

Cambridge CB23 6DW, United Kingdom

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock, par value $0.01 per share of Cambridge Display Technology, Inc. (the “Company”) of the Consideration (as defined below) to be received by such stockholders in connection with the Transaction (as defined below), pursuant to the terms of that certain Agreement and Plan of Merger, to be dated on or about the date of this letter (the “Agreement”), by and among the Company, Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Sumitomo Chemical Company (“Merger Sub”), and Sumitomo Chemical Company.

As more specifically set forth in the Agreement, and subject to the terms, conditions and adjustments set forth in the Agreement, at the Effective Time (as defined in the Agreement), Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation as a wholly owned subsidiary of Sumitomo Chemical Company (the “Transaction”). At the Effective Time, among other things, each share of the Company’s common stock, $0.01 par value per share, issued and outstanding immediately prior to the Effective Time, other than shares beneficially owned by Sumitomo Chemical Company, Merger Sub or the Company (the “Common Stock”), shall be converted into the right to receive $12.00 in cash, without any interest thereon (the “Consideration”).

Cowen and Company, LLC (“Cowen”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates actively trade the securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

We are acting as exclusive financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee from the Company for our services pursuant to the terms of our engagement letter with the Company, dated May 2, 2007, a significant portion of which is contingent upon the consummation of the Transaction. We will also receive a fee for providing this Opinion. Cowen and its affiliates in the ordinary course of business have from time to time provided to the Company, and in the future may provide to Sumitomo Chemical Company, commercial and investment banking services, and have received, and may receive, fees for the rendering of such services.

In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

•	A draft of the Agreement dated July 27, 2007, which is the most recent draft made available to Cowen;

•

Certain publicly available financial and other information for the Company, including equity research and Reuters estimates, and certain other relevant financial and operating data furnished to Cowen by the Company’s management;

•	Certain internal financial analyses, financial forecasts, reports and other information concerning the Company (the “Company’s Forecasts”), prepared by the Company’s management;

•

Discussions Cowen has had with certain members of the Company’s management concerning the historical and current business operations, financial conditions and prospects of the Company and such other matters Cowen deemed relevant;

•	Operating results of the Company as compared to the operating results of certain publicly traded companies Cowen deemed relevant;

•

The reported price and trading histories of the shares of the common stock of the Company as compared to the reported price and trading histories of certain publicly traded companies Cowen deemed relevant;

•	Certain financial terms of the Transaction as compared to the financial terms of certain selected business combinations Cowen deemed relevant;

•	Based on the Company’s Forecasts, the cash flows generated by the Company on a stand-alone basis to determine the present value of the discounted cash flows; and

•	Such other information, financial studies, analyses and investigations and such other factors that Cowen deemed relevant for the purposes of its opinion.

In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company or which is publicly available. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, such information. We have relied upon, without independent verification, the assessment of the Company’s management of the existing technology, products and services of the Company and the viability of, and risks associated with the future technology, products and services of the Company. In addition, we have not conducted nor have assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have, with your consent, assumed that the Company Forecasts were reasonably prepared by the management of the Company on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of the Company, and with your consent, we have assumed that such Company Forecasts, Reuters estimates and projections, utilized in our analyses, provide a reasonable basis for our opinion.

We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company, nor have we been furnished with such materials. With respect to all legal matters relating to the Company, Sumitomo Chemical Company and Merger Sub, we have relied on the advice of legal counsel to the Company. In connection with the rendering of this Opinion, we express no view as to any other aspect or implication of the Transaction or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise. Additionally, we have not been authorized or requested to, and did not, solicit alternative offers for the Company or its assets. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so.

For purposes of rendering our opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction.

It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company in its consideration of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Transaction, or to take any other action in connection with the Transaction or otherwise. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to other business strategies or transactions that might be available to the Company.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration to be received in the Transaction by the holders of the Common Stock of the Company is fair, from a financial point of view, to such stockholders.

Very truly yours,

/s/ Cowen and Company, LLC

Cowen and Company, LLC

ANNEX D—SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§262: Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § § 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY

☐

Ú DETACH PROXY CARD HERE Ú

Please Sign, Date and Return the Proxy Promptly Using the Enclosed Envelope.	☒
Votes MUST be indicated (x) in Black or Blue Ink.

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

1.	Proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 31, 2007 by and among Sumitomo Chemical Co., Ltd., Rosy Future, Inc., a direct wholly owned subsidiary of Sumitomo and Cambridge Display Technology Inc, and to approve the merger.	☐	☐	☐	2.	In their discretion the proxies are authorized to vote upon such other business as may properly come before the special meeting or any adjournment or postponement thereof.	☐	☐	☐

						Mark box at right if you plan to attend the Special Meeting.			☐

						Mark box at right if and address change or comment has been noted on the reverse side of this card.			☐
SCAN LINE

Note: This proxy should be marked, dated and signed by the stockholder exactly as his, her or its name appears hereon. Persons signing in a fiduciary capacity should so indicate and if shares are held by joint tenants or as community property both should sign.

					Date	Share Owner sign here	Co-Owner sign here

DETACH HERE

PROXY

CAMBRIDGE DISPLAY TECHNOLOGY, INC.

P R O X Y	Proxy Solicited on Behalf of the Board of Directors of the Company for Special Meeting, September 19, 2007

The undersigned hereby constitutes and appoints Dr. David Fyfe and Hilary Charles, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of CAMBRIDGE DISPLAY TECHNOLOGY, INC. to be held on September 19, 2007 at 9:00 a.m. local time, at 475 Park Avenue South, 5th Floor, New York, New York and at any adjournments thereof and to vote with respect to the proposals set forth below and in the discretion of such proxies on all matters that may be properly presented for action on all shares of stock of CAMBRIDGE DISPLAY TECHNOLOGY, INC. the undersigned is entitled to vote at the Special Meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE. Shares represented by this proxy will be voted as directed by the stockholder. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND FOR THE MERGER. The proxies cannot vote your shares unless you sign and return this card.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?